     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 1999


                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

AMERICAN AXLE & MANUFACTURING                        AMERICAN AXLE &
        HOLDINGS, INC.                              MANUFACTURING, INC.
  (EXACT NAME OF REGISTRANT                           (EXACT NAME OF
GUARANTOR AS SPECIFIED IN ITS                      REGISTRANT ISSUER AS
           CHARTER)                              SPECIFIED IN ITS CHARTER)
           DELAWARE                                       DELAWARE
 (STATE OR OTHER JURISDICTION                   (STATE OR OTHER JURISDICTION
              OF                                              OF
INCORPORATION OR ORGANIZATION)                 INCORPORATION OR ORGANIZATION)
             3714                                           3714
 (PRIMARY STANDARD INDUSTRIAL                   (PRIMARY STANDARD INDUSTRIAL
 CLASSIFICATION CODE NUMBER)                    CLASSIFICATION CODE NUMBER)
          38-3161171                                      38-3138388
       (I.R.S. EMPLOYER                                (I.R.S. EMPLOYER
    IDENTIFICATION NUMBER)                          IDENTIFICATION NUMBER)

                            ------------------------
                              1840 HOLBROOK AVENUE
                            DETROIT, MICHIGAN 48212
                                 (313) 974-2000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                              PATRICK S. LANCASTER
                              1840 HOLBROOK AVENUE
                            DETROIT, MICHIGAN 48212
                                 (313) 974-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                WITH A COPY TO:

                           EDWARD P. TOLLEY III, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 455-2000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration number of the earlier effective Registration Statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to
Rule 462(d) under the Securities Act, check the following box and list the Securities Registration Statement number of the earlier effective Registration Statement for the same offering. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                              PROPOSED             PROPOSED
                                                                               MAXIMUM             MAXIMUM
                TITLE OF EACH CLASS OF                      AMOUNT TO      OFFERING PRICE         AGGREGATE            AMOUNT OF
              SECURITIES TO BE REGISTERED                 BE REGISTERED       PER NOTE        OFFERING PRICE(1)    REGISTRATION FEE
9 3/4% Senior Subordinated Notes due 2009..............   $300,000,000          100%             $300,000,000         $83,400.00
Guarantee of 9 3/4% Senior Subordinated Notes due 2009
by American Axle & Manufacturing Holdings, Inc.........   $300,000,000          100%             300,000,000              (2)

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee for the Guarantee is payable.
                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, dated April 20, 1999

                                                                          [LOGO]
Prospectus
$300,000,000

AMERICAN AXLE & MANUFACTURING, INC.

OFFER TO EXCHANGE ALL OUTSTANDING 9 3/4% SENIOR SUBORDINATED NOTES DUE
2009 FOR 9 3/4% SENIOR SUBORDINATED NOTES DUE 2009, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

UNCONDITIONALLY GUARANTEED ON A SENIOR SUBORDINATED BASIS BY
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

THE EXCHANGE OFFER

o We will exchange all outstanding Notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange Notes that are freely tradeable.

o You may withdraw tenders of outstanding Notes at any time prior to the expiration of the exchange offer.

o   The exchange offer expires at 5:00 p.m., New York City time, on
                 , 1999, unless extended. We do not currently intend to extend the expiration date.

o The exchange of outstanding Notes for exchange Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

o   We will not receive any proceeds from the exchange offer.

THE EXCHANGE NOTES

o The exchange Notes are being offered in order to satisfy certain of our obligations under the exchange and registration rights agreement entered into in connection with the placement of the outstanding Notes.

o The terms of the exchange Notes to be issued in the exchange offer are substantially identical to the outstanding Notes, except that the exchange Notes will be freely tradeable.

RESALES OF EXCHANGE NOTES

o The exchange Notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.

  ---------------------------------------------------------------------------

    If you are a broker-dealer and you receive exchange Notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange Notes. By making such acknowledgment, you will not be deemed to admit that you are an "underwriter" under the Securities Act of 1933 (the "Securities Act").

    Broker-dealers may use this prospectus in connection with any resale of exchange Notes received in exchange for outstanding Notes where such outstanding Notes were acquired by the broker-dealer as a result of market-making activities or trading activities.

    We will make this prospectus available to any broker-dealer for use in any such resale for a period of up to 90 days after the date of this prospectus.

    A broker-dealer may not participate in the exchange offer with respect to outstanding Notes acquired other than as a result of market-making activities or trading activities.

    If you are an affiliate of American Axle & Manufacturing, Inc. or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange Notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission and you must comply with the registration requirements of the Securities Act of 1933 in connection with any resale transaction.

  ---------------------------------------------------------------------------

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 13 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

  ---------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
  ---------------------------------------------------------------------------

                 The date of this prospectus is         , 1999.

                               TABLE OF CONTENTS

                                                 PAGE
                                                 ----
Summary.......................................      1
Risk Factors..................................     13
The Recapitalization..........................     22
Use of Proceeds...............................     23
Capitalization................................     24
Selected Consolidated Financial
  and Other Data..............................     25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................     27
Business......................................     34
Management....................................     45
Principal Stockholders........................     55
Related Party Transactions....................     55

                                                 PAGE
                                                 ----
Description of Certain Indebtedness...........     58
The Exchange Offer............................     62
Description of Notes..........................     71
Registration Rights Agreement.................    112
Book-Entry; Delivery and Form.................    114
Certain United States Federal Income Tax
  Consequences of the Exchange Offer..........    118
Other Tax Considerations......................    118
Plan of Distribution..........................    120
Legal Matters.................................    121
Experts.......................................    121
Available Information.........................    121
Index to Consolidated Financial Statements....    F-1

                 ----------------------------------------------

                           FORWARD-LOOKING STATEMENTS
     This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this prospectus, including the statements under the headings "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," and located elsewhere herein regarding our financial position, plans to increase revenues, reduce expenses and any statements regarding other future events or our future prospects, are forward-looking statements. When used in this prospectus, the words "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements speak only as of the date hereof. Neither we nor the initial purchasers undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct or that savings or other benefits anticipated in the forward-looking statements will be achieved. Important factors, some of which may be beyond our control, that could cause actual results to differ materially from management's expectations ("cautionary statements") are disclosed in this prospectus, including in conjunction with the forward-looking statements included in this prospectus and under "Risk Factors." Prospective purchasers are cautioned not to place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements. See "Risk Factors." These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

     o Our high degree of leverage and significant debt service obligations

     o Our dependence on domestic automotive production and the cyclical nature of the automotive industry

     o Our reliance on revenues derived from sales to GM

     o The successful transition from a single component supply agreement to a series of supply agreements with GM, including the related transition of purchasing activities from GM to us

     o Risks related to labor relations, labor expenses and work stoppages affecting GM or us

     o The highly competitive nature of the automotive component manufacturing and supply industry

     o Our reliance on single source suppliers for component parts

     o Our ability to retain existing and obtain new customers

     o Risks related to environmental costs, liabilities or claims

     o The potential effect of Year 2000 computer issues

                                    SUMMARY

     This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this prospectus. Statements concerning the automotive industry contained in this prospectus are based on information compiled by us or derived from public sources which we believe to be reliable, including J.D. Power & Associates, Inc. ("J.D. Power") and Autofacts Automotive Outlook. As used in this prospectus, unless the context otherwise requires, references to "we", "us" or "American Axle" shall mean collectively
(i) American Axle & Manufacturing, Inc. ("AAM Inc." or the "Issuer"), a Delaware corporation, and its predecessor and direct and indirect subsidiaries and
(ii) American Axle & Manufacturing Holdings, Inc. and its predecessor ("Holdings" or the "Guarantor"), a Delaware corporation and the direct parent corporation of the Issuer. Holdings has no material operations or assets other than its ownership of 100% of the issued and outstanding common stock of the Issuer.

                                  THE COMPANY

     We are a Tier I supplier to the automotive industry and a world leader in the design, engineering and manufacturing of driveline systems for light trucks and sport-utility vehicles ("SUVs"). The driveline system includes all of the components that transfer power from the transmission and deliver it to the drive wheels. Driveline products produced by us include axles, propeller shafts, chassis components and forged products. We are the leading independent supplier, with an estimated 33% market share (by 1997 sales), of driveline components for light trucks and SUVs manufactured in North America and sold in the United States. The light truck and SUV segment is the fastest growing segment of the light vehicle market. We also manufacture axles, propeller shafts and other products for rear-wheel drive ("RWD") passenger cars. Additionally, we have the second largest (by sales) automotive forging operation in North America.

     We are General Motors Corporation's ("GM") principal supplier of driveline components for light trucks, SUVs and RWD passenger cars manufactured in North America, supplying substantially all of GM's rear axle and front four-wheel drive ("4WD") axle requirements and over 75% of its propeller shaft requirements for these vehicle platforms in 1997. Approximately 93% of our 1998 net sales of $2.04 billion were to various divisions and subsidiaries of GM. Our second largest customer is the Ford Motor Company ("Ford"), for which we produce axle shafts and double cardan joints for light trucks and SUVs manufactured by Ford in North America. Net sales and Adjusted Net Sales (as defined) were
$2.04 billion and $2.28 billion, respectively, and EBITDA and Adjusted EBITDA (each as defined) were $119.2 million and $241.9 million, respectively, for the year ended December 31, 1998.

     We, through our October 1998 acquisition of Albion Automotive (Holdings) Limited ("Albion"), supply front steerable and rear axles, driving heads, crankshafts, chassis components and transmission parts used primarily in medium-duty trucks and buses for customers located in the United Kingdom and elsewhere in Europe. Albion's sales for the year ended December 31, 1998 were approximately $130 million. Albion's results after the October 1998 acquisition date have been included in our consolidated financial results for the year ended December 31, 1998.

COMPANY BACKGROUND

     We are the successor to the former Final Drive and Forge Business Unit of the Saginaw Division of GM (the "Business Unit" or "Predecessor") and have produced driveline components and forged products for over 75 years. We were formed in March 1994 when a private investor group led by Richard E. Dauch purchased the Business Unit from GM (the "1994 Acquisition"). In connection with the 1994 Acquisition, we entered into a Component Supply Agreement (the "CSA") with GM under which we became the sole-source supplier to GM of all the products and components previously supplied to GM by the Business Unit. In September 1997, we signed an additional binding agreement with GM, the Amended and Restated Memorandum of Understanding (the "MOU"), which became operative after our recapitalization described below. Under the MOU, we have agreed with GM to transition the CSA into a number of separate Lifetime Program Contracts ("LPCs"), substantially all of which have been entered into and under which we will supply products and components for the life of each GM vehicle program covered by an LPC. These LPCs will ultimately replace the CSA. See "Business--Contractual Arrangements with GM."

     Our management team, which was formed in connection with the 1994 Acquisition, is led by Mr. Dauch as Chairman of the Board, Chief Executive Officer and President and was carefully selected on the basis of its management expertise in the automotive industry. Mr. Dauch has over 34 years of experience in the industry and was an Executive Vice President for Chrysler Corporation ("Chrysler") from 1980 to 1991, and was instrumental in Chrysler's manufacturing and financial turnaround. As an executive of GM, he also managed the Business Unit's largest manufacturing plant (Detroit Gear & Axle) from 1974 to 1976. Our senior management team is comprised of 13 executives with an average of 25 years experience in the automotive industry, including both automotive original equipment manufacturer ("OEM") and supplier operations.

POST-ACQUISITION IMPROVEMENTS

     Since the 1994 Acquisition, we have dramatically improved product quality and manufacturing efficiency through a combination of management leadership, significant investments in new equipment and technology, workforce training, and process improvements resulting in increased capacity utilization. From
March 1994 through December 1998, we have invested approximately $825 million in capital expenditures and 1.4 million labor hours for training and education of our associates and have received and maintained ISO/QS 9000 certification for each of our facilities. As a result:

     o the average number of axles produced per production day increased from approximately 10,000 in March 1994 to approximately 14,000 in December 1998;

     o discrepant parts shipped to GM (as measured by GM) decreased from approximately 13,400 parts per million ("PPM") during the six months ended December 31, 1994 to approximately 118 PPM during the six months ended December 31, 1998; and

     o parts returned by GM decreased from 5,136 PPM during the ten months ended December 31, 1994 to 223 PPM during the twelve months ended December 31, 1998.

     In February 1996, we were chosen as the design, development and production supplier for the GMT-800 Program, which represents the new generation of GM's full-size pickup trucks and SUVs, including the GMC and Chevrolet full-size pickup trucks and the Suburban, Tahoe and Yukon SUVs. GM began to phase in production of GMT-800 vehicles in June 1998. Additionally, in June 1997, we were chosen as the supplier for the next generation of GM's mid-size SUVs, including the Blazer, Bravada and Jimmy (the "M-SUV Program"). These new programs replace existing programs supplied by us that accounted for approximately 65% of our 1997 net sales, thereby extending our contract privileges for the life of these new programs (which typically run six to twelve years). These new programs also are expected to generate greater revenues for us through higher "Sales-Dollar Content" per vehicle (our revenue per vehicle containing our products) as a result of engineering enhancements and product improvements. This increase in Sales-Dollar Content per vehicle is already being realized with the GMT-800 Program, for which we have designed and engineered significant improvements in the quality and reliability of its driveline products that have improved the ride and handling of these light trucks and SUVs.

     In August 1998, we were awarded the mid-size pick-up truck replacement program (the "MST Program") for the GMT-325 Program, for which we will supply front and rear axles for future generation mid-sized pick-up trucks to be manufactured by GM in North America and Brazil. These axles are new product offerings for us.

THE RECAPITALIZATION

     Blackstone Capital Partners II Merchant Banking Fund L.P. and certain of its affiliates (collectively, "Blackstone") acquired a controlling interest in Holdings in a leveraged recapitalization transaction consummated in October 1997. See "The Recapitalization."

INDUSTRY

     The automotive industry has been and continues to be significantly influenced by several industry trends which we believe will enhance our strategic position and growth prospects. First, consumer demand for light trucks and SUVs continues to grow both in the United States and worldwide. In fact, in November 1998, sales of light trucks and SUVs exceeded 50% of all light vehicle sales in the United States for the first time ever. We benefit directly from this trend due to our leading United States market share position as an independent supplier of driveline components for the light truck and SUV segment. Second, sales penetration of 4WD vehicles in the

United States light vehicle market has increased from 7% in 1990 to over 15% in 1997 and, according to J.D. Power, is expected to continue to rise. We benefit from this trend since our Sales-Dollar Content per vehicle is approximately 80% higher on a 4WD vehicle than on a comparable two-wheel drive vehicle. Third, automotive OEMs continue to outsource component manufacturing as a result of competitive pressures to improve quality and reduce capital expenditures, production costs and inventory levels. A significant portion of driveline components are currently manufactured by OEMs, representing a substantial outsourcing opportunity for us. Fourth, in connection with this outsourcing trend, OEMs are placing greater reliance on large Tier I full-service suppliers that are capable of supplying integrated systems. It is anticipated that as this trend continues, the number of suppliers will substantially decrease. As the 16th largest (by sales) North American automotive OEM parts supplier (according to the March 30, 1998 Automotive News), we believe we are well positioned to compete successfully as a systems integrator in the consolidating supplier market. Fifth, OEMs are expanding manufacturing operations into global markets, thereby providing Tier I suppliers the opportunity to follow OEMs into those markets. We have participated in this trend by being awarded contracts to supply components to GM's operations in South America, Indonesia and Mexico.

BUSINESS STRATEGY

     We plan to leverage our competitive advantages and actively pursue the following strategies to increase revenue and profitability:

     Improve Product Quality and Manufacturing Efficiency. Since the 1994 Acquisition, we have dramatically improved product quality and efficiency. We are committed to continue reducing operating costs by developing new manufacturing processes and by investing in new equipment, technologies and improvements in product designs. We believe that the significant modernization of our manufacturing equipment and facilities which has been completed over the last four years, as well as initiatives to be undertaken in connection with the GMT-800, the M-SUV and the MST Programs, will generate enhanced productivity and operating efficiency. From March 1994 through December 1998, we have invested approximately $825 million in the modernization of our equipment and facilities.

     Diversify, Strengthen and Globalize OEM Customer Base. We currently provide axle shafts and double cardan joints to Ford and have begun to pursue strategic initiatives to further diversify our customer base by providing products for vehicles manufactured by Isuzu, Nissan, CAMI (a joint venture between GM and Suzuki), and DaimlerChrysler. Through our diversification efforts (including our acquisition of Albion), we have increased our sales to customers other than GM to approximately $134 million in 1998. We will continue to seek new business from existing customers, as well as develop relationships with new customers worldwide. We sell our products primarily in North America and Europe. In 1997 and 1998, we established sales offices in Tokyo, Japan and Ulm, Germany, respectively, in order to access new markets for our products. Additionally, we are establishing a sales office and constructing a manufacturing facility in Guanajuato, Mexico, which is currently scheduled to begin production in the fall of 2000.

     Expand Systems Integrator Capability. OEMs continue to consolidate their supplier base and shift the design, engineering and manufacturing functions of complete systems to their remaining Tier I suppliers. We currently supply axles, propeller shafts, chassis components and forged products for light trucks and SUVs. Through our recently acquired Albion subsidiary, we also supply front steerable and rear axles, driving heads, crankshafts, chassis components and transmission parts used primarily in medium-duty trucks and buses. We intend to provide additional driveline components through a combination of developing new technologies and other capabilities, managing Tier II and Tier III suppliers and acquiring other suppliers in order to offer our customers more fully-integrated driveline systems.

     Develop New Products. We intend to diversify our product portfolio by designing and developing new products and systems. As part of our commitment to product development, we opened our Technical Center in 1995 which provides resources to our engineers to improve the design of our existing products and to design new products. We invested $29.5 million and $27.8 million in research and development in 1998 and 1997, respectively. To date, these initiatives have resulted in several new products such as the new 11.5" axle (initially being used in the GMT-800 Program), multi-link rear axles, an integral oil pan front axle, precision steering system joints (which utilize lash free/low lash idlers and radiax pivot sockets) and improved propeller shaft "U-Joints." We are also in the process of developing other new products such as independent rear drive system modules, traction-enhancing advanced differentials, banjo-style axles, aluminum rear axle carriers, axle cooler covers, spherical differential cases and near net/net shaped forgings.

     Pursue Selected Acquisition Opportunities. We are pursuing an acquisition strategy which is intended to advance the implementation of our strategic initiatives. This acquisition strategy will enhance our efforts to diversify our customer base, expand our product offerings, selectively globalize our operations and/or leverage our design, engineering and validation expertise. We have established strict criteria in our assessment of potential acquisition candidates focused primarily on strong operating potential, complementary product platforms and strong existing management teams. The acquisition candidates we are evaluating include:

     o suppliers of driveline components which complement our current product offerings;

     o companies in the highly fragmented forging industry, which will allow us to capitalize upon the trend toward OEM supplier consolidation; and

     o other automotive parts suppliers.

     We recently completed the acquisitions of Colfor Manufacturing, Inc. ("Colfor") and MSP Industries Corporation ("MSP") as described below, and are currently in various stages of discussions or negotiations with acquisition candidates of the types described above. It is possible that an agreement with respect to an acquisition could be reached in the near future. We do not expect that any such acquisition, if consummated, would have a material impact on our financial condition. As of the date of this prospectus, no definitive agreement with any such acquisition candidate has been entered into and there can be no assurance that any such acquisition will be successfully negotiated, financed or consummated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness--Senior Secured Credit Facilities."

     Our October 1998 acquisition of Albion illustrates how the implementation of our strategic initiatives can be advanced through an acquisition, as it provides us with diversified product lines, a broader customer base and expanded geographic presence. Albion manufactures front steerable and rear axles, driving heads, crankshafts, chassis components and transmission parts used primarily in medium-duty trucks and buses for customers located in the United Kingdom and elsewhere in Europe. This acquisition adds product offerings for vehicle classes in gross vehicle weight ("GVW") 4-8, expanding our product portfolio to include vehicle classes GVW 1-8. This acquisition also broadens our customer base by adding Caterpillar (Perkins), LDV, PACCAR (Leyland and DAF), Renault, Rolls-Royce, Rover and Volvo. Finally, Albion expands our geographic presence by adding manufacturing capabilities in Europe which will complement our existing sales office in Ulm, Germany.

RECENT DEVELOPMENTS

     On February 3, 1999, we consummated our IPO. The net proceeds to us from the IPO totaled approximately $108 million, and were used to reduce outstanding borrowings (but not the related commitments) under the Revolving Credit Facility.

     On April 1, 1999, we announced the closing of our purchase of two forging companies, Colfor and MSP, for an aggregate cash purchase price of approximately $223 million. Colfor specializes in precision cold, warm and hot forgings and operates three manufacturing facilities in Ohio. Giving effect as of January 1, 1998 to Colfor's October 1998 acquisition of Valley Forge, Inc., Colfor's pro forma 1998 sales would have been approximately $126 million. MSP manufactures precision forged powertrain, driveline, chasis and other components for the automotive industry using cold and warm forging processes at three manufacturing facilities in Michigan. MSP's 1998 sales were $56 million.

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

     On March 5, 1999, the Issuer completed the private offering of the outstanding Notes. References to the "Notes" in this prospectus are references to both the outstanding Notes and the exchange Notes.

     The Issuer and the Guarantor entered into an exchange and registration rights agreement with the initial purchasers in the private offering in which the Issuer and the Guarantor agreed to deliver to you this prospectus as part of the exchange offer and the Issuer agreed to complete the exchange offer within 210 days after the date of original issuance of the outstanding Notes. You are entitled to exchange in the exchange offer your outstanding Notes for exchange Notes which are identical in all material respects to the outstanding Notes except:

     o the exchange Notes have been registered under the Securities Act,

     o the exchange Notes are not entitled to certain registration rights which are applicable to the outstanding Notes under the exchange and registration rights agreement, and

     o certain contingent interest rate provisions are no longer applicable.

The Exchange Offer........................  The Issuer is offering to exchange up to $300 million aggregate principal amount of outstanding Notes for up to $300 million aggregate principal amount of exchange Notes. Outstanding Notes may be exchanged only in integral multiples of $1,000.

Resale....................................  Based on an interpretation by the staff of the Securities and
                                            Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, we believe that the exchange Notes issued pursuant to the exchange offer in exchange for outstanding Notes may be offered for resale, resold and otherwise transferred by you
                                            (unless you are an "affiliate" of American Axle & Manufacturing, Inc.
                                            within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange
                                            Notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange Notes.

                                            Each participating broker-dealer that receives exchange Notes for its own account pursuant to the exchange offer in exchange for outstanding Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange Notes. See
                                            "Plan of Distribution."

                                            Any holder of outstanding Notes who:

                                              o is an affiliate of American Axle & Manufacturing, Inc.;

                                              o does not acquire exchange Notes in the ordinary course of its business; or

                                              o tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange
                                                Notes;

                                            cannot rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co.
                                            Incorporated or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange Notes.

Expiration Date; Withdrawal of
  Tender..................................  The exchange offer will expire at 5:00 p.m., New York city time, on
                                                         , 1999, or such later date and time to which the Issuer
                                            extends it (the "expiration date"). The Issuer does not currently intend to extend the expiration date. A tender of outstanding Notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. The expiration date for the exchange offer will
                                            not in any event be extended to a date later than              ,
                                            1999. Any outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Certain Conditions to the Exchange
  Offer...................................  The exchange offer is subject to customary conditions, which the
                                            Issuer may waive. Please read the section captioned "The Exchange
                                            Offer--Certain Conditions to the Exchange Offer" of this prospectus for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding
  Notes...................................  If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with your outstanding Notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding Notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the
                                            Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

                                            o you acquired your outstanding Notes in the ordinary course of your business;

                                            o you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange Notes;

                                            o if you are a broker-dealer that will receive exchange Notes for your own account in exchange for outstanding Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange Notes; and

                                            o you are not an "affiliate," as defined in Rule 405 of the
                                              Securities Act, of American Axle & Manufacturing, Inc. or, if you
                                              are an affiliate, that you will comply with any applicable registration and prospectus delivery requirements of the Securities
                                              Act.

Special Procedures for Beneficial
  Owners..................................  If you are a beneficial owner of outstanding Notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding
                                            Notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding Notes, either make appropriate arrangements to register ownership of the outstanding Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures............  If you wish to tender your outstanding Notes and your outstanding
                                            Notes are not immediately available or you cannot deliver your outstanding Notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program, prior to the expiration date, you must tender your outstanding Notes according to the guaranteed delivery procedures set forth in this prospectus under
                                            "The Exchange Offer--Guaranteed Delivery Procedures."

Effect on Holders of Outstanding
  Notes...................................  As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding Notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding Notes under the circumstances described in the registration rights agreement. If you are a holder of outstanding Notes and you do not tender your outstanding Notes in the exchange offer, you will continue to hold such outstanding Notes and you will be entitled to all the rights and limitations applicable to the outstanding Notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

                                            To the extent that outstanding Notes are tendered and accepted in the exchange offer, the trading market for outstanding Notes could be adversely affected.

Consequences of Failure to Exchange.......  All untendered outstanding Notes will continue to be subject to the restrictions on transfer provided for in the outstanding Notes and in the indenture. In general, the outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the
                                            Securities Act and applicable state securities laws. Other than in connection with the exchange offer, the Issuer does not currently anticipate that it will register the outstanding Notes under the
                                            Securities Act.

Certain U.S. Federal Income Tax
  Considerations..........................  The exchange of outstanding Notes for exchange Notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See "Certain United States Federal Income Tax
                                            Consequences of the Exchange Offer."

Use of Proceeds...........................  We will not receive any cash proceeds from the issuance of exchange
                                            Notes pursuant to the exchange offer.

Exchange Agent............................  IBJ Whitehall Bank & Trust Company is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "Exchange Offer--
                                            Exchange Agent" of this prospectus.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuer....................................  American Axle & Manufacturing, Inc.

Securities Offered........................  $300,000,000 aggregate principal amount of 9 3/4% Senior Subordinated
                                            Notes due 2009.

Maturity..................................  March 1, 2009.

Interest..................................  Annual rate 9 3/4%.
                                            Payment frequency: every six months on March 1 and September 1.
                                            First payment: September 1, 1999.

Sinking Fund..............................  None.

Optional Redemption.......................  Except as described below, the Issuer may not redeem the Notes prior to March 1, 2004. After such date, the Issuer may redeem the Notes, in whole or in part, at any time at the redemption prices set forth herein, together with accrued and unpaid interest and liquidated damages, if any, to the date of redmeption. In addition, at any time and from time to time on or prior to March 1, 2002, the Issuer may, subject to certain requirements, redeem up to 35% of the original aggregate principal amount of the Notes with the net cash proceeds received from one or more equity offerings:

                                              o by the Issuer; or

                                              o by Holdings to the extent the net cash proceeds thereof are contributed to the Issuer or are used to purchase certain capital stock of the Issuer, at a redemption price equal to 109.75% of the principal amount of the Notes to be redeemed, together with accrued and unpaid interest and liquidated damages, if any, to the date of redemption, provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after each such redemption, and provided further that such redemption shall occur within 90 days after the date on which such equity offering is consummated. See "Description of Notes--Optional
                                                Redemption."

Change of Control.........................  Upon the occurrence of a change of control you will have the right to require the Issuer to repurchase your Notes at a price equal to 101%
                                            of the principal amount together with accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. See
                                            "Description of Notes--Change of Control."

Guarantees................................  The outstanding Notes are, and the exchange Notes when issued will be, guaranteed by Holdings. The Notes and the guarantee are unsecured senior subordinated debts. None of the Issuer's subsidiaries have guaranteed the outstanding Notes. In the future, each of the Issuer's direct and indirect restricted subsidiaries organized under the laws of the United States or any state thereof that incurs or guarantees certain indebtedness will guarantee the Notes on a senior
                                            subordinated basis. See "Description of Notes--Guarantees."

Ranking...................................  The Notes are unsecured and rank behind all of the Issuer's current and future senior indebtedness, including all borrowings of the
                                            Issuer under its credit facilities. The Notes will rank equally in right of payment with all senior subordinated debts of the Issuer and will rank senior in right of payment to all subordinated debts of the
                                            Issuer. The Indenture governing the Notes will permit the Issuer and its subsidiaries to incur additional indebtedness including senior indebtedness, subject to certain limitations. See "Description of
                                            Notes--Ranking."

                                            Assuming the Issuer had completed its IPO and the private placement of the outstanding Notes on December 31, 1998 and applied the proceeds as intended (but without giving effect to any borrowings to finance the acquisition of Colfor or MSP):

                                              o the Issuer would have had $407.4 million aggregate principal amount of senior indebtedness outstanding (excluding unused commitments)
                                                all of which would have been secured indebtedness;

                                              o the Issuer would have had no debt that ranked equally with the
                                                Notes outstanding other than the Notes and no indebtedness that is junior in right of payment to the Notes; and

                                              o the Issuer's subsidiaries would have had total liabilities
                                                (excluding intercompany liabilities) of $56.5 million. None of the
                                                Issuer's subsidiaries have guaranteed the Notes as of the date hereof.

                                            See "--Recent Developments," "Description of Notes--Ranking" and
                                            "Description of Certain Indebtedness--Senior Secured Credit
                                            Facilities."

Certain Covenants.........................  The Issuer issued the outstanding Notes and will issue the exchange
                                            Notes under an Indenture with IBJ Whitehall Bank & Trust Company, the trustee. The Indenture, among other things, restricts our ability and the ability of our subsidiaries to:

                                              o borrow money;

                                              o issue disqualified stock and preferred stock;

                                              o pay dividends on and redeem capital stock;

                                              o redeem debt that is junior to the Notes;

                                              o make certain other restricted payments and investments;

                                              o sell certain assets;

                                              o enter into certain transactions with affiliates;

                                              o create certain liens; and

                                              o enter into certain consolidations, mergers and transfers of all or substantially all of the Issuer's assets.

                                            In addition, the Indenture also prohibits certain restrictions on distributions from the Restricted Subsidiaries.

                                            However, all of these limitations are subject to a number of important qualifications and exceptions.

                                            For more details, see "Description of Notes--Certain Covenants."

Absence of a Public Market for the
  Notes...................................  The exchange Notes will generally be freely transferable but will be new securities for which there will not initially be a market.
                                            Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange Notes. The initial purchasers in the private placement of the outstanding Notes have advised us that they currently intend to make a market in the exchange Notes. However, they are not obligated to do so, and any market making with respect to the exchange Notes may be discontinued
                                            at any time without notice.

                                  RISK FACTORS

     Prospective participants in the exchange offer should carefully consider the risk factors set forth under the caption "Risk Factors" and the other information included in this prospectus prior to tendering their outstanding Notes. See "Risk Factors."

                            ------------------------

     The Issuer and Holdings are Delaware corporations. Our principal offices are located at 1840 Holbrook Avenue, Detroit, Michigan 48212, and our telephone number is (313) 974-2000.

          SUMMARY HISTORICAL AND ADJUSTED CONSOLIDATED FINANCIAL DATA

     The following summary historical consolidated financial data at and for the years ended December 31, 1995, 1996 and 1997 and the two months and ten months ended February 28, 1994 and December 31, 1994, respectively, were derived from audited consolidated financial statements of Holdings and its subsidiaries, which have been audited by Ernst & Young LLP, independent auditors. The summary historical consolidated financial data at and for the year ended December 31, 1998 were derived from audited consolidated financial statements of Holdings and its subsidiaries, which have been audited by Deloitte & Touche LLP, independent auditors. Holdings is a guarantor of the Notes and the Credit Facilities and has no material operations or assets other than the capital stock of the Issuer. As a result, the consolidated financial position, results of operations and cash flows of Holdings are substantially the same as those of the Issuer. The column below titled "As Adjusted Year Ended December 31, 1998" gives effect to certain adjustments to the financial information to reflect the impact of (i) the IPO and the application of the net proceeds therefrom and the offering of the outstanding Notes and the application of the net proceeds therefrom and (ii) except in the case of interest expense, the EBITDA to pro forma interest expense ratio and Balance Sheet Data, certain events that affected the Company's results during the year ended December 31, 1998 that are based in part on estimates made by the Company, but does not give effect to the acquisition of Colfor or MSP or the financing thereof as described in "--The Company--Recent Developments." The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of the Company and the related notes, and the other financial information included elsewhere in this prospectus.

                                                               HISTORICAL                                      AS ADJUSTED
                              -----------------------------------------------------------------------------  -----------------
                              PREDECESSOR
                              TWO MONTHS       TEN MONTHS                      YEAR ENDED
                                 ENDED           ENDED                        DECEMBER 31,
                              FEBRUARY 28,    DECEMBER 31,   ----------------------------------------------    YEAR ENDED
                                1994(A)         1994(B)         1995        1996        1997        1998     DECEMBER 31, 1998
                              --------------  -------------  ----------  ----------  ----------  ----------  -----------------
                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
  Net sales..................    $294,466      $ 1,548,655   $1,968,076  $2,022,272  $2,147,451  $2,040,578
  Gross profit (loss)........     (17,386)         141,997      179,488     176,550     220,087     156,381
  Operating income (loss)....     (21,921)          73,880      108,885      93,478     116,133      50,190
  Interest expense...........                        1,371        1,566         340       8,956      44,784     $    67,195(c)

OTHER DATA:
  Net cash provided by
    operating activities.....         N/A      $   196,990   $  196,886  $   65,687  $  200,830  $   81,353
  EBITDA(d)..................         N/A           96,038      144,779     134,740     152,838     119,194
  Adjusted EBITDA............                                                                                   $   241,889(e)
  Depreciation and
    amortization.............    $  4,682           16,846       25,242      36,076      50,177      71,730
  Capital expenditures ......       9,600           25,168      147,077     162,317     282,625     209,993

SELECTED RATIOS:
  Ratio of earnings to fixed
    charges(f)...............         N/A              N/A          5.2         3.4         3.4         1.0
  EBITDA to pro forma interest expense.....................................................................             1.8x
  Adjusted EBITDA to pro forma interest expense............................................................             3.6x
  Pro forma total debt to Adjusted EBITDA(g)...............................................................             2.9x

BALANCE SHEET DATA:
  Cash and equivalents.......    $ 20,000      $   120,822   $  170,339  $  126,034  $   17,285  $    4,547     $   115,867(h)
  Total assets...............     316,466          534,108      736,997     771,222   1,017,653   1,226,232       1,345,892(h)
  Total debt(f)..............      82,192           11,192        1,000       2,368     507,043     693,368         705,028(i)
  Stockholders' equity.......      20,500           88,101      168,572     250,168      37,231      40,468         148,468(j)

                                                        (Footnotes on next page)

      NOTES TO SUMMARY HISTORICAL AND ADJUSTED CONSOLIDATED FINANCIAL DATA

(a) The accompanying statement of income data of the Predecessor for the two months ended February 28, 1994 reflect its historical cost basis prior to the 1994 Acquisition. Accordingly, the statement of income data for the periods subsequent to the 1994 Acquisition are not comparable to the periods prior to the 1994 Acquisition. The accompanying balance sheet data is as of March 1, 1994 and include the accounts of the Company after adjustment of the corresponding assets and liabilities to their estimated fair value to reflect the allocation of the purchase price in connection with the 1994 Acquisition.

(b) Results are for the ten-month period beginning on the closing date of the 1994 Acquisition and ending on December 31, 1994.

(c) Pro forma interest expense represents interest expense adjusted as if the IPO and the offering of the outstanding Notes occurred on January 1, 1998 and the Company used a portion of the aggregate net proceeds therefrom to repay all outstanding borrowings under the Revolving Credit Facility and the Receivables Facility. The following table reflects the calculation of such pro forma interest expense. See note (h) below.

                                                                                      (DOLLARS IN THOUSANDS)
Interest expense...................................................................           $ 44,784
Deduct: Interest on the Revolving Credit Facility and Receivables Facility
  (weighted average interest rate of 7.8%), net of amounts capitalized.............             (8,562)
Add: Interest on the Notes (9.75%).................................................             29,250
Add: Amortization of discount on the Notes and deferred financing costs (over 10
  years)...........................................................................              1,068
Add: Net increase in commitment fees on unused amounts under the Revolving Credit
  Facility and the Receivables Facility............................................                655
                                                                                              --------
Pro forma interest expense.........................................................           $ 67,195
                                                                                              --------
                                                                                              --------

(d) EBITDA represents income from continuing operations before interest expense, income taxes, depreciation and amortization. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined by generally accepted accounting principles. Other companies may calculate EBITDA differently.

(e) Adjusted EBITDA represents EBITDA adjusted to add back: (i) net sales (and related gross profit and operating income) estimated by the Company to have been lost as a result of the GM work stoppage which occurred during June and July of 1998 that resulted in the shutdown of nearly all of GM's North American production facilities and impacted the Company's operations in June and July 1998 and also resulted in related start-up inefficiencies in the Company's operations in August 1998, and (ii) temporary reductions of certain payments previously agreed to be made by GM to the Company as part of the commercial arrangements between them. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Company Overview."

                                   HISTORICAL                                                       AS ADJUSTED
                                -----------------    ESTIMATED IMPACT    TEMPORARY REDUCTIONS    -----------------
                                  YEAR ENDED         OF 1998 GM WORK     IN CERTAIN PAYMENTS       YEAR ENDED
                                DECEMBER 31, 1998      STOPPAGE             FROM GM              DECEMBER 31, 1998
                                -----------------    ----------------    --------------------    -----------------
                                                              (DOLLARS IN THOUSANDS)
Net sales....................      $ 2,040,578           $187,656              $ 51,503             $ 2,279,737(1)
Gross profit.................          156,381             71,192                51,503                 279,076
Operating income.............           50,190             71,192                51,503                 172,885
EBITDA.......................          119,194             71,192                51,503                 241,889(1)
  (1) Referred to in this prospectus as "Adjusted Net Sales" and "Adjusted EBITDA", respectively.

(f) For purposes of computing the ratio of earnings to fixed charges, earnings represent net income before taxes and fixed charges. Fixed charges consist of interest expense, capitalized interest, one-third of rental expense, which the Company believes to be representative of interest, and preferred stock dividends. Pro forma 1998 earnings, after giving effect (as if such events occurred on January 1, 1998) to the IPO and the offering of the outstanding notes and the application of a portion of the aggregate net proceeds therefrom to repay all outstanding borrowings under the Revolving Credit Facility and the Receivables Facility, would have been insufficient to cover fixed charges by $20.6 million. See "Capitalization."

(g) Total debt includes capital lease obligations.

(h) Pro forma cash and equivalents and pro forma total assets represent cash and equivalents and total assets, respectively, each adjusted as if the IPO and the application of the net proceeds therefrom and the offering of the outstanding Notes and the application of the estimated net proceeds therefrom occurred on December 31, 1998 (resulting in repayment of Indebtedness under the Revolving Credit Facility and the replacement of financing provided by the Receivables Facility, together totaling an assumed $286.0 million, and the addition of the remainder of such aggregate estimated net proceeds of $111.3 million to cash and equivalents), but does not give effect to the acquisition of Colfor or MSP which the Company financed with cash and borrowings under the Credit Facilities. See "Capitalization."

(i) Pro forma total debt represents total debt adjusted as if the IPO and the application of the net proceeds therefrom and the offering of the outstanding Notes and the application of the net proceeds therefrom occurred on December 31, 1998 (including repayment of Indebtedness under the Revolving Credit Facility and the replacement of financing provided by the Receivables Facility, together totaling an assumed $286.0 million), but does not give effect to the acquisition of Colfor or MSP, which the Company financed with cash and borrowings under the Credit Facilities. See "Capitalization." The Company may, in the future, incur additional indebtedness, including to meet its working capital and capital expenditure requirements and to finance acquisitions. The Company also intends to enter into certain sale/leaseback transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Business Strategy--Pursue Selected Acquisition Opportunities" and "Description of Certain Indebtedness."

(j) Pro forma stockholders' equity represents stockholders' equity adjusted as if the IPO occurred on December 31, 1998, but does not give effect to the acquisition of Colfor or MSP.

                                  RISK FACTORS

     Prior to tendering your outstanding Notes, you should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the following risks. The risks described below are not the only ones we may face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

FAILURE TO EXCHANGE--THERE MAY BE ADVERSE CONSEQUENCES IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES

     If you do not exchange your outstanding Notes for exchange Notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding Notes as set forth in the offering memorandum distributed in connection with the private placement of the outstanding Notes. In general, the outstanding Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding Notes under the Securities Act. You should refer to "Prospectus Summary--Summary of the Exchange Offer" and "The Exchange Offer" for information about how to tender your outstanding Notes.

     The tender of outstanding Notes under the exchange offer will reduce the principal amount of the outstanding Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding Notes due to a reduction in liquidity.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE--WE HAVE SUBSTANTIAL INDEBTEDNESS AND HAVE SIGNIFICANT INTEREST PAYMENT REQUIREMENTS

     We are, and will be, significantly leveraged. As of December 31, 1998, on a pro forma basis after giving effect to the IPO and the application of the net proceeds therefrom and the private placement of the outstanding Notes and the application of the net proceeds therefrom (but without giving effect to the borrowings to finance the acquisition of Colfor and MSP), we would have had outstanding $705.0 million in aggregate principal amount of indebtedness (excluding unused commitments), of which $407.4 million would have been senior indebtedness, and stockholders' equity of $148.5 million. In addition, we incurred approximately $65 million of additional borrowings under our Credit Facilities which were used, together with cash, to finance the acquisition of Colfor and MSP. We may incur additional indebtedness (including certain senior indebtedness) in the future, including to meet our working capital and capital expenditure requirements and to finance acquisitions, subject to certain limitations contained in the instruments governing our indebtedness. Accordingly, we will have significant debt service obligations. On a pro forma basis after giving effect to the IPO and the application of the net proceeds therefrom and the private placement of the outstanding Notes and the application of the net proceeds therefrom, as if each had occurred on January 1, 1998, our earnings would have been insufficient to cover our fixed charges by $20.6 million for the year ended December 31, 1998. In addition, we intend to enter into sale/leaseback transactions with respect to approximately
$200 million of our existing machinery and equipment during 1999, and such sale/leaseback transactions and any additional sale/leaseback transactions we may enter into are permitted by the terms of the Notes. We also refinanced the Receivables Facility on similar terms and in connection therewith increased its size to approximately $153 million. See "Capitalization," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Business Strategy--Pursue Selected Acquisition Opportunities," "Description of Certain Indebtedness" and "Description of Notes."

     Our high level of debt could have important consequences for you, including the following:

          o a substantial portion of cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for operations, future business opportunities and other purposes;

          o indebtedness under our Credit Facilities and under our Receivables Facility are at variable rates of interest, and therefore we will be vulnerable to increases in prevailing interest rates;

          o our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired, which may adversely affect, among other things, our ability to successfully implement our acquisition strategy;

          o we may be substantially more leveraged than certain of our competitors, which may place us at a competitive disadvantage;

          o our operations are restricted by the agreements governing our long-term indebtedness, including the Indenture with respect to the Notes, which contain certain financial and operating covenants;

          o all of the indebtedness outstanding under the Credit Facilities is secured by substantially all our assets; and

          o our substantial degree of leverage may limit our flexibility to adjust to changing market conditions, reduce our ability to withstand competitive pressures and make us more vulnerable to a downturn in general economic conditions or our business.

          o the degree to which we are leveraged could prevent us from repurchasing all of the Notes tendered to us upon a Change of Control.

See "--Limitations on Change of Control," "Description of Certain
Indebtedness--Senior Secured Credit Facilities" and "Description of Notes."

     Our ability to make scheduled payments of principal of, or to pay interest on, or to refinance our indebtedness (including the Notes) and to make scheduled payments under our operating leases or to fund planned capital expenditures or to finance acquisitions will depend on our future operating performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." If our cash flow and capital resources are insufficient to fund our debt service obligations, lease obligations, capital expenditures or acquisition financing needs, we could be required to:

          o reduce or delay planned capital expenditures;

          o obtain additional equity capital;

          o refinance all or a portion of amounts outstanding under the Credit Facilities at or prior to their maturity, which is prior to the maturity of the Notes; and/or

          o sell material assets or operations.

No assurance can be given that any such transaction would be possible or would not contain terms and conditions that could have a material adverse effect on us and our financial condition or results of operations. In addition, our ability to raise funds by selling assets is restricted by the Credit Facilities, and our ability to effect equity financings is dependent on our results of operations and market conditions. In the event that we are unable to refinance such indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to pay principal of, and interest on, the Notes could be adversely affected.

     Additionally, if we were to sustain a decline in our operating results or available cash, we could experience difficulty in complying with the covenants contained in the Credit Facilities or the Indenture or any other agreements governing future indebtedness. The failure to comply with such covenants could result in an event of default under these agreements, thereby permitting acceleration of such indebtedness as well as indebtedness under other instruments that contain cross-acceleration and cross-default provisions.

     We believe, based on current circumstances, that our cash flow, together with available borrowings under the Credit Facilities, will be sufficient to permit us to meet our operating expenses and to service our debt requirements. Significant assumptions underlie this belief, including, among other things, that we will succeed in implementing our business and growth strategies and there will be no material adverse developments in our business, liquidity or capital requirements. It is anticipated that we will increase our leverage to meet our working capital and capital expenditure requirements in the future or to finance future acquisitions. The impact of work stoppages at GM has had and may in the future have a significant adverse impact on our results of operations and liquidity and has contributed and may contribute in the future to an increase in our leverage.

SUBORDINATION--THE NOTES ARE JUNIOR TO OUR SENIOR DEBT

     The Notes will be general unsecured obligations of the Issuer that will be subordinated to all existing and future Senior Indebtedness of the Issuer. As of December 31, 1998 on a pro forma basis after giving effect to the IPO and the application of the net proceeds therefrom and the private placement of outstanding Notes and the application of the net proceeds therefrom (but without giving effect to approximately $65 million of borrowings used to finance the acquisition of Colfor and MSP):

          o the Issuer would have had $407.4 million aggregate principal amount of senior indebtedness outstanding (excluding unused commitments), all of which would have been secured indebtedness;

          o the Issuer would have had no debt that ranked equally with the Notes outstanding other than the Notes and no indebtedness that is junior in right of payment to the Notes;

          o Holdings, the only guarantor of the Notes on the Issue Date, would have had no senior indebtedness outstanding (exclusive of its guarantee of the Credit Facilities);

          o Holdings would have had no debt that ranked equally with its Guarantee outstanding (exclusive of its Guarantee) and no indebtedness that is junior in right of payment to its Guarantee and no outstanding liabilities (excluding its guarantee of the Credit Facilities and indebtedness and liabilities owed to the Issuer); and

          o the subsidiaries of the Issuer (none of which are guarantors of the Notes on the Issue Date) would have had total liabilities (excluding intercompany liabilities) of $56.5 million.

As of December 31, 1998, the Issuer's subsidiaries had total liabilities (excluding intercompany liabilities) of $119.5 million. See "Description of Notes--Ranking" and "Description of Certain Indebtedness--Senior Secured Credit Facilities." Although the Indenture contains limitations on the amount of additional indebtedness which the Issuer and its subsidiaries may incur, under certain circumstances the amount of such indebtedness could be substantial and such indebtedness may be senior indebtedness. See "Description of Notes." The Indenture provides that the Issuer and its restricted subsidiaries that become Guarantors may not incur or otherwise become liable for any indebtedness that is junior in right of payment to any senior indebtedness and senior in any respect in right of payment to the Notes.

     The Issuer may not pay principal, premium (if any), interest or other amounts on account of the Notes in the event of a payment default or certain other defaults in respect of certain designated senior indebtedness unless such indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to designated senior indebtedness, the Issuer may not be permitted to make any payment on account of the Notes for a designated period of time. See "Description of Notes." In the event of our insolvency, liquidation, reorganization, dissolution or other winding-up or upon a default in payment with respect to, or the acceleration of, any senior indebtedness, any indebtedness owed to the holders of such senior indebtedness, to any other creditors who are holders of senior indebtedness and to creditors of subsidiaries must be paid in full before the assets of the Issuer may be applied to pay obligations on the Notes. There can be no assurance that there will be sufficient assets to pay amounts due on all or any of the Notes.

ASSET ENCUMBRACES--OUR ASSETS ARE PLEDGED TO SECURE PAYMENT OF THE SENIOR CREDIT FACILITIES

     In addition to being contractually subordinated, the Notes and the Guarantees are unsecured and thus will effectively rank junior to any secured indebtedness of Holdings, the Issuer or its restricted subsidiaries, including the indebtedness outstanding under the Credit Facilities. We have granted the lenders under the Credit Facilities first priority security interests in substantially all of the tangible and intangible current and future assets of Holdings, the Issuer and its domestic subsidiaries (excluding receivables related to the Receivables Facility), including a pledge of all of the issued and outstanding shares of capital stock of the Issuer and all the capital stock of, or other equity interests in, the Issuer's existing or subsequently acquired or organized direct or indirect domestic subsidiaries and 65% of the capital stock of, or other equity interests in, each direct foreign subsidiary of the Issuer. In the event of a default on such indebtedness (whether as a result of the failure to comply with a payment or other covenant, a cross-default or otherwise), the parties granted such security interests will have a prior secured claim on the capital stock that was pledged and our assets. If such parties should attempt to foreclose on their collateral, our financial condition and the value of the Notes would be materially adversely affected. See "Description of Certain Indebtedness--Senior Secured Credit Facilities."

WE DEPEND ON THE AUTOMOTIVE INDUSTRY WHICH IS A CYCLICAL INDUSTRY

     Our operations are cyclical because they are directly related to domestic automotive production, which is itself cyclical and dependent on general economic conditions and other factors. Sales of products for light trucks and SUVs constituted approximately 90% of our revenues in 1998. There can be no assurance that positive trends in sales of these vehicles, or that the increasing penetration of 4WDs as a percentage of the light vehicle market, will continue. A decrease in consumer demand for the models that generate the most of our sales, our failure to obtain sales orders for new or redesigned models or pricing pressure from our customers or competitors could have a material adverse effect on us. Government regulations, including those relating to Corporate Average Fuel Economy regulations, could impact vehicle mix and volume which could adversely affect the demand for our existing products.

     In addition, we may be unable to pass on raw material price increases to our customers due to pricing pressure to remain competitive. There is substantial and continuing pressure from the major automotive companies to reduce the number of outside suppliers and reduce costs. Management believes that our ability to control our own costs and to develop new products will be essential to remain competitive. There can be no assurance that we will be able to improve or maintain our profitability on product sales.

WE RELY ON GM FOR BUSINESS

     Sales to GM constituted approximately 93% of our sales in 1998 and 96% of our sales in 1997 and 1996. See "Business--Contractual Arrangements with GM." In connection with the purchase of the Business Unit, GM agreed pursuant to the Component Supply Agreement (the "CSA") to continue to purchase all of the components that were supplied to GM by the Business Unit at the time of the 1994 Acquisition. In 1997, we entered into a binding Amended and Restated Memorandum of Understanding (the "MOU") with GM which provides for transitioning the CSA into a number of separate Lifetime Program Contracts ("LPCs"), substantially all of which have been entered into, applicable for the life of each GM vehicle program covered by an LPC. Such programs typically run 6 to 12 years. Although pricing has been established for products sold under the LPCs, we must remain competitive with respect to technology, design and quality. There can be no assurance that we will remain competitive with respect to technology, design and quality to GM's reasonable satisfaction. We will have to compete for future GM business upon the termination of the LPCs. In addition, pricing negotiated for future programs may be more or less favorable than currently applicable terms. If we lose any significant portion of our sales to GM, or if GM significantly reduces its production of light trucks or SUVs, it would have a material adverse effect on our results of operations and financial condition. Disputes arising under any current or future agreements between GM and ourselves could have a material adverse effect on our relations or our results of operations or financial condition. Moreover, prolonged labor disruptions involving GM and its workers have had and could in the future have a negative impact upon us.

     In addition, GM provides purchasing services to us pursuant to various agreements executed by GM or one of GM's subsidiaries and ourselves in connection with the 1994 Acquisition. We expect to begin transitioning this purchasing function from GM to ourselves during 1999. See "Business--Contractual Arrangements with GM."

WE PLAN TO TRANSITION CERTAIN PURCHASING ACTIVITIES FROM GM TO OURSELVES

     We currently purchase through GM's purchasing network certain materials for use in the manufacture of products sold under the Component Supply Agreement (the "CSA") and the Lifetime Program Contracts ("LPCs"). While we pay current market prices for such materials, increases or decreases in such prices from levels established under the CSA or LPCs currently result in corresponding increases or decreases in the aggregate amount paid to us by GM for our products, thereby protecting us from increases in the costs of such materials while such purchasing arrangement is in effect. We have agreed with GM to develop a mutually satisfactory plan to terminate this purchasing arrangement no later than December 2002, although we will continue to be eligible to participate in GM's then current steel resale program and pricing adjustment policy for non-ferrous metals. We expect to begin transitioning this purchasing function from GM to ourselves during 1999. See "Business--Contractual Arrangements with GM."

     While the prices at which we sell our products under the CSA and the LPCs have been established, under the LPCs, upon termination of the purchasing arrangement described above, we will no longer have a contractual right to pass on any future increases in the cost of such materials. Increases in material costs beyond the established prices are the only costs passed on to GM under the CSA and under the LPCs. There can be no assurance that we will be able to pass on any increased labor, materials or other costs to GM in the future as we have from time to time in the past pursuant to the above-described terms of the CSA or by certain additional payments agreed to as part of the commercial arrangements between GM and ourselves (subject to certain temporary reductions described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Company Overview"). LPCs have been entered into for substantially all GM vehicle programs supplied by us, including the GMT-800 and the M-SUV Programs.

     Under the CSA, we are not liable for warranty costs for our products after the relevant vehicle has been sold to a retail purchaser unless it is determined that the frequency or total cost of warranty claims for a given period significantly exceeds the historical frequency of such claims for a comparable model. Under the LPCs, our products are subject to the warranty provisions of GM's standard purchase order, including warranties as to the absence of defects and as to fitness and sufficiency for the particular purposes for which such products are to be used by GM.

WE ARE AFFECTED BY WORK STOPPAGES AT GM

     Over the past four years, there have been labor strikes against GM which have resulted in work stoppages at GM. It is estimated that work stoppages at GM resulted in lost sales to us of approximately $95 million and $60 million in 1996 and 1997, respectively. We estimate that the work stoppage at GM during June and July of 1998 resulted in lost sales to us of approximately
$188 million and lost operating income (including related start-up inefficiencies in our operations in August 1998) of approximately $71 million. Since GM accounted for approximately 93% of our 1998 net sales, future work stoppages at GM could materially and adversely affect our financial condition, results of operations and the conduct of our business.

WE ARE AFFECTED BY OUR LABOR RELATIONS

     Our current national collective bargaining agreements with the United Automobile, Aerospace and Agricultural Implement Workers of America ("UAW") and the International Association of Machinists ("IAM") run through February 25, 2000 and May 5, 2000, respectively. Since the 1994 Acquisition, we have not experienced any strikes. In addition, associates at our recently acquired Albion subsidiary are represented by labor unions under various collective bargaining agreements, certain of which may be terminated upon six-months' notice. Although we believe our relations with our unions are positive, there can be no assurance that future issues with our labor unions will be resolved favorably to us or that we will not experience a work stoppage which could adversely affect our business.

WE ARE AFFECTED BY OUR LABOR EXPENSES

     Our associates represented by the UAW or IAM are currently paid at wage levels commensurate with wages paid to such union-represented employees of GM, which are higher than the wages generally paid to similar employees of other Tier I suppliers. Upon the expiration of the current collective bargaining agreements, either union may demand a continuation of GM-level compensation, while we may be unwilling or unable to continue to pay wages at the GM level. If negotiations reach an impasse, a work stoppage could result.

     To the extent we continue to pay GM-level wages, we may find ourselves at a competitive disadvantage if other suppliers with whom we compete have lower labor expenses and are able to offer their products at lower prices or on more attractive terms. To the extent our labor expenses increase in future years, profitability could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Company Overview."

WE ARE SUBJECT TO CERTAIN RESTRICTIVE DEBT COVENANTS

     The Indenture imposes restrictions on us and our restricted subsidiaries. These restrictions include, among other things:

          o the incurrence of additional indebtedness;

          o the issuance of disqualified stock and preferred stock;

          o the payment of dividends on, and redemption of, capital stock;

          o the redemption of indebtedness that is junior in right of payment to the Notes;

          o certain other restricted payments and investments;

          o certain sales of assets;

          o certain transactions with affiliates;

          o the creation of certain liens and

          o consolidations, mergers and transfers of all or substantially all of our assets.

The Indenture also prohibits certain restrictions on distributions from our restricted subsidiaries.

     The Credit Agreement contains other and more restrictive covenants and prohibits us from prepaying our other indebtedness (including the Notes) while indebtedness under the Credit Agreement is outstanding. See "Description of Notes--Certain Covenants" and "Description of Certain Indebtedness--Senior Secured Credit Facilities." The Credit Facilities also require us to comply with financial covenants relating to interest coverage, leverage, retained earnings and capital expenditures. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and there can be no assurance that we will meet those tests. A breach of any of these covenants, ratios or tests could result in a default under the Credit Facilities and/or the Indenture. We are currently in compliance with the covenants and restrictions contained in the Credit Facilities. However, our ability to continue to comply may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Certain events of default under the Credit Facilities would prohibit the Issuer from making payments on the Notes, including payment of interest when due. In addition, upon the occurrence of an event of default under the Credit Facilities, the lenders could elect to declare all amounts outstanding under the Credit Facilities, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders under the Credit Facilities accelerate the payment of the indebtedness, there can be no assurance that our assets would be sufficient to repay in full such indebtedness and our other indebtedness, including the Notes. See "--Subordination; Asset Encumbrance" and "Description of Certain Indebtedness--Senior Secured Credit Facilities."

WE PLAN TO IMPLEMENT CERTAIN PRODUCT PROGRAMS

     GM began to phase in the launch of a new light truck product program in June 1998, known as the GMT-800 Program. Although we have installed and certified the equipment needed to produce products for the GMT-800 Program in time for the start of production, there can be no assurance that GM will phase in the GMT-800 Program on schedule. In addition, there can be no assurance that the transitioning of manufacturing facilities and resources to full production under the GMT-800 Program, or any other future product programs, will not impact production rates or other operational efficiency measures at our facilities. GM has also announced that it plans to launch a new truck product program, referred to herein as the M-SUV Program and we have been awarded the mid-size pick-up truck replacement program for the GMT-325, referred to as the MST Program. Engineering changes necessitated by the M-SUV Program and the MST Program will require us to make capital investments currently estimated to be approximately $115 million and approximately $65 million, respectively. There can be no assurance that we will be able to install and certify the equipment needed to produce products for the M-SUV Program or MST Program in time for the start of production. Moreover, there can be no assurance that GM will execute the M-SUV Program or MST Program, or that GM or any of our future significant customers will execute any other additional future program for which we may supply components, on schedule.

WE FACE SUBSTANTIAL COMPETITION

     The automotive OEM supply industry is highly competitive with a number of other manufacturers that produce competitive products. Quality, service and price, as well as technological innovation, are the primary elements of competition. There can be no assurance that our products will compete successfully with those of our competitors. These competitors include driveline component manufacturing facilities of existing OEMs, as well as independent domestic and international suppliers. Certain competitors are more diversified and have greater access to financial resources. There can be no assurance that our business will not be adversely affected by increased competition, or that we will be able to maintain our profitability, if the competitive environment changes.

WE ARE DEPENDENT ON KEY PERSONNEL

     Our success depends, in part, on the efforts of our executive officers and other key associates, including Richard E. Dauch, Chairman of the Board, Chief Executive Officer and President. In addition, our future success depends on, among other factors, our ability to continue to attract and retain qualified personnel. We do not have employment agreements with, or "key man" life insurance on, any of our associates other than Mr. Dauch. The loss of the services of any of our key associates or the failure to attract or retain associates could have a material adverse effect on our financial condition and results of operations. See "Management."

WE ARE SUBJECT TO ENVIRONMENTAL REGULATION AND COULD BECOME INVOLVED WITH CERTAIN LEGAL PROCEEDINGS

     Our operations are subject to federal, state, local and foreign laws and regulations governing, among other things, emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of waste and other materials and the cleanup of any contaminated properties. We believe that our business, operations and facilities have been and are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. The operation of automotive parts manufacturing plants entails risks in these areas, however, and there can be no assurance that we will not incur material costs, liabilities or claims with respect to our existing operations or with respect to operations or facilities acquired by us in connection with acquisitions. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future.

     We believe that the overall impact of compliance with regulations and legislation protecting the environment will not have a material effect on our future financial position or results of operations, although no assurance can be given in this regard. Capital expenditures and expenses in 1997 and 1998 attributable to compliance with such regulations and legislation were not material. See "Business--Environmental Matters."

INVENTORY MANAGEMENT--WE RELY ON SINGLE SOURCE SUPPLIERS

     We have, since the 1994 Acquisition, purchased through GM's purchasing network certain materials for use in the manufacture of products sold under the CSA and LPCs. We have agreed with GM to terminate this arrangement and, in anticipation of such termination, we have initiated a policy of strengthening our supplier relationships by concentrating our productive material purchases with a limited number of suppliers. We believe that this policy contributes to quality and cost controls and increases the suppliers' commitments to us. We rely upon, and expect to continue to rely upon, single source suppliers for certain critical components that are not readily available in sufficient volume from other sources. There can be no assurance that the suppliers of these productive materials will be able to meet our future needs on a timely basis, or be willing to continue to be our suppliers, or that a disruption in a supplier's business would not disrupt the supply of productive materials that could not easily be replaced.

     We have an agreement with General Motors of Canada Limited ("GMCL"), an affiliate of GM, whereby GMCL has agreed to provide axles to us for resale to GM. This agreement, as amended, expires in September 1999. An interruption in production of the axles supplied by GMCL could have a material adverse effect on us. See "Business--Contractual Arrangements with GM."

YEAR 2000--WE MAY BE ADVERSELY AFFECTED BY THE YEAR 2000 PROBLEM

     While we believe that we are taking appropriate steps so that our computer systems and software will be "Year 2000" compliant, we are dependent on third-party software and computer technology, used internally, which, if not Year 2000 compliant, may have a material impact on us. Further, our operations may be at risk if our suppliers, customers or other third parties fail to adequately address the problem or our software conversions or other modifications result in system incompatibilities with these third parties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

WE ARE CONTROLLED BY A PRINCIPAL STOCKHOLDER

     Blackstone owns approximately 54.3% of Holdings' Common Stock, on a fully diluted basis. In addition, we are parties to a stockholders' agreement with Blackstone, Jupiter Capital Corporation ("Jupiter"), Richard E. Dauch, Morton E. Harris, Michael D. Alexander and Gary J. Witosky (the "Stockholders' Agreement") executed in connection with the Recapitalization. Generally, pursuant to the Stockholders' Agreement, so long as Blackstone owns at least one-third of the Common Stock held by it at the closing of the Recapitalization:

          o if Blackstone receives and accepts an offer from a person to purchase all, or substantially all, of the Common Stock held by Blackstone, Jupiter and Messrs. Dauch, Alexander, Witosky and Harris, then Jupiter and Messrs. Dauch, Alexander, Witosky and Harris are required to offer their shares of Common Stock in any such sale; and

          o if Blackstone proposes to transfer all or a portion of its shares of Common Stock, other than to its affiliates or in connection with a public offering registered under the Securities Act, Jupiter and Messrs. Dauch, Alexander, Witosky and Harris have the right to require the transferee to purchase a proportional share of their respective shares.

Moreover, Blackstone's ownership of approximately 54.3% of the outstanding Common Stock, on a fully diluted basis, will enable it to control the election of Holdings' Board of Directors and the outcome of votes on all matters submitted to Holdings' stockholders for approval (other than matters for which a supermajority is required). See "Related Party Transactions--Stockholders' Agreement and Recapitalization."

FRAUDULENT CONVEYANCE AND PREFERENTIAL TRANSFER LAW MAY INTERFERE WITH PAYMENT OF THE NOTES

     If the court in a lawsuit brought by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find under relevant federal and state fraudulent conveyance statutes that the Issuer did not receive fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Notes, and that, at the time of such incurrence, the Issuer:

          o was insolvent;

          o was rendered insolvent by reason of such incurrence;

          o was engaged in a business or transaction for which the assets remaining with the Issuer constituted unreasonably small capital; or

          o intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured,

then such court, subject to applicable statutes of limitation, could void the Issuer's obligations under the Notes, subordinate the Notes to other indebtedness of the Issuer or take other action detrimental to the holders of the Notes.

     The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent for these purposes if the sum of that company's debts is greater than all of that company's assets at a fair valuation, or if the present fair saleable value of that company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. Moreover, regardless of solvency, a court could avoid an incurrence of indebtedness, including the Notes, if it determined that such transaction was made with the intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the Notes, to the claims of all existing and future creditors on similar grounds. Based upon financial and other information currently available to it, management believes the Issuer is solvent and will continue to be solvent after the consummation of the Exchange Offer. However, there can be no assurance as to what standard a court would apply in order to determine whether the Issuer was "insolvent".

     Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against the Issuer within 90 days after any payment by the Issuer with respect to the Notes or if the Issuer anticipated becoming insolvent at the time of such payment or incurrence, all or a portion of such payment could be avoided as a preferential transfer and the recipient of such payment could be required to return such payment.

LACK OF A PUBLIC MARKET--YOU MAY NOT BE ABLE TO SELL YOUR EXCHANGE NOTES

     The exchange Notes are new securities for which there is no existing market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange Notes. The Notes are eligible for trading in the PORTAL market. The initial purchasers of the outstanding Notes have advised us that they currently intend to make a market in the exchange Notes. However, the initial purchasers of the outstanding Notes are not obligated to do so, and any market making with respect to the exchange Notes may be discontinued at any time without notice. We do not intend to apply for a listing of the exchange Notes on any securities exchange or on any automated dealer quotation system.

     No assurance can be given to non-exchanging holders of outstanding Notes as to the liquidity of the trading market for the outstanding Notes following the Exchange Offer.

     The liquidity of, and trading market for, the exchange Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

LIMITATION ON CHANGE OF CONTROL--WE MAY NOT BE ABLE TO FINANCE A CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE

     The Indenture requires the Issuer, in the event of a Change of Control, to repurchase any Notes that holders thereof desire to have repurchased at 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the Change of Control repurchase date. See "Description of Notes--Change of Control." The provisions of the Indenture may not, however, afford holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders of the Notes, if such transaction does not result in a Change of Control.

     The occurrence of a Change of Control may also result in a default, or otherwise require repayment of indebtedness, under the Credit Facilities. The exercise by the respective holders of the outstanding Notes and the exchange Notes of their right to require the Issuer to repurchase the outstanding Notes and the exchange Notes upon the occurrence of a Change of Control could also cause a default under our other indebtedness, even if the Change of Control itself does not, because of the financial effect of such repurchase on us. In addition, the Credit Facilities prohibit the repayment of the Notes by the Issuer upon the occurrence of a Change of Control, unless and until such time as the indebtedness under the Credit Facilities is repaid in full or the Issuer obtains the consent of the lenders. The Issuer's failure to make such repayments in such instances or to obtain the consent of the lenders would result in a default under both the Indenture and the Credit Facilities. Our future indebtedness may also contain restrictions or repayment requirements with respect to certain events or transactions that could constitute a Change of Control. In the event of a Change of Control, there can be no assurance that we would have sufficient assets to satisfy all of our obligations under the Notes and the Credit Facilities. See "Description of Notes--Change of Control" and "Description of Certain Indebtedness--Senior Secured Credit Facilities."

     Furthermore, the Change of Control purchase feature of the Notes may in certain circumstances discourage or make more difficult a sale or takeover of Holdings.

                              THE RECAPITALIZATION

     On September 17, 1997, AAM Acquisition, Inc., an entity organized by Blackstone, Jupiter, Mr. Dauch, Mr. Harris and the Issuer, then the parent of Holdings, entered into an agreement (the "Recapitalization Agreement") pursuant to which Blackstone acquired control of Holdings on October 29, 1997 (the "Recapitalization"). Prior to the Recapitalization, Holdings was a wholly-owned subsidiary of the Issuer. Pursuant to the Recapitalization, Holdings acquired a 100% ownership interest in the Issuer by exchanging shares of its own stock, on a one-for-one basis, for the outstanding shares of common stock of the Issuer. The exchange of shares has been accounted for in a manner similar to a pooling of interest since both Holdings and the Issuer were under common control. Following the exchange of shares, on October 29, 1997, pursuant to the Recapitalization Agreement, Blackstone acquired shares of Holdings' Common Stock from Jupiter and Mr. Dauch. We used approximately $474 million of aggregate proceeds from certain financings described below (the "Financings"), to:

     o repay certain indebtedness of the Issuer;

     o redeem all of the issued and outstanding shares of Class A Preferred Stock of the Issuer;

     o repurchase certain shares of Holdings' Common Stock held by Jupiter and Mr. Harris;

     o pay costs and expenses incurred in connection with the Recapitalization, including fees, expenses and payments relating to certain of Holdings' then existing stock options; and

     o fund the working capital requirements of Holdings.

Immediately after the closing of the Recapitalization, on a fully diluted basis Blackstone owned approximately 63.9% of the Common Stock, members of our senior management owned approximately 29.0% of the Common Stock and Jupiter and Mr. Harris collectively owned approximately 5.5% of the Common Stock. See "Principal Stockholders" and Notes 2 and 11 to the Consolidated Financial Statements.

     The Financings included:

            o a senior secured term loan facility (the "Tranche A Term Loan
              Facility") providing for delayed draw term loans in an aggregate principal amount of $125 million;

            o a senior secured term loan facility (the "Tranche B Term Loan
              Facility" and, together with the Tranche A Term Loan Facility, the "Term Loan Facility") providing for term loans in an aggregate principal amount of $375 million;

            o a $250 million senior secured revolving credit facility (the
              "Revolving Credit Facility" and, together with the Term Loan Facility, each as amended, the "Credit Facilities"), of which $474 million was drawn at the closing of the Recapitalization; and

            o a $125 million receivables purchase facility (the "Receivables
              Facility") of which $75 million was drawn at the closing of the Recapitalization.

See "Description of Certain Indebtedness."

                                USE OF PROCEEDS

     The net proceeds from the sale of the outstanding Notes was approximately $289 million after deduction of discounts to the initial purchasers and other fees and expenses. A portion of such net proceeds was used to repay existing debt under the Revolving Credit Facility and replace financing provided by the Receivables Facility, with the remainder of such net proceeds used for general corporate purposes, including financing acquisitions and capital expenditures. Any such capital expenditures will be used for machinery and equipment necessary to support new product programs, construction of our production facility in Guanajuato, Mexico or other cost, quality and productivity initiatives. Pending such uses, we invested the net proceeds from the sale of the outstanding Notes in short-term investment grade, interest bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Business Strategy--Pursue Selected Acquisition Opportunities."

     As of December 31, 1998, we had an aggregate of $598.0 million of indebtedness outstanding under the Credit Facilities, including $223.0 million outstanding under the Revolving Credit Facility, and had an aggregate of $63.0 million of indebtedness outstanding under the Receivables Facility. See "Description of Certain Indebtedness." Borrowings under the Tranche A Term Loan Facility due October 2004, the Tranche B Term Loan Facility due April 2006, the Revolving Credit Facility which terminates on October 30, 2005 and the Receivables Facility which terminates in October 2003, each bear interest, at our option, at rates based on LIBOR or the Base Rate (each as defined in the Credit Facilities and Receivables Facility, respectively) plus, in each case, an applicable margin. The weighted average interest rate under the Revolving Credit Facility and the Receivables Facility at December 31, 1998 were approximately 8.5% and 7.2%, respectively.

     We will not receive any cash proceeds from the issuance of the exchange Notes. In consideration for issuing the exchange Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding Notes, the terms of which are identical in all material respects to the exchange Notes. The outstanding Notes surrendered in exchange for the exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange Notes will not result in any change in our capitalization.

                                 CAPITALIZATION

     The following table sets forth the cash and equivalents and capitalization of the Company at December 31, 1998, as adjusted to give effect to the IPO and the application of the net proceeds therefrom and as further adjusted to give effect to sale of the outstanding Notes and the application of the net proceeds therefrom as described under "Use of Proceeds." The following table does not give effect to (i) the acquisition of Colfor or MSP, each of which the Company financed with cash and approximately $65 million of borrowings under the Credit Facilities or (ii) the sale/leaseback transactions the Company intends to enter into during 1999 with respect to approximately $200 million of its existing machinery and equipment. The Company may incur additional indebtedness in the future, including to meet its working capital and capital expenditure requirements and to finance acquisitions. The following table should be read in conjunction with the historical consolidated financial statements of the Company and the notes thereto which are included elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Business Strategy--Pursue Selected Acquisition Opportunities."

                                                                                     AT DECEMBER 31, 1998
                                                                          ------------------------------------------
                                                                                                         AS FURTHER
                                                                                                          ADJUSTED
                                                                                         AS ADJUSTED      FOR THIS
                                                                          HISTORICAL     FOR THE IPO      OFFERING
                                                                          ----------     -----------     -----------
                                                                                    (DOLLARS IN THOUSANDS)
Cash and equivalents..................................................     $  4,547       $   4,547       $ 115,867
                                                                           --------       ---------       ---------
                                                                           --------       ---------       ---------
Long-term debt and capital lease obligations:
  Revolving Credit Facility(a)........................................     $223,000       $ 115,000       $      --
  Term Loan Facility(b)...............................................      375,000         375,000         375,000
  Receivables Facility(c).............................................       63,000          63,000              --
  Other...............................................................       32,368          32,368          32,368
  Notes, net of discount..............................................           --              --         297,660
                                                                           --------       ---------       ---------
       Total long-term debt and capital lease obligations.............      693,368         585,368         705,028
                                                                           --------       ---------       ---------

Stockholders' equity:
  Common Stock, par value $.01 per share; 150,000,000 shares authorized; 32,456,107 shares issued and outstanding, historical;
     39,456,107 shares issued and outstanding, as adjusted and as
     further adjusted.................................................            1             395             395
  Paid-in capital.....................................................       92,527         200,133         200,133
  Accumulated deficit.................................................      (51,467)        (51,467)        (51,467)
  Cumulative translation adjustment...................................         (593)           (593)           (593)
                                                                           --------       ---------       ---------
       Total stockholders' equity.....................................       40,468         148,468         148,468
                                                                           --------       ---------       ---------
       Total capitalization...........................................     $733,836       $ 733,836       $ 853,496
                                                                           --------       ---------       ---------
                                                                           --------       ---------       ---------

------------------
(a) The Revolving Credit Facility provides for borrowings of up to $250.0 million.

(b) The Term Loan Facility consists of a delayed draw Tranche A Term Loan Facility of up to $125.0 million, which is available for borrowings until October 1999, and a fully drawn Tranche B Term Loan Facility of
    $375.0 million.

(c) The Receivables Facility provides for borrowings of up to $125.0 million, based on availability of eligible receivables. Based on eligible receivables, the Company would have had available borrowing capacity under the Receivables Facility of approximately $66 million as of December 31, 1998, after giving pro forma effect to the IPO and the application of the net proceeds therefrom and the Offering of the outstanding Notes and the application of the net proceeds therefrom. See "Description of Certain Indebtedness--Receivables Facility."

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table sets forth selected consolidated historical financial and other data of Holdings and its subsidiaries at and for the years ended December 31, 1995, 1996, 1997 and 1998 and the two months and ten months ended February 28, 1994 and December 31, 1994, respectively. The statement of income data for the two months and ten months ended February 28, 1994 and December 31, 1994, respectively, and the years ended December 31, 1995, 1996 and 1997 and the balance sheet data as of December 31, 1994, 1995, 1996 and 1997 and March 1, 1994 were derived from audited consolidated financial statements of Holdings and its subsidiaries, which have been audited by Ernst & Young LLP, independent auditors. The statement of income data for the year ended December 31, 1998 and the balance sheet data as of December 31, 1998 were derived from audited consolidated financial statements of Holdings and its subsidiaries, which have been audited by Deloitte & Touche LLP, independent auditors. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of the Company and the related notes and the other financial information included elsewhere in this prospectus.

                                         PREDECESSOR
                                          TWO MONTHS           TEN
                                            ENDED          MONTHS ENDED               YEAR ENDED DECEMBER 31,
                                         FEBRUARY 28,      DECEMBER 31,   -------------------------------------------------
                                           1994(A)           1994(B)         1995         1996         1997         1998
                                         ---------------   ------------   ----------   ----------   ----------   ----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Net sales...........................      $ 294,466       $1,548,655    $1,968,076   $2,022,272   $2,147,451   $2,040,578
  Cost of goods sold..................        311,852        1,406,658     1,788,588    1,845,722    1,927,364    1,884,197
                                            ---------       ----------    ----------   ----------   ----------   ----------
  Gross profit (loss).................        (17,386)         141,997       179,488      176,550      220,087      156,381
  Selling, general and administrative
    expenses..........................          4,535           68,117        70,603       83,072      103,954      106,191
                                            ---------       ----------    ----------   ----------   ----------   ----------
  Operating income (loss) ............        (21,921)          73,880       108,885       93,478      116,133       50,190
  Net interest (expense) income.......             --            3,941         9,086        9,412       (1,846)     (44,337)
  Recapitalization expense ...........             --               --            --           --      (15,929)          --
  Other (expense) income, net ........            552               --            --       (4,566)      (4,161)        (251)
                                            ---------       ----------    ----------   ----------   ----------   ----------
  Income (loss) before income taxes
    (benefit).........................        (21,369)          77,821       117,971       98,324       94,197        5,602
  Income taxes........................             --           41,375        47,400       36,600       38,933        2,074
                                            ---------       ----------    ----------   ----------   ----------   ----------
  Net income (loss)...................      $ (21,369)      $   36,446    $   70,571   $   61,724   $   55,264   $    3,528
                                            ---------       ----------    ----------   ----------   ----------   ----------
                                            ---------       ----------    ----------   ----------   ----------   ----------

  Net income per share--diluted.......            N/A              N/A    $      .50   $      .43   $      .43   $      .08
                                                                          ----------   ----------   ----------   ----------
                                                                          ----------   ----------   ----------   ----------
BALANCE SHEET DATA:
  Working capital (deficit)...........      $  88,224       $   97,143    $   80,894   $  103,271   $  (96,826)  $  (68,869)
  Total assets........................        316,466          534,108       736,997      771,222    1,017,653    1,226,232
  Total debt and capital lease
    obligations.......................         82,192           11,192         1,000        2,368      507,043      693,368
  Preferred stock.....................        200,000          200,000       200,000      200,000           --           --
  Shareholders' equity................         20,500           88,101       168,572      250,168       37,231       40,468
OTHER DATA:
  Net cash provided by operating
    activities........................            N/A       $  196,990    $  196,886   $   65,687   $  200,830   $   81,353
  EBITDA(c)...........................            N/A           96,038       144,779      134,740      152,838      119,194
  Ratio of earnings to fixed
    charges(d)........................            N/A              N/A           5.2          3.4          3.4          1.0
  Depreciation and amortization.......      $   4,682           16,846        25,242       36,076       50,177       71,730
  Pension and OPEB expenses(e)........            N/A           36,761        36,319       48,050       34,620       37,724
  Capital expenditures................          9,600           25,168       147,077      162,317      282,625      209,993
  Net sales per year-end hourly
    associate(f) .....................            N/A              214           258          268          293          280
  Hourly associates at year-end(g)....            N/A            7,242         7,631        7,542        7,323        7,192

                                                        (Footnotes on next page)

NOTES TO SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(a) The accompanying statement of income data of the Predecessor for the two months ended February 28, 1994 reflect its historical cost basis prior to the 1994 Acquisition. Accordingly, the statement of income data for the periods subsequent to the 1994 Acquisition are not comparable to such data for periods prior to the 1994 Acquisition. The accompanying balance sheet data is as of March 1, 1994 and includes the accounts of the Company after adjustment of the corresponding assets and liabilities to their estimated fair value to reflect the allocation of the purchase price in connection with the 1994 Acquisition.

(b) Results are for the ten-month period beginning on the closing date of the 1994 Acquisition and ending on December 31, 1994.

(c) EBITDA represents income from continuing operations before interest expense, income taxes, depreciation and amortization. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities as determined by generally accepted accounting principles. Other companies may calculate EBITDA differently.

(d) For purposes of computing the ratio of earnings to fixed charges, earnings represent net income before taxes and fixed charges. Fixed charges consist of interest expense, capitalized interest, one-third of rental expense, which the Company believes to be representative of interest, and preferred stock dividends. Pro forma 1998 earnings, after giving effect (as if such events occurred on January 1, 1998) to the IPO and the offering of the outstanding notes and the application of a portion of the aggregate net proceeds therefrom to repay all outstanding borrowings under the Revolving Credit Facility and the Receivables Facility, would have been insufficient to cover fixed charges by $20.6 million. See "Capitalization."

(e) Total expenses related to pension and other post-retirement benefits other than pension ("OPEB"), the non-cash portion of which was $18.0 million for the ten months ended December 31, 1994; $20.8 million, $22.1 million, $30.7 million and $36.9 million for the years ended December 31, 1995, 1996, 1997, and 1998, respectively. In addition, the Company paid approximately
    $16.8 million of prior year pension and OPEB obligations in 1998.

(f) Represents the net sales of the Company's United States manufacturing facilities divided by the number of U.S. associates.

(g) Represents the number of United States associates.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion and analysis presents the factors that had a material effect on our results of operations and cash flows during the three years ended December 31, 1998, and our financial position at December 31, 1998 and December 31, 1997. This discussion and analysis should be read in conjunction with the "Selected Consolidated Financial and Other Data" and the Consolidated Financial Statements and notes thereto appearing elsewhere in this prospectus.

COMPANY OVERVIEW

     We are a Tier I supplier to the automotive industry and a world leader in the design, engineering and manufacturing of driveline systems for light trucks and SUVs. The driveline system includes all of the components that transfer power from the transmission and deliver it to the drive wheels. The driveline products produced by us include axles, propeller shafts, chassis components and forged products. We are GM's principal supplier of driveline components for light trucks, SUVs and RWD passenger cars. Sales to GM were approximately 93%, 96% and 96% of our net sales in 1998, 1997 and 1996, respectively.

     In March 1994, we purchased the assets of the Final Drive and Forge Business Unit of the Saginaw Division of GM. In connection with our acquisition of the Business Unit, we entered into the Component Supply Agreement (the "CSA") with GM under which we became the sole-source supplier to GM of all the products and components previously supplied to GM by the Business Unit. In October 1997, we entered into a Recapitalization Agreement pursuant to which Blackstone acquired control of us. In connection with the Recapitalization, we entered into an additional binding agreement with GM, the Amended and Restated Memorandum of Understanding (the "MOU"). Under the MOU, we have agreed with GM to commit to transition the CSA into a number of separate Lifetime Program Contracts ("LPCs") applicable for the life of each GM vehicle program covered by an LPC. These LPCs will ultimately replace the CSA. LPCs have been entered into for substantially all GM vehicle programs supplied by us, including the GMT-800 and the M-SUV Programs.

     In order to induce GM to enter into the MOU and commit to enter into the LPCs, in 1997, we agreed to temporary reductions of certain payments previously agreed to be made by GM to us as part of the commercial arrangements between us, including certain payments pursuant to the CSA. Such reductions amounted to approximately $11.4 million in 1997 and approximately $51.5 million in 1998. Such reductions terminated at December 31, 1998.

     We sell most of our products under long-term contracts at fixed prices, some of which are subject to annual price reductions in subsequent years, and all of which are subject to negotiated price increases for engineering changes. With respect to GM, pricing has been established for products sold under the CSA and the LPCs; however, we must remain competitive with respect to technology, design and quality. We currently purchase through GM's purchasing network certain materials for use in the manufacture of products sold under the CSA and the LPCs. Under the CSA and currently under the LPCs, we pay current market prices for certain materials used in the manufacture of products sold to GM, but increases or decreases in such prices from levels established under the CSA or LPCs currently result in corresponding increases or decreases in the aggregate amount paid to us by GM for our products, thereby protecting us from increases in the costs of such materials while such purchasing arrangement is in effect. We have agreed with GM to develop a mutually satisfactory plan to terminate this purchasing arrangement no later than December 2002. Thus, while the prices at which we sell our products under the CSA and the LPCs have been established, under the LPCs, upon termination of the purchasing arrangement described above, we will no longer have a contractual right to pass on any future increases in the cost of such materials. Increases in material costs beyond the established prices are the only costs passed on to GM under the CSA and under the LPCs. There can be no assurance that we will be able to pass on any increased labor, materials or other costs to GM in the future as we have from time to time in the past pursuant to the above-described terms of the CSA or by certain additional payments agreed to as part of the commercial arrangements between GM and ourselves. LPCs have terms equal to the lives of the relevant vehicle programs, which typically run 6 to 12 years. We will have to compete for future GM business upon the termination of the LPCs. See "Risk Factors--Reliance on GM," "--Transition of Agreements with GM" and "--Labor Expenses" and "Business--Contractual Arrangements with GM."

ALBION ACQUISITION

     In October 1998, we completed the acquisition of Albion. Albion manufactures front steerable and rear axles, driving heads, crankshafts, chassis components and transmission parts used primarily in medium-duty trucks and buses for customers located in the United Kingdom and elsewhere in Europe. Albion's sales for the year ended December 31, 1998 were approximately $130 million and its major customers include Caterpillar

(Perkins), LDV, PACCAR (Leyland and DAF), Renault, Rolls-Royce, Rover and Volvo. The acquisition has been accounted for under the purchase method of accounting, and Albion's results since the acquisition date have been included in our consolidated financial results for the year ended December 31, 1998.

GM WORK STOPPAGE

     The GM work stoppage which occurred in June and July of 1998 resulted in the shutdown of nearly all of GM's North American production facilities and impacted our operations in June and July 1998 and also resulted in related start-up inefficiencies in our operations in August 1998. We estimate that sales lost as a result of the GM work stoppage were approximately $188 million and operating income was adversely impacted by approximately $71 million.

INDUSTRY AND COMPETITION

     Our operations are cyclical because they are directly related to domestic automotive production, which is itself cyclical and dependent on general economic conditions and other factors. The axle and related driveline systems segment of the automotive industry is highly competitive. The current trend in the automotive industry is for OEMs to shift research and development ("R&D"), design and testing responsibility to suppliers to take advantage of certain efficiencies. The OEMs have also been reducing the number of their suppliers, preferring stronger relationships with fewer suppliers. As a result, the Tier I supplier market has been undergoing consolidation over the past three to four years. This trend is expected to continue, leaving the industry with only a small number of dominant, worldwide suppliers.

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data expressed as a percentage of net sales:

                                                                               YEAR ENDED DECEMBER 31,
                                                                            -----------------------------
Statement of income data:                                                   1996        1997        1998
                                                                            -----       -----       -----
  Net sales.............................................................    100.0%      100.0%      100.0%
  Cost of goods sold....................................................     91.3        89.8        92.3
                                                                            -----       -----       -----
  Gross profit..........................................................      8.7        10.2         7.7
  Selling, general and administrative expenses..........................      4.1         4.8         5.2
                                                                            -----       -----       -----
  Operating income......................................................      4.6         5.4         2.5
  Other (expense) income................................................       .3        (1.0)       (2.2)
                                                                            -----       -----       -----
  Income before income taxes............................................      4.9         4.4          .3
  Income tax expense....................................................      1.8         1.8          .1
                                                                            -----       -----       -----
  Net income............................................................      3.1%        2.6%         .2%
                                                                            -----       -----       -----
                                                                            -----       -----       -----

RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Net Sales. Net sales decreased approximately 5% to $2.04 billion for the year ended December 31, 1998 compared with $2.15 billion for the year ended December 31, 1997. This decrease was primarily due to the adverse impact of the GM work stoppage which occurred in June and July of 1998 and the impact of the $51.5 million temporary payment reductions discussed under "--Company Overview" above, partially offset by higher average Sales-Dollar Content per vehicle and the inclusion of Albion sales since the acquisition. We estimate that sales lost as a result of GM work stoppages approximated $188 million and $60 million for the years ended December 31, 1998 and 1997, respectively. We estimate that net sales growth would have approximated 3% for the year ended December 31, 1998 after excluding the effects of the temporary payment reductions in 1998 and the effects of the GM work stoppages in 1998 and 1997. Average Sales-Dollar Content per vehicle for the year ended December 31, 1998 for GM light trucks, SUVs and vans (excluding front-wheel drive mini-vans) increased slightly over average Sales-Dollar Content per vehicle for such vehicles for the year ended December 31, 1997 primarily due to:

     o higher average Sales-Dollar Content per vehicle for the GMT-800 Program versus the GMT-400 Program; and

     o revenue increases related to certain cost increases and engineering changes that could be passed on to GM.

As adjusted for the GM work stoppages, 1998 production volumes were slightly below 1997 levels primarily due to the 1998 launch of the GMT-800 Program.

     Sales to customers other than GM increased 51% to $134.1 million for the year ended December 31, 1998, versus $88.5 million for the year ended
December 31, 1997. The increase in sales to customers other than GM is principally due to the inclusion of Albion's sales and additional business we have obtained. We had sales outside the United States of $421.5 million in 1998 compared to $421.7 million in 1997. The change in international sales is principally due to the inclusion of Albion's sales offset by the unfavorable sales impact of the GM work stoppage in 1998.

     Gross Profit. Gross profit decreased 29% to $156.4 million for the year ended December 31, 1998 compared with $220.1 million for the year ended December 31, 1997. Gross margin decreased to 7.7% in the year ended December 31, 1998 compared to 10.2% for the year ended December 31, 1997. The decreases in gross profit and gross margin in the year ended December 31, 1998 were due primarily to the impact of the 1998 GM work stoppage, which is estimated to have caused approximately $71 million of the decrease in gross profit, and the temporary payment reductions discussed above, partially offset by increased productivity as a result of the prior capital expenditures made to improve manufacturing processes, reduce labor intensive operations and achieve other cost efficiencies.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses (including R&D) increased 2% to $106.2 million for the year ended December 31, 1998 compared with $104.0 million for the year ended December 31, 1997. Selling, general and administrative expenses as a percentage of sales increased to 5.2% for the year ended December 31, 1998 compared to 4.8% for the year ended December 31, 1997. The increase in spending was principally due to our increase in personnel to support our growth and continued investments for information systems as we complete our transition from GM systems. The increase as a percent of sales was primarily due to lost sales as a result of the 1998 GM work stoppage. R&D expenses were $29.5 million for the year ended December 31, 1998 compared to $27.8 million for the year ended December 31, 1997. The increase in R&D expenses in the year ended December 31, 1998 compared to the year ended December 31, 1997 is primarily due to R&D expenses incurred to support new product programs.

     Operating Income. Operating income was $50.2 million for the year ended December 31, 1998 compared to $116.1 million for the year ended December 31, 1997. Operating margin decreased to 2.5% for the year ended December 31, 1998 compared to 5.4% for the year ended December 31, 1997. The decrease in operating income was primarily due to the impact of the 1998 GM work stoppage which is estimated to have caused approximately $71 million of the decrease, the impact of the temporary payment reductions and increased selling, general and administrative expenses.

     Net Interest. Net interest expense was $44.3 million for the year ended December 31, 1998 compared to net interest expense of $1.8 million for the year ended December 31, 1997. The increase in net interest expense was due to the borrowings incurred in connection with the Recapitalization.

     Income Tax Expense. There was an income tax expense of $2.1 million for the year ended December 31, 1998 compared to $38.9 million for the year ended December 31, 1997. Our effective income tax rate was 37.0% for the year ended December 31, 1998 versus 41.3% for the year ended December 31, 1997.

     Net Income. There was net income of $3.5 million for the year ended December 31, 1998 compared to $55.3 million for the year ended December 31, 1997, primarily due to the operating results discussed previously and the impact of additional interest expense in 1998.

RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net Sales. Net sales increased 6% to $2.15 billion for 1997 compared to $2.02 billion for 1996. This increase was primarily due to:

     o a slight increase in the volume of our products for GM light trucks, SUVs and vans (excluding front-wheel drive mini-vans); and

     o an estimated 6% increase in the average Sales-Dollar Content per vehicle for GM light trucks, SUVs and vans (excluding front-wheel drive mini-vans) primarily related to changes in product mix and revenue increases related to certain cost increases and engineering changes that could be passed on to GM.

     Sales to GM were approximately 96% of our total sales in both 1997 and 1996. Sales to customers other than GM increased approximately 12% to approximately $88.5 million in 1997 compared to $78.8 million in 1996. We had sales outside the United States of $421.7 million in 1997 compared to $360.5 million in 1996. These increases were a result of new business initiatives that we implemented.

     Gross Profit. Gross profit increased approximately 25% to $220.1 million for 1997 compared to $176.6 million for 1996. Gross margin increased to 10.2% for 1997 compared to 8.7% for 1996. These increases were primarily due to increased net sales as described above and increased productivity primarily as a result of the capital expenditures to support manufacturing initiatives, reduce labor intensive operations and achieve cost productivity initiatives, as well as a benefit of approximately $20 million related to a change in assumptions in 1997 related to pensions and other postretirement benefits other than pensions, and a decrease in depreciation resulting from a change in estimated lives, partially offset by higher labor costs associated with the February 1997 labor negotiations and resulting contracts.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses (including R&D) increased approximately 25% to $104.0 million for 1997 compared to $83.1 million for 1996. Selling, general and administrative expenses as a percentage of sales increased to 4.8% for 1997 compared to 4.1% for

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

1996. These increases were principally due to our increase in personnel to support our growth, investments made for information systems as we transition from GM systems, certain stock compensation expenses totaling $9.2 million and increases in R&D expenses. R&D expenses increased approximately 19% to $27.8 million for 1997 compared to $23.4 million for 1996. The increases in R&D spending were primarily related to our initiative to expand our customer and product base through the development of advanced driveline systems including the support of the M-SUV Program.

     Operating Income. Operating income increased approximately 24% to $116.1 million for 1997 compared to $93.5 million for 1996. Operating margins increased to 5.4% for 1997 compared to 4.6% for 1996. These increases were primarily due to increased volumes and increased productivity, the impact of the change in assumptions and depreciable lives partially offset by the impact of increased selling, general and administrative expenses discussed above.

     Net Interest. Net interest expense was $1.8 million for 1997 compared to net interest income of $9.4 million for 1996. The increase was due to the additional borrowings incurred in connection with the Recapitalization. For most of 1996 and 1997, we had excess cash invested in short-term investments and limited outstanding debt.

     Recapitalization Expenses. We incurred $15.9 million of expenses in 1997 related to the Recapitalization. These expenses were seller-related expenses which included professional advisory fees.

     Income Tax Expense. Income tax expense increased 6% to $38.9 million for 1997 compared to $36.6 million in 1996. Our effective income tax rate was 41.3% for 1997 compared to 37.2% for 1996. The increase in the effective tax rate for 1997 was primarily due to non-deductible permanent items related to stock compensation.

     Net Income. Net income decreased 10% to $55.3 million for 1997 compared to $61.7 million for 1996 primarily due to the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

     Management assesses our liquidity in terms of our overall ability to mobilize cash to support business needs and to fund growth. We rely primarily upon cash flow from operations and borrowings under our Credit Facilities and Receivables Facility to finance operations and capital expenditures. See "Description of Certain Indebtedness" and Note 3 to the Consolidated Financial Statements.

     The acquisition price for Albion was approximately $42 million in cash, provided by borrowings under our Revolving Credit Facility, and approximately $30 million of assumed debt and capital lease obligations. Approximately $14 million of consideration may be payable to Albion's former shareholders based upon Albion's future financial performance.

     At December 31, 1998, we had a working capital deficit of $68.9 million versus a deficit of $96.8 million at December 31, 1997. This decrease was a result of lower accounts receivable partially offset by increased inventories, prepaid expenses principally related to income taxes and lower levels of accrued compensation and benefits. The decrease in accounts receivable at December 31, 1998 from December 31, 1997 was due to the receipt of payments from GM for rebillable tooling charges, premium charges for additional manufacturing capacity and volume and raw material rebates.

     As part of the arrangements with GM, payment terms for products shipped to GM will steadily lengthen during the three-year period beginning March 1, 1999, resulting in an expected increase in accounts receivable balances and anticipated increased interest expense related to our funding of working capital. We anticipate that this working capital increase will be funded from available sources including cash flow from operations and our Credit Facilities.

     At December 31, 1998, $375.0 million of borrowings were outstanding and $125.0 million was available for future borrowings under the Term Loan Facility and $223.0 million was outstanding and $27.0 million was available for future borrowings under the Revolving Credit Facility. Additionally at December 31, 1998, approximately $66 million was available under the variable funding certificates of the Receivables Facility, of which $63.0 million was utilized and borrowed. These facilities were established in connection with the Recapitalization. The $186.3 million increase in long-term debt and capital lease obligations at December 31, 1998, as compared to December 31, 1997, was principally related to the effects of the GM work stoppage on cash flow from operations, capital expenditures, the approximately $42 million of cash used to acquire Albion and the assumption of the debt and capital lease obligations of Albion.

     The weighted average interest rate of our long-term debt outstanding as of December 31, 1998 was approximately 8.0% and was approximately 8.1% at December 31, 1997.

     Capital expenditures were $210.0 million, $282.6 million and $162.3 million in 1998, 1997 and 1996, respectively. These investments in machinery and equipment were primarily made to support the launch of the

GMT-800 Program, to reduce labor-intensive operations, to support additional capacity and for cost reduction programs including upgrades in machinery technology and quality standards. We estimate that we will invest approximately $360 million in capital expenditures during 1999.

     We intend to fund our capital expenditures by borrowing under the Credit Facilities or the Receivables Facility. We believe our lines of credit are adequate to support ongoing operational requirements. Beyond that, we believe we have sufficient financial flexibility to attract long-term funding on acceptable terms as may be needed to support our growth objectives.

     On February 3, 1999, Holdings consummated its IPO, the net proceeds of which totaled approximately $108 million and have been used to reduce outstanding borrowings under the Revolving Credit Facility (but not the related commitments).

     We also intend to enter into sale/leaseback transactions with respect to approximately $200 million of our existing machinery and equipment in 1999. On March 31, 1999, we announced the closing of one such sale/leaseback transaction involving approximately $49 million of machinery and equipment. This sale/leaseback transaction was financed under an operating lease that will have a negative impact on our operating income and will result in lower depreciation and amortization, but will have no material impact on our net income. Additional sale/leaseback transactions, which together with the March 31, 1999 transaction, would involve approximately $200 million of machinery and equipment, would be structured in a similar manner and would have a similar effect on operating income, depreciation and amortization and net income. Additionally, if such transactions are consummated they would provide us with additional financial flexibility. The terms of the Notes do not restrict our ability to enter into sale/leaseback transactions that are financed under operating leases.

     On March 31, 1999, we announced the closing of the refinancing of the Receivables Facility. This refinancing was accomplished through the resyndication of a revolving receivables facility by AAM Receivables Corp., our indirect wholly owned subsidiary, under similar terms as the preexisting Receivables Facility. In addition, this facility has been expanded from $125 million to $153 million. See "Description of Certain Indebtedness--Receivables Facility."

     On April 1, 1999, we announced the closing of our purchase of two forging companies, Colfor and MSP, for an aggregate cash purchase price of approximately $223 million. Colfor specializes in precision cold, warm and hot forgings and operates three manufacturing facilities in Ohio. Giving effect as of January 1, 1998 to Colfor's October 1998 acquisition of Valley Forge, Inc., Colfor's pro forma 1998 sales would have been approximately $126 million. MSP manufactures precision forged powertrain, driveline, chasis and other components using cold and warm forging processes at three manufacturing facilities in Michigan.
MSP's 1998 sales were $56 million.

     We are currently in various stages of discussions or negotiations with additional acquisition candidates. It is possible that an agreement with respect to an acquisition could be reached in the near future. We do not expect that any such acquisition, if consummated, would have a material impact on our financial condition. We expect that the aggregate purchase price for Colfor, MSP and these other potential acquisition candidates would be less than the amount of permitted acquisitions under the Credit Facilities, which, after giving effect to the private placement of the outstanding Notes, would be approximately $400 million. As of the date of this prospectus, no definitive agreement with any such acquisition candidate has been entered into, and there can be no assurance that any such acquisition will be successfully negotiated, financed or consummated. See "Description of Certain Indebtedness--Senior Secured Credit Facilities."

     We may also incur additional indebtedness (including certain Senior Indebtedness) in the future, including to finance future acquisitions, subject to certain limitations contained in the instruments governing our indebtedness. See "Business--Business Strategy--Pursue Selected Acquisition Opportunities," "Description of Certain Indebtedness--Senior Secured Credit Facilities" and "Description of Notes."

SEASONALITY

     Our business is moderately seasonal as our major OEM customers historically have a two week shutdown of operations in July and approximately a one week shutdown in December. In addition, traditionally in the third quarter OEM customers have incurred lower production rates as model changes enter production. Accordingly, third and fourth quarter results may reflect these trends.

EFFECTS OF INFLATION

     Inflation generally affects us by increasing the cost of labor, equipment and raw materials. We believe that the relatively moderate rate of inflation over the past few years has not had a significant impact on our operations as we offset the increases by realizing improvements in operating efficiency or by passing through certain increases in the cost of raw materials to GM under the terms of the CSA. See "Business--Contractual Arrangements with GM."

FINANCIAL INSTRUMENTS MARKET RISK

     Our business and financial results are affected by fluctuations in world financial markets, including interest rates and currency exchange rates. Our hedging policy attempts to manage these risks to an acceptable level based on management's judgment of the appropriate trade-off between risk, opportunity and costs. We hedge our interest rate risks by utilizing swaps and collars. We do not currently have significant exposures relating to currency risks and did not have any financial instruments to reduce currency risks at December 31, 1998 or at December 31, 1997. We do not hold financial instruments for trading or speculative purposes.

     The Credit Facilities required us to enter into interest rate hedging arrangements with a notional value of $112.5 million. The arrangements entered into by us, which terminate in December 2000, require us to pay a floating rate of interest based on three-month LIBOR with a cap rate of 6.5% and a floor rate of 5.5%.

     Interest Rate Risk. As part of our risk-management program, we perform sensitivity analyses to assess potential gains and losses in earnings and changes in fair value relating to hypothetical movements in interest rates. A 100 basis-point increase in interest rates (approximately 12.5% of our weighted average interest rate) affecting our debt obligations, related interest rate swaps and collars (based on balances existing at December 31, 1998), would impact our 1998 pretax earnings by approximately $5.9 million. See Note 5 to the Consolidated Financial Statements.

     Currency Risk. We do not currently have material exposures to currency exchange-rate risk as most of our business is denominated in U.S. dollars. Future business operations and opportunities, including the construction of our new manufacturing facility in Guanajuato, Mexico and our recently acquired Albion operations in Europe, may expose us to the risk that the eventual net dollar cash inflows resulting from these activities may be adversely affected by changes in currency exchange rates. We intend to manage these risks by utilizing various types of foreign exchange contracts where appropriate.

YEAR 2000 COMPLIANCE

     We have implemented a program to identify Year 2000 compliance issues and develop detailed project plans so that our computer information systems will be able to interpret the calendar year term "2000". Systems that process transactions based on storing two digits for the year rather than the full four digits may encounter significant process inaccuracies and even inoperability in attempting to process Year 2000 transactions.

     The Year 2000 compliance program implemented by us addresses all plant equipment, computer hardware and software, and business support equipment. The Year 2000 compliance program also includes modifications and conversions necessary to address our systems and process interfaces with third-party suppliers and customers. To date, we have named a Year 2000 compliance program team leader, established a project team covering all locations worldwide, completed our assessment of all systems which we believe could be significantly affected by the Year 2000 issue, defined plans for remediation and issued communications to all our departments regarding Year 2000 issues and strategies. Management presently believes that, with planned modifications to existing systems and processes scheduled to be completed in September 1999, Year 2000 compliance will not pose significant operational problems.

     Our design, engineering, manufacturing and administrative functions are reliant upon a variety of third parties who could also be affected by the Year 2000 issue. As a part of our Year 2000 compliance program, we have initiated communications with key suppliers, customers and other such third parties to evaluate their Year 2000 readiness and to determine whether a Year 2000-related event could impede the ability of such suppliers, customers or other third parties to interact with and support our operations effectively. Issues identified as a result of these communications have been addressed in our Year 2000 compliance program remediation and contingency planning actions.

     Costs incurred by us to address Year 2000 compliance include the acquisition of computer hardware and software to replace existing Year 2000 non-compliant systems. These costs have been capitalized and amortized over the assets' estimated useful lives. There are no significant systems replacement initiatives that have been accelerated as a result of our Year 2000 compliance assessments.

     Costs associated with modifying existing Year 2000 non-compliant systems are expensed as incurred. The amounts expensed to date have been immaterial and we do not expect amounts required to be expensed in the future to have a material effect on our financial position or results of operations.

     If the modifications and conversions planned by us to address Year 2000 compliance are not completed on a timely basis, or if our key suppliers, customers or other third parties have significant unresolved systems problems, there is a risk that Year 2000 compliance could have a material impact on our operations. Potential sources of risk include:

          o the inability of key suppliers (or their suppliers) to be Year 2000 ready, which could result in delays in product or service deliveries from such suppliers;

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
          o the inability of key customers (or their other suppliers) to be Year 2000 ready, which could result in the cancellation or postponement of orders from such customers;

          o systems incompatabilities with key suppliers or customers resulting from software conversions or other modifications; and

          o our inability to modify or replace systems on a timely basis, which could result in manufacturing process delays that interrupt product shipments.

     We are presently developing contingency plans for all significant components of our computer information systems, including all plant equipment and business support equipment, and expects to complete such contingency arrangements by June 1999. These contingency plans involve, among other things, manual work-arounds, alternative sourcing strategies and flexible staffing arrangements.

LITIGATION AND ENVIRONMENTAL REGULATIONS

     We are involved in various legal proceedings incidental to our business. Although the outcome of these matters can not be predicted with certainty, management believes that none of these matters, individually or in the aggregate, will have a material adverse effect on the financial condition, results of operations or cash flows.

     GM has agreed to indemnify and hold harmless the Issuer from certain environmental issues identified as potential areas of environmental concern at the time of the 1994 Acquisition. GM has also agreed to indemnify the Issuer, under certain circumstances, for up to ten years from the date of closing of the 1994 Acquisition with respect to certain pre-closing environmental conditions.

     Approximately one-acre of a parking lot at our Buffalo facility has been designated by the New York Department of Environmental Conservation ("NYDEC") as a Class 3 Inactive Hazardous Waste Disposal Site due to the presence of polychlorinated byphenyls in subsurface soil and groundwater below existing pavement, and an elevated level of lead in the soil. A Class 3 designation is given to a site which does not present a significant threat to the public health or environment and at which action may be deferred. The area is the subject of an Order of Consent between GM and NYDEC effective February 2, 1995. Remediation required thereunder is being performed by GM in the ordinary course of business. In addition, GM is conducting remediation at our Tonawanda facility as a result of the presence of polychlorinated biphenyls in the soil. The contamination of both sites took place prior to our acquiring the properties and is the responsibility of GM.

     Based on our assessment of costs associated with our environmental responsibilities, including recurring administrative costs, capital expenditures and other compliance costs, such costs have not had, and in management's opinion, will not have in the foreseeable future, a material effect on our financial condition, results of operations, cash flows or competitive position.

EFFECT OF NEW ACCOUNTING STANDARDS

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued in June 1998. SFAS No. 133 establishes standards for the recognition and measurement of derivatives and hedging activities. This statement is effective for fiscal years beginning after June 15, 1999. We are currently analyzing the impact SFAS No. 133 will have on our financial statements.

     Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, was issued in March 1998. SOP 98-1, among other things, requires that certain costs of internal use software, whether purchased or developed internally, be capitalized and amortized over the estimated useful life of the software. Adoption of SOP 98-1 is required as of January 1, 1999. We have historically followed the guidelines specified in SOP 98-1.

     SOP 98-5, Reporting on the Costs of Start-Up Activities, was issued in April, 1998. SOP 98-5 establishes standards for the financial reporting of start-up costs and organization costs and requires such costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. We do not expect the adoption of SOP 98-5 to have a material effect on our financial condition or results of operations.

                                    BUSINESS
GENERAL

     We are a Tier I supplier to the automotive industry and a world leader in the design, engineering and manufacturing of driveline systems for light trucks and SUVs. The driveline system includes all of the components that transfer power from the transmission and deliver it to the drive wheels. Driveline products produced by us include axles, propeller shafts, chassis components and forged products. We are the leading independent supplier, with an estimated 33% market share (by 1997 sales), of driveline components for light trucks and SUVs manufactured in North America and sold in the United States. The light truck and SUV segment is the fastest growing segment of the light vehicle market. We also manufacture axles, propeller shafts and other products for RWD passenger cars. Additionally, we have the second largest (by sales) automotive forging operation in North America.

     We are General Motors Corporation's ("GM") principal supplier of driveline components for light trucks, SUVs and RWD passenger cars manufactured in North America, supplying substantially all of GM's rear axle and front 4WD axle requirements and over 75% of its propeller shaft requirements for these vehicle platforms in 1997. Approximately 93% of our 1998 net sales of $2.04 billion were to various divisions and subsidiaries of GM. Our second largest customer is Ford, for which we produce axle shafts and double cardan joints for light trucks and SUVs manufactured by Ford in North America.

     We, through our October 1998 acquisition of Albion, supply front steerable and rear axles, driving heads, crankshafts, chassis components and transmission parts used primarily in medium-duty trucks and buses for customers located in the United Kingdom and elsewhere in Europe.

COMPANY BACKGROUND

     We are the successor to the former Final Drive and Forge Business Unit of the Saginaw Division of GM and have produced driveline components and forged products for over 75 years. We were formed in March 1994 when a private investor group led by Richard E. Dauch purchased the Business Unit from GM and consummated the 1994 Acquisition. In connection with the 1994 Acquisition, we entered into the Component Supply Agreement (the "CSA") with GM under which we became the sole-source supplier to GM of all the products and components previously supplied to GM by the Business Unit. In September 1997, we signed an additional binding agreement with GM, the Amended and Restated Memorandum of Understanding (the "MOU"), which became operative after our recapitalization. Under the MOU, we have agreed with GM to transition the CSA into a number of separate Lifetime Program Contracts ("LPCs"), under which we will supply products and components for the life of each GM vehicle program covered by an LPC. These LPCs will ultimately replace the CSA. LPCs have been entered into for substantially all GM vehicle programs supplied by us, including the GMT-800 and the M-SUV programs. See "Contractual Arrangements with GM."

     Our management team, which was formed in connection with the 1994 Acquisition, is led by Mr. Dauch as Chairman of the Board, Chief Executive Officer and President and was carefully selected on the basis of its management expertise in the automotive industry. Mr. Dauch has over 34 years of experience in the industry and was an Executive Vice President for Chrysler from 1980 to 1991, and was instrumental in Chrysler's manufacturing and financial turnaround. As an executive of GM, he also managed the Business Unit's largest manufacturing plant (Detroit Gear & Axle) from 1974 to 1976. Our senior management team is comprised of 13 executives with an average of 25 years experience in the automotive industry and experience in both automotive original equipment manufacturer ("OEM") and supplier operations.

POST-ACQUISITION IMPROVEMENTS

     Since the 1994 Acquisition, we have dramatically improved product quality and manufacturing efficiency through a combination of management leadership, significant investments in new equipment and technology, workforce training, and process improvements resulting in increased capacity utilization. From
March 1994 through December 1998, we have invested approximately $825 million in capital expenditures and 1.4 million labor hours for training and education of its associates and have received and maintained ISO/QS 9000 certification for each of its facilities. As a result:

     o the average number of axles produced per production day increased from approximately 10,000 in March 1994 to approximately 14,000 in December 1998;

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
     o discrepant parts shipped to GM (as measured by GM) decreased from approximately 13,400 parts per million ("PPM") during the six months ended December 31, 1994 to approximately 118 PPM during the six months ended December 31, 1998; and

     o parts returned by GM decreased from 5,136 PPM during the ten months ended December 31, 1994 to 223 PPM during the twelve months ended December 31, 1998.

INDUSTRY OVERVIEW

     The automotive industry has been and continues to be significantly influenced by several trends which we believe will enhance our strategic position and growth prospects.

     Demand for Light Trucks and SUVs. From 1990 to 1997, domestic unit sales of light trucks and SUVs increased as a percentage of total U.S. light vehicle unit sales from 33% to 45%. During the same period, GM's sales of light trucks and SUVs followed a similar trend, increasing to 43% in 1997. Despite this increase, GM still trailed Chrysler and Ford which had penetrations of 68% and 58%, respectively, in 1997. Increased consumer demand for light trucks and SUVs increases the demand for our products.

     4WD Penetration. Between 1990 and 1997, 4WD sales penetration of the U.S. light vehicle market doubled, from 7% to over 15% and, according to J.D. Power, is expected to continue to rise. The increasing penetration of 4WD vehicles is also evident in the sales of GM light trucks and SUVs. For example, in 1990, 4WD penetration of GM light truck and SUV sales was 31%. By 1997, this penetration rate had risen to nearly 42%. We benefit from this trend to increased 4WD penetration since our Sales-Dollar Content per vehicle is approximately 80% higher on a 4WD vehicle than on a comparable two-wheel drive vehicle.

     Outsourcing. In recent years, OEMs have been shifting research and development, design, testing and validation responsibilities to suppliers to take advantage of suppliers' lower cost structures, allocate engineering resources more efficiently, and realize the synergistic benefits of a systems approach. The trend has also been driven by the competitive pressures on OEMs to improve product quality and to reduce capital expenditures, production costs and inventory levels. A significant portion of driveline components are currently manufactured by OEMs, representing a substantial outsourcing opportunity for us.

     Supplier Consolidation and Systems Integration. The OEMs have been reducing the number of their suppliers, establishing stronger relationships with large Tier I full-service suppliers. In conjunction with this trend, OEMs are transitioning from purchasing components to shifting complete responsibility for design, engineering and manufacturing full component systems to their remaining Tier I suppliers. In response to this trend, suppliers have combined with other suppliers to gain the critical mass to support research and development and realize economies of scale. Furthermore, these combinations have been pursued to add capabilities to manufacture complementary components and achieve more complete systems supplier capabilities. We believe that this trend toward multi-component system integrators will compel further consolidation, leaving the industry with only a small number of dominant, worldwide suppliers.

     Globalization. Tier I suppliers are increasingly following their OEM customers as they expand manufacturing into global markets. Shipping costs, import duties and local content laws make it advantageous for OEMs to purchase from Tier I suppliers with a local presence. We are positioning ourselves to follow the industry as it expands globally. We are establishing a sales office and constructing a manufacturing facility in Guanajuato, Mexico; this facility is currently scheduled to begin production in the fall of 2000.

     We believe that as a result of our leading U.S. market position as an independent supplier of driveline systems for the light truck and SUV segment, management expertise, strong OEM and labor relationships, full service engineering capabilities, high quality products, critical mass and access to capital, we are well positioned to take advantage of trends in the industry and to compete successfully as both a sub-assembly supplier and as a manufacturing process specialist in the consolidating OEM supplier market.

BUSINESS STRATEGY

     We plan to leverage our competitive advantages and actively pursue the following strategies to increase revenue and profitability:

     Improve Product Quality and Manufacturing Efficiency. Since the 1994 Acquisition, we have dramatically improved product quality and efficiency. We are committed to continue reducing operating costs by developing new manufacturing processes and by investing in new equipment, technologies and improvements in product designs. We believe that the significant modernization of our manufacturing equipment and facilities which has been completed over the last four years, as well as initiatives to be undertaken in connection with the GMT-800, the M-SUV and the MST Programs, will generate enhanced productivity and operating efficiency. From March 1994 through December 1998, we have invested approximately $825 million in the modernization of our equipment and facilities.

     Diversify, Strengthen and Globalize OEM Customer Base. We currently provide axle shafts and double cardan joints to Ford and have begun to pursue strategic initiatives to further diversify our customer base by providing products for vehicles manufactured by Isuzu, Nissan, CAMI (a joint venture between GM and Suzuki), and DaimlerChrysler. Through our diversification efforts (including our acquisition of Albion), we have increased our sales to customers other than GM to approximately $134 million in 1998. We will continue to seek new business from existing customers, as well as develop relationships with new customers worldwide. We sell our products primarily in North America and Europe. In 1997 and 1998, we established sales offices in Tokyo, Japan and Ulm, Germany, respectively, in order to access new markets for our products. Additionally, we are establishing a sales office and constructing a manufacturing facility in Guanajuato, Mexico, which is currently scheduled to begin production in the fall of 2000.

     Expand Systems Integrator Capability. OEMs continue to consolidate their supplier base and shift the design, engineering and manufacturing functions of complete systems to their remaining Tier I suppliers. We currently supply axles, propeller shafts, chassis components and forged products for light trucks and SUVs. Through our recently acquired Albion subsidiary, we also supply front steerable and rear axles, driving heads, crankshafts, chassis components and transmission parts used primarily in medium-duty trucks and buses. We intend to provide additional driveline components through a combination of developing new technologies and other capabilities, managing Tier II and Tier III suppliers and acquiring other suppliers in order to offer our customers more fully-integrated driveline systems.

     Develop New Products. We intend to diversify our product portfolio by designing and developing new products and systems. As part of our commitment to product development, we opened our Technical Center in 1995 which provides resources to our engineers to improve the design of our existing products and to design new products. We invested $29.5 million and $27.8 million in research and development in 1998 and 1997, respectively. To date, these initiatives have resulted in several new products such as the new 11.5" axle (initially being used in the GMT-800 Program), multi-link rear axles, an integral oil pan front axle, precision steering system joints (which utilize lash free/low lash idlers and radiax pivot sockets) and improved propeller shaft "U-Joints." We are also in the process of developing other new products such as independent rear drive system modules, traction-enhancing advanced differentials, banjo-style axles, aluminum rear axle carriers, axle cooler covers, spherical differential cases and near net/net shaped forgings.

     Pursue Selected Acquisition Opportunities. We are pursuing an acquisition strategy which is intended to advance the implementation of our strategic initiatives. This acquisition strategy will enhance our efforts to diversify our customer base, expand our product offerings, selectively globalize our operations and/or leverage our design, engineering and validation expertise. We have established strict criteria in our assessment of potential acquisition candidates focused primarily on strong operating potential, complementary product platforms and strong existing management teams. The acquisition candidates we are evaluating include:

     o suppliers of driveline components which complement our current product offerings;

     o companies in the highly fragmented forging industry, which will allow us to capitalize upon the trend toward OEM supplier consolidation; and

     o other automotive parts suppliers.

     On April 1, 1999, we announced the closing of our purchase of two forging companies, Colfor and MSP, for an aggregate cash purchase price of approximately $223 million. Colfor specializes in precision cold, warm and hot forgings and operates three manufacturing facilities in Ohio. Giving effect as of January 1, 1998 to Colfor's October 1998 acquisition of Valley Forge, Inc., Colfor's pro forma 1998 sales would have been approximately $126 million. MSP manufactures precision forged powertrain, driveline, chasis and other components for the automotive industry using cold and warm forging processes at three manufacturing facilities in Michigan. MSP's 1998 sales were $56 million.

     We are currently in various stages of discussions or negotiations with additional acquisition candidates of the types described above. It is possible that an agreement with respect to an acquisition could be reached in the near future. We do not expect that any such acquisition, if consummated, would have a material impact on our financial condition. We expect that the aggregate purchase price for Colfor, MSP and these other potential acquisition candidates would be less than the amount of permitted acquisitions under the Credit Facilities, which, after giving effect to the private placement of the outstanding Notes, would be approximately $400 million. As of the date of this prospectus, no definitive agreement with any such acquisition candidate has been entered into and there can be no assurance that any such acquisition will be successfully negotiated, financed or consummated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness--Senior Secured Credit Facilities."

     Our October 1998 acquisition of Albion illustrates how the implementation of our strategic initiatives can be advanced through an acquisition, as it provides us with diversified product lines, a broader customer base and expanded geographic presence. Albion manufactures front steerable and rear axles, driving heads, crankshafts, chassis components and transmission parts used primarily in medium-duty trucks and buses for customers located in the United Kingdom and elsewhere in Europe. This acquisition adds product offerings for vehicle classes in GVW 4-8, expanding our product portfolio to include vehicle classes GVW 1-8. This acquisition also broadens our customer base by adding Caterpillar (Perkins), LDV, PACCAR (Leyland and DAF), Renault, Rolls-Royce, Rover and Volvo. Finally, Albion expands our geographic presence by adding manufacturing capabilities in Europe which will complement our existing sales office in Ulm, Germany.

PRODUCTS

     We design, engineer and manufacture components for driveline systems. The driveline system includes all the components that transfer power from the transmission and deliver it to the drive wheels. Driveline products produced by us include axles, propeller shafts, chassis components and forged products. The following chart sets forth the percentage of total revenues attributable to our products for the periods indicated:

                                                                              YEAR ENDED
                                                                             DECEMBER 31,
                                                                        -----------------------
                                                                        1996     1997     1998
                                                                        -----    -----    -----
Rear Axles...........................................................    53.9%    53.0%    53.5%
Front Axles..........................................................    15.2     16.5     16.3
Propeller shafts.....................................................     8.7      8.8      8.6
Chassis components...................................................    10.5      9.8      8.8
Forged products......................................................     8.9      9.2      8.9
Other................................................................     2.8      2.7      3.9
                                                                        -----    -----    -----
                                                                        100.0%   100.0%   100.0%
                                                                        -----    -----    -----
                                                                        -----    -----    -----

     Rear Axles. Rear axles are rigid, integral drive axle modules for use on light trucks, SUVs and RWD passenger cars. We offer a range of axle sizes, gear ratios, differentials, brakes and anti-corrosion coatings. Each unit is assembled, tested and shipped as an integrated system to minimize noise and vibration. The products are available in semi-floating models for economy or full-floating models for higher shaft torque and load capacity. Through Albion, we produce rear axles used primarily in medium-duty trucks and buses in vehicle classes GVW 4-8.

     Front Axles. Independent front axles are chassis-mounted drive axles for all-wheel and 4WD vehicles with independent front suspensions. Typical vehicle applications include light trucks and SUVs. We produce a "shift-on-the-fly" disconnect system that allows shifting into and out of 4WD while the vehicle is moving. This innovation reduces system wear and extends service life by making it easy to disconnect the front-drive system when not needed. Components are matched and balanced to reduce noise and vibration. Through Albion, we produce front steerable axles used primarily in medium-duty trucks.

     Propeller Shafts. Propeller shafts, also referred to as driveshafts, transmit power from the transmission to the axle. We produce one- and two-piece propeller shafts for RWD vehicles and front-auxiliary shafts for 4WD and all-wheel drive systems. Propeller shafts can be designed and manufactured to meet customer requirements for torque, packaging, speed, size, joint type and special configuration. Each propeller shaft can be system balanced with its corresponding axle or marked for future match-mounting considerations. For applications requiring faster rotation speed, lighter weight or longer distances, metal composites and all aluminum designs are also manufactured.

     Chassis Components. Chassis components consist of steering linkage assemblies, stabilizer bars and other components. Steering linkage assemblies convert the circular motion of the steering wheel into the linear motion which is used to turn the front wheels and control the direction of the vehicle. Stabilizer bars are used for anti-roll systems. Our chassis components also include brake drums, front suspensions, rods, ball studs and stabilizer bar links.

     Forged Products. Our forge division designs and manufactures a wide variety of forged light truck, SUV and passenger car products for sale to external customers and for internal use in our driveline products. We have the second largest (by sales) automotive forging operation in North America and have invested significant capital in equipment and tooling which enables it to produce large volumes of its products. Our forged products include: net shaped differential gears, axle shafts, output shafts, hypoid driving gears, pinions, weld yokes, tie rod sockets, relay rods, wheel spindles, hubs, struts, connecting rods and caps, toe links, torsion bars and trunnions. Our forging operations are designed to optimize material usage and provide a low cost, high volume source for all forming needs. Computerized tool design, metal flow simulation and computerized video gauging are all used to design products quickly and efficiently, eliminating the costly trial and error process used by other methods. We have developed advanced net-shape forging capabilities that allow parts to be forged close to finished size greatly reducing machining requirements after the forging process and reducing materials waste.

     Other. Our other sales revenue is comprised of service parts and aftermarket sales, and driving heads, crankshafts and transmission parts produced by Albion.

CUSTOMERS

     We are GM's principal supplier of driveline components for light trucks, SUVs and RWD passenger cars manufactured in North America, supplying substantially all of GM's rear axle and front 4WD axle requirements and over 75% of its propeller shaft requirements for these vehicle platforms in 1997. Approximately 93% of our 1998 sales were to various divisions and subsidiaries of GM. Our second largest customer is Ford, for which we produce axle shafts and double cardan joints for its light trucks and SUVs manufactured in North America.

     GM programs currently supplied and to be supplied by us include:

          VEHICLE PLATFORM                 VEHICLE DESCRIPTION         VEHICLE NAMEPLATE
-------------------------------------    ------------------------    ---------------------
C/K (GMT-400/GMT-800)                    Full-size Pick-up and       Silverado, Sierra,
                                         SUV                         Suburban, Tahoe and
                                                                     Yukon
S/T (GMT-330/M-SUV and GMT-325/MST)      SUV and Mid-size Pick-up    Blazer, Jimmy,
                                                                     Bravada, S-10 Pick-up
                                                                     and Sonoma
M/L                                      Mid-size Van                Astro and Safari
G-VAN (GMT-600)                          Full-size Van               Savana and Chevrolet
                                                                     Express
F-CAR                                    RWD Passenger Car           Camaro and Firebird
P-TRUCK                                  Medium-Duty Commercial      Commercial trucks and
                                         Truck                       motorhomes

     We have been chosen as the design, development and production supplier for the GMT-800 and M-SUV Programs and, more recently, the MST Program. The GMT-800 Program represents the new generation of GM's full-size pickup trucks, and the Suburban, Tahoe and Yukon SUVs. GM began to phase in production of GMT-800 vehicles in June 1998. The M-SUV Program represents the next generation of GM's compact SUVs, including the Blazer, Bravada and Jimmy. The MST Program is the future generation of mid-sized pick-up trucks for GM. See "Risk Factors--We plan to implement certain product programs."

     While we are working to continue expanding our business with GM, we are also pursuing strategic initiatives to diversify our customer base. In addition to our business with Ford, we also currently supply products for vehicles manufactured by Isuzu, Nissan, CAMI (a joint venture between Suzuki and GM), and DaimlerChrysler. Through our diversification efforts (including our acquisition of Albion), we have increased our sales to customers other than GM to approximately $134 million in 1998. We will continue to seek new business from existing customers, as well as develop relationships with new customers worldwide. We currently have sales offices in Tokyo, Japan and Ulm, Germany and are in the process of opening a sales office in Guanajuato, Mexico.

CONTRACTUAL ARRANGEMENTS WITH GM

     In connection with our acquisition of the Business Unit in 1994, we entered into the Component Supply Agreement (the "CSA") with GM pursuant to which we became the sole-source supplier to GM of all products and components that were supplied to GM by the Business Unit at such time. Substantially all of our 1997 sales to GM were under the CSA. In connection with the Recapitalization in 1997, we entered into the Amended and Restated Memorandum of Understanding (the "MOU") with GM. Under the MOU, which is a binding agreement, we have agreed with GM to replace the CSA with separate sole-source Lifetime Program Contracts ("LPCs") for each of the GM vehicle programs covered by the CSA. LPCs have been entered into for substantially all GM vehicle programs supplied by us, including the GMT-800 and M-SUV Programs described above. The material terms and conditions of the CSA and the MOU as well as of the standard form LPCs entered into pursuant to the MOU are discussed below.

     The CSA has an initial term of seven years, expiring March 2001, and is automatically extended for successive one-year periods unless otherwise terminated. During the term of the CSA, GM has agreed to purchase all of its requirements for the products and components subject to the CSA so long as GM continues regular production of the applicable vehicle models or requires the products or components for service parts. LPCs have terms equal to the lives of the relevant vehicle programs, which typically run six to twelve years.

     Prices for products sold under the CSA were established at the time the parties entered into the agreement and are subject to adjustment for engineering changes that result from changes in GM's component specifications. Prices for products sold under the LPCs have been agreed to for existing programs, including the GMT-800 and M-SUV Programs. Prices for future programs will be negotiated at the time such programs are awarded, as was done for the MST Program.

     We currently purchase through GM's purchasing network certain materials for use in the manufacture of products sold under the CSA and the LPCs. While we pay current market prices for such materials, increases or decreases in such prices from levels established under the CSA or LPCs currently result in corresponding increases or decreases in the aggregate amount paid by GM to us for our products, thereby protecting us from increases in the costs of such materials while such purchasing arrangement is in effect. We have agreed with GM to develop a mutually satisfactory plan to terminate this purchasing arrangement no later than December 2002, although we will continue to be eligible to participate in GM's then current steel resale program and pricing adjustment policy for non-ferrous metals. We expect to begin transitioning this purchasing function from GM to ourselves during 1999.

     While the prices at which we sell our products under the CSA and the LPCs have been established, under the LPCs, upon termination of the purchasing arrangement described above, we will no longer have a contractual right to pass on any future increases in the cost of such materials. There can be no assurance that we will be able to pass on any increased labor, materials or other costs to GM in the future as we have from time to time in the past pursuant to the above-described terms of the CSA or by certain additional payments agreed to as part of the commercial arrangements between GM and ourselves (subject to certain temporary reductions described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Company Overview"). See "Risk Factors--We are affected by our labor expenses." LPCs have been entered into for substantially all GM vehicle programs supplied by us, including the GMT-800 and M-SUV Programs.

     Under the CSA, we have agreed with GM to share certain savings in costs resulting from our mutual efforts or from labor contract negotiations. To date, such shared cost savings have been minimal. Other cost savings resulting from our management expertise and knowledge or contributions from our associates, without input from

GM, are not included in any such cost savings computations and are not shared with GM. Sharing of cost savings under the LPCs is substantially similar as under the CSA, but does not include savings resulting from labor contract negotiations.

     Under the CSA, we are not liable for warranty costs for our products after the relevant vehicle has been sold to a retail purchaser unless it is determined that the frequency or total cost of warranty claims for a given period significantly exceeds the historical frequency of such claims for a comparable model. Under the LPCs, our products are subject to the warranty provisions of GM's standard purchase order, including warranties as to the absence of defects and as to fitness and sufficiency for the particular purposes for which such products are to be used by GM.

     Under the terms of the CSA, if GM determines that a family of products (as defined in the CSA) produced by us under the CSA is no longer competitive in terms of quality, service or price and, following notice from GM, we fail to remedy the noncompetitive condition within a specified period, then GM may elect to discontinue purchasing such family of products from us beginning March 2001. GM also may terminate the CSA in the event we become insolvent or enter into bankruptcy or similar proceedings or if a significant portion of our assets become subject to attachment, embargo or expropriation. Pursuant to the MOU, the CSA will terminate when the materials purchasing arrangements described above have been terminated and all products currently supplied under the CSA are included in LPCs, but in any event no earlier than March 2001.

     Under the terms of the standard form LPC, if GM determines that products produced by us under an LPC are no longer competitive in terms of technology, design or quality and, following notice from GM, we fail to remedy the noncompetitive condition within a specified period, then GM may elect to terminate such LPC. Termination with respect to such products becomes effective one year after GM gives us notice of termination. Under the LPCs, we have agreed not to sue GM or its other suppliers in the event GM terminates the LPC and obtains similar products from other sources.

     At the time of the 1994 Acquisition we also entered into a supply agreement (the "GMCL Agreement") with General Motors of Canada, Limited ("GMCL"), an affiliate of GM, whereby axles produced at GMCL's St. Catharines, Ontario facility are purchased by us for resale to GM. The GMCL Agreement, as amended, expires in September 1999. The axles produced at St. Catharines accounted for less than 10% of our revenues in 1998. In addition, we have an irrevocable option to purchase for a nominal amount the equipment used by GMCL at this facility to produce axles.

SALES AND BUSINESS DEVELOPMENT

     Our sales and business development organization is structured into three groups. The first group manages the commercial sales to GM's North American operations, the second group supports Ford, DaimlerChrysler and all forged products customers while the third supports all other customers worldwide (focusing on Asia, Europe and South America), including GM's international divisions. Sales and business development associates work closely with customers and our engineers to identify product needs and anticipate customer program initiatives and timing in order to position us to support new programs, beginning with the design and the development and continuing through product launch.

     As GM and other OEMs expand globally, we intend to support our customers through regional sales offices. We currently have sales offices in Tokyo, Japan and Ulm, Germany to support our customers and pursue business development opportunities in Asia and Europe. We will consider sales offices in other regions of the world in order to support OEM programs worldwide and provide access to new markets for our products. We are constructing a manufacturing facility, which includes a sales office, in Guanajuato, Mexico. Production in this facility currently is scheduled to begin in the fall of 2000. The Guanajuato sales office will pursue business development opportunities in Mexico and South America.

RESEARCH AND DEVELOPMENT

     Our research and development efforts are intended to facilitate our ability to respond to the technological demands of the market and to support our customers. In July 1995, we completed construction of our Technical Center in Rochester Hills, Michigan, employing approximately 150 engineers, designers and technicians, specializing in design, development and process engineering. The Technical Center is located near GM's Truck Group Headquarters, as well as the technical centers of other major OEMs, which facilitates communications between us and our customers. The Technical Center includes a materials laboratory and complete product testing and development equipment, including four-wheel drive chassis and driveline dynamometers in semi-anechoic noise chambers to analyze complete driveline systems for sources of noise and vibration. We engage in a multi-phase program of management processes and product launch review to ensure product readiness. We believe that this rigorous program of research and development, testing and validation provides our customers with full-service design services and high quality engineering and manufacturing.

     Approximately $29.5 million and $27.8 million was invested in research and development expenses, product enhancement and new designs during the years ended December 31, 1998 and 1997, respectively, in order for us to maintain and expand our technological expertise in both product and process. Our engineering design involves the use of highly sophisticated analytical tools, computer-aided design techniques and simultaneous engineering processes based on close communications and teamwork among design engineers, manufacturing engineers and the customer. We promote a cross-functional product team approach with respect to product and process development that utilizes engineering tools such as:

     o computer-aided design, manufacturing and engineering;

     o computer-integrated manufacturing;

     o engineering analysis;

     o design validation plans and reports; and

     o a fully integrated LAN/WAN computer network.

MANUFACTURING

     We continue to expand and implement a flexible manufacturing strategy that improves quality, delivery integrity and cost reduction ability. All of our manufacturing plants, our Technical Center and our corporate headquarters have received ISO/QS 9000 certifications, which are international and industry quality standards.

     We utilize the latest technology such as computer-aided design and manufacturing to reduce lead time and to assure dimensional accuracy and quality of our final products. For example, computer integrated manufacturing allows us to validate tooling before release to actual production. Reductions in cost are expected to result from newer flexible equipment, our ability to perform several manufacturing processes at the same facility, less inventory, reduction in defects and fewer returned sales. From March 1994 to December 1998, we have invested approximately $825 million to upgrade our equipment and facilities.

     We are committed to reducing operating costs by developing new manufacturing processes, improving product design and investing in new equipment and technology. Management continues to identify and implement new cost reduction initiatives and believes that additional improvements can be achieved through improved manufacturing methods, many of which involve minimal capital expenditures. These initiatives have been focused on key capacity and efficiency issues such as reducing equipment downtime, improving product and material workflow, eliminating bottleneck operations and upgrading personnel through training and hiring.

     Another important element of our manufacturing strategy and a key to our future success is the strategic investment of capital for new technology. Any new machinery and equipment purchased by us is analyzed for its flexibility, speed and reliability and must be capable of achieving maximum throughput at world-class quality levels.

     We (excluding Albion) produce on average approximately 14,000 axles, 15,000 propeller shafts, 9,000 steering linkages, 21,500 stabilizer bars and forgings in excess of 250,000 each production day in December 1998. We have successfully increased production of axles per production day from approximately 10,000 in March 1994 to approximately 14,000 in December 1998 while reducing manufacturing space requirements and improving quality. We have reduced discrepant parts shipped to GM, as measured by GM, from approximately 13,400 PPM during the six months ended December 31, 1994 to approximately 118 PPM during the six months ended December 31, 1998, and parts returned by GM decreased from 5,136 PPM during the ten months ended

December 31, 1994 to 223 PPM during the twelve months ended December 31, 1998. See "Risk Factors--We plan to implement certain product programs." Our manufacturing facilities have adequate production capacity for our current needs, and management believes our present facilities, enhanced by currently budgeted capital expenditures for equipment additions and improvements, will be adequate to meet currently anticipated customer requirements.

ASSOCIATES

     We believe that one of our most important assets is our workforce. Since the 1994 Acquisition, we have focused on making significant improvements in our labor relations through improving working conditions, incentive programs and town hall meetings with our hourly associates. We have also implemented a program of continuous training whereby our associates are taught the skill sets important to producing products of precision quality. In each of the past three years, we have invested approximately 300,000 labor hours annually in various training and educational programs.

     We also recognize that a key element of our long-term competitiveness is developing a constructive working relationship with our unions. In 1997, our management negotiated, and our workers ratified, our first agreements with the UAW and the IAM after our separation from GM in the 1994 Acquisition. Significantly, the unions have committed to assist us in achieving both quality and productivity gains over the life of the contract.

     As of December 31, 1998, we employed approximately 8,500 associates in the United States. Approximately 6,900 of our U.S.-based hourly associates are represented by the UAW under a collective bargaining agreement which runs through February 25, 2000. Our approximately 300 remaining U.S.-based hourly associates are represented by the IAM under a collective bargaining agreement which runs through May 5, 2000. In addition, we employ approximately 1,100 associates at our recently acquired Albion subsidiary who are represented by labor unions under various collective bargaining agreements, certain of which may be terminated upon six-months' notice. We believe our relationships with our associates and their unions are positive.

     As part of the 1994 Acquisition, our hourly associates were given the option to transition back to GM as jobs at GM became available. Of the 6,500 hourly associates that were employed on March 1, 1994, approximately 2,900 have returned to GM and as of December 31, 1998, approximately 1,500 associates are eligible to return to GM. Such associates may transition back to GM once a requested position becomes available on a schedule to be determined by us. Such associates may also elect to remain with us. Many of those who returned to GM were high seniority workers who were at or near retirement age. As a result of this turnover, the average age of hourly associates has decreased and the level of education of hourly associates in the workforce has increased.

COMPETITION

     Our primary competitors in the North American light truck and SUV driveline systems market are:

     o the internal "captive" operations of Ford and DaimlerChrysler; and

     o independent, publicly-traded Dana Corporation.

The Ford and DaimlerChrysler operations are strictly internal and do not manufacture products for outside customers at this time. Several foreign firms have niche driveline businesses which primarily supply foreign transplant auto manufacturers.

     The automotive industry is highly competitive. We compete based on technology, quality, price, durability, reliability and overall customer service. Our competitors include driveline component manufacturing facilities of existing OEMs, as well as a small number of independent suppliers of driveline systems and several independent suppliers of forged products. Certain of these OEMs are also our customers. Our principal competitors are large and have substantial resources, including those competitors that are owned by OEMs. There can be no assurance that competitors will not be able to take actions, including developing new technology or products, or offering prolonged reduced pricing, which could adversely affect us.

     We believe that the trend in the industry is for OEMs to reduce the number of their suppliers and develop close ties and long term, partnership-style relationships with those suppliers similar to the relationship developed between GM and us.

PRODUCTIVE MATERIALS

     We believe we have adequate sources for the supply of productive materials and components for our manufacturing needs. Our suppliers are located primarily in North America. We have, since the 1994 Acquisition, purchased through GM's purchasing network certain materials for use in the manufacture of products sold under the CSA and LPCs. We have agreed with GM to terminate this arrangement and, in anticipation of such termination, we have initiated a policy of strengthening our supplier relationships by concentrating our productive material purchases with a limited number of suppliers. We believe that this policy contributes to quality and cost control and increases a supplier's committment to us. We rely upon, and expect to continue to rely upon, single source suppliers for certain critical components. See "Risk Factors--We rely on GM for business" and "--Inventory Management--We rely on single source suppliers."

PATENTS AND TRADEMARKS

     We maintain and have pending various U.S. and foreign patents and other rights to intellectual property relating to our business, which we believe are appropriate to protect our interest in existing products, new inventions, manufacturing processes and product developments. We do not believe any single patent is material to our business nor would the expiration or invalidity of any patent have a material adverse effect on our business or our ability to compete. We are not currently engaged in any material infringement litigation, nor are there any material claims pending by or against us.

PROPERTIES

     Since the 1994 Acquisition, we have dedicated substantial resources to improving the functionality and physical appearance of our facilities, making renovations including painting, lighting, roofing, insulation, ventilation, fire protection, fencing, parking lot, railroad and dock upgrades, and office improvements. We have also purchased numerous buildings surrounding our facilities and subsequently demolished these buildings and landscaped the areas. Working with state and local governments, we have been successful in securing infrastructure improvements surrounding the Detroit and Buffalo facilities, including road, sewer and utility upgrades.

     The following is a summary of our principal facilities:

                                                 APPROX.         TYPE OF
                   NAME                          SQ. FEET        INTEREST                   FUNCTION
------------------------------------------   ----------------    -------   ------------------------------------------
Detroit Gear & Axle ......................      1,660,000         Owned    Rear and front axles, front suspensions,
  Detroit, MI                                                              brake assemblies, and rear brake drums
Buffalo Gear & Axle ......................      1,165,000         Owned    Rear axles and steering linkages
  Buffalo, NY
Three Rivers Plant .......................       750,000          Owned    Rear propeller shafts, front auxiliary
  Three Rivers, MI                                                         propeller shafts, and universal joints
Detroit Forge ............................       710,000          Owned    Forged products
  Detroit, MI
Tonawanda Forge ..........................       470,000          Owned    Forged products
  Tonawanda, NY
Scotstoun Plant ..........................       460,000         Leased    Front and rear axles for medium-duty
  Glasgow, Scotland                                                        trucks and vans
Farington Plant ..........................       367,000         Leased    Front and rear axles for buses and chassis
  Leyland, England                                                         components
Guanajuato Gear & Axle ...................       335,000          Owned    Rear axles
  Guanajuato, Mexico                         (in construction
                                                  phase)
Spurrier Plant ...........................       290,000         Leased    Crankshafts and fabricated parts
  Leyland, England
Technical Center .........................        66,000         Leased    Research and development, design
  Rochester Hills, MI                                                      engineering, metallurgy, testing,
                                                                           validation, materials purchasing and sales
Corporate Headquarters ...................        31,000          Owned    Executive and administrative offices
  Detroit, MI                                                              located at the Detroit Gear & Axle
                                                                           facility

     The Detroit Gear & Axle, Detroit Forge, Three Rivers Plant and Corporate Headquarters facilities are each subject to a mortgage executed in favor of the several lenders party to the Credit Facilities. Such mortgages expire upon satisfaction of all borrowings under the Credit Facilities.

SEASONALITY

     Our business is moderately seasonal as we typically shut down our operations for two weeks each July and approximately one week at the end of December consistent with the work schedule of our principal customers. Our third and fourth quarter results reflect the effects of these shutdowns. In addition, our principal customers have incurred lower production rates in the third quarter as model changes enter production.

ENVIRONMENTAL MATTERS

     In connection with the 1994 Acquisition, GM has agreed to indemnify and hold harmless the Issuer from certain environmental issues identified as potential areas of environmental concern at the time of the 1994 Acquisition. GM has also agreed to indemnify the Issuer, under certain circumstances, for up to ten years from the date of closing of the 1994 Acquisition with respect to certain pre-closing environmental conditions.

     Approximately one acre of a parking lot at our Buffalo facility has been designated by the New York Department of Environmental Conservation ("NYDEC") as a Class 3 Inactive Hazardous Waste Disposal Site due to the presence of polychlorinated biphenyls in subsurface soil and groundwater below existing pavement, and an elevated level of lead in the soil. A Class 3 designation is given to a site which does not present a significant threat to the public health or the environment and at which action may be deferred. The area is the subject of an Order of Consent between GM and NYDEC effective February 2, 1995. Remediation required thereunder is being performed by GM in the ordinary course of business. In addition, GM is conducting remediation at our Tonawanda facility as a result of the presence of polychlorinated biphenyls in the soil. The contamination of both sites took place prior to our acquiring the properties and is the responsibility of GM.

LITIGATION

     We are involved in various legal proceedings incidental to our business. Although the outcome of these matters cannot be predicted with certainty, management believes that none of these matters, individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or cash flows.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our management team has proven leadership and extensive automotive industry experience. The management team has been a critical factor in the turnaround of our operations since the 1994 Acquisition. The directors and executive officers of Holdings and the Issuer are as follows:

                   NAME                      AGE                         POSITION
------------------------------------------   ----  -----------------------------------------------------
Richard E. Dauch(2).......................    56   Chairman of the Board of Directors, Chief Executive
                                                     Officer and President*
B.G. Mathis(1)............................    66   Executive Vice President--Administration and Chief
                                                     Administrative Officer*; Director
Joel D. Robinson..........................    55   Executive Vice President--Operations and Chief
                                                     Operating Officer**
Marion A. Cumo, Sr........................    56   Vice President--Materials Management**
David C. Dauch............................    34   Vice President--Sales, Marketing and Capacity
                                                     Planning**
Richard F. Dauch..........................    38   Vice President--Manufacturing**
George J. Dellas..........................    56   Vice President--Quality Assurance and Customer
                                                     Satisfaction**
David J. Demos............................    48   Vice President--Procurement**
Patrick S. Lancaster......................    51   Vice President, General Counsel and Secretary*
Allan R. Monich...........................    45   Vice President--Human Resources**
Daniel V. Sagady, P.E.....................    49   Vice President--Engineering and Product Development**
Michael D. Straney........................    56   Vice President--Europe**
Gary J. Witosky...........................    42   Vice President--Finance and Chief Financial Officer*
Robert A. Krause..........................    42   Treasurer*
Glenn H. Hutchins(2)......................    43   Director
Bret D. Pearlman(1).......................    32   Director
David A. Stockman(2)......................    52   Director

------------------
      * Executive Officer of the Company and the Issuer
     ** Executive Officer of the Issuer
     (1) Class II Director
     (2) Class III Director

     Richard E. Dauch has been our Chief Executive Officer, President and a member of the Board of Directors since the 1994 Acquisition. In October 1997, he was named Chairman of the Board of Directors. Prior to March 1994, he spent
12 years at Chrysler. He left Chrysler in 1991 as Executive Vice President of Worldwide Manufacturing. Mr. Dauch also served as group vice president of Volkswagen of America, where he established the manufacturing facilities for the first automotive transplant in the United States. Mr. Dauch has over 34 years of experience in the automotive industry. In 1996, Mr. Dauch was recognized as the Worldwide Automotive Industry Leader of the Year by the Automotive Hall of Fame and was recently named the 1997 Manufacturer of the Year by the Michigan Manufacturer's Association. He has lectured extensively on the subject of manufacturing and authored the book, Passion for Manufacturing, which is distributed in 80 countries in several languages.

     B. G. Mathis became Executive Vice President--Administration and Chief Administrative Officer in January 1999. From August 1998 to January 1999, Mr. Mathis served as our Executive Vice President--Special Projects of the Company and previously was Executive Vice President and Chief Administrative Officer since November 1997 and was Vice President--Administration and Chief Administrative Officer since we were purchased in the 1994 Acquisition.
Mr Mathis has also served as one of our directors since October 1997.
Mr. Mathis spent 28 years at Chrysler and held increasingly responsible executive administrative positions, including Manager of Personnel for all Chrysler Manufacturing Operations. He retired from Chrysler in 1988.

     Joel D. Robinson has been Executive Vice President and Chief Operating Officer since August 1998 and most recently was Vice President--Manufacturing since April 1997. Mr. Robinson joined us in March 1994 and has held various positions, including, most recently, Executive Director of the GMT-800 Program. Mr. Robinson began his career in the automotive industry at Ford in 1963, where he held a series of technical and manufacturing management positions.
Mr. Robinson also worked for American Motors Corporation, serving as Director of Vehicle Assembly, and later, at Chrysler, where he was responsible for all car body programs.

     Marion A. Cumo, Sr. has been Vice President--Materials Management since May 1996 and was Vice President--Quality Assurance and Customer Satisfaction from March 1994 to May 1996. Prior to joining us, Mr. Cumo spent 11 years from 1980 to 1991 working as a manufacturing executive at Chrysler. His most recent title at Chrysler was General Plants Manager of Assembly Operations. After leaving Chrysler in 1991, Mr. Cumo became President of Tri-County Chrysler Products in Peebles/West Union, Ohio, and also worked as an automotive manufacturing consultant.

     David C. Dauch has been Vice President--Sales, Marketing and Capacity Planning since August 1998 and most recently was Director of Sales--GM Full-Size Truck Programs since May 1996, and previously was Manager--Sales Administration since joining us in July 1995. Prior to joining us, Mr. Dauch held various positions at Collins & Aikman Products Company, including Sales Manager, from September 1987. David C. Dauch is a son of Richard E. Dauch.

     Richard F. Dauch has been Vice President--Manufacturing since August 1998 and most recently was Director--Strategic and Capacity Planning since February 1998, and previously was Plant Manager for the Detroit Gear & Axle Plant since May 1996 and was Corporate Manager--Labor Relations since joining the firm in May 1995. Prior to joining us, Mr. Dauch worked as a Senior Business Manager and as a Business Unit Manager with United Technologies Corporation from February 1992. Prior to his automotive career, Mr. Dauch served in the U.S. Army for nine-years with assignments including platoon leader and company commander. Richard F. Dauch is a son of Richard E. Dauch.

     George J. Dellas has been Vice President--Quality Assurance and Customer Satisfaction since May 1996 and prior thereto was Vice President--Procurement and Material Management since the 1994 Acquisition. Prior to joining us, Mr. Dellas spent 11 years in executive positions of increasing responsibility at Chrysler. Before leaving Chrysler in 1991, he served as the Director of Advanced Planning for the Assembly Division. Mr. Dellas has over 30 years experience in the automotive industry.

     David J. Demos has been Vice President--Procurement since August 1998 and most recently was Vice President--Sales and Business Development since November 1997 and previously was Vice President--Sales since May 1996. Prior to joining us, Mr. Demos worked for GM for 21 years in various engineering, quality and sales positions in the United States and overseas. In his most recent position with GM he was chief engineer for the European business unit of GM's Saginaw Division and chief engineer of GM final drive systems. Since joining us he has held the positions of Executive Director, Sales and Marketing, and Director, Sales, Marketing and Planning.

     Patrick S. Lancaster has been Vice President, General Counsel and Secretary since November 1997, and previously was General Counsel and Secretary since June 1994. Prior to joining us, Mr. Lancaster worked at Fruehauf Trailer Corporation and its predecessor company from 1981 to 1994 where he last served as General Counsel and Assistant Secretary from March 1990.

     Allan R. Monich has been Vice President--Human Resources since August 1998 and most recently was Vice President--Personnel since November 1997. Mr. Monich served as plant manager for the Buffalo Gear & Axle plant since our formation in March 1994. Prior to joining us in March 1994, Mr. Monich worked for GM for
21 years in the areas of manufacturing, quality, sales and engineering, including four years as a GM plant manager.

     Daniel V. Sagady, P.E. has been Vice President--Engineering and Product Development since November 1997 and previously was Executive Director of Product Engineering since May 1996. Prior to his promotion, Mr. Sagady served as Director of Product Engineering from March 1994. He began his career at GM in 1967 and has spent over 30 years in the automotive industry with both Ford and GM where he has held various positions in manufacturing, quality, testing and developmental engineering. Mr. Sagady is a licensed Professional Engineer.

     Michael D. Straney has been Vice President--Europe since October 1998 and most recently was Vice President--Mergers and Acquisitions since August 1998 and previously was Vice President--Procurement since November 1997. Prior to his current position, Mr. Straney served as Executive Director of Procurement from May 1996 and Executive Director of Strategic Planning from August 1995 and Director of Capacity, Planning, Modernization and Investment since joining us in March 1994. Mr. Straney began his career in 1960 with GM and has served in various capacities, including Plant Manager at our Buffalo facilities while they were owned by GM, and as the Operations Manager of all driveline facilities.

     Gary J. Witosky has been our Vice President--Finance and Chief Financial Officer since March 1997. He also has been our Treasurer from March 1994 until January 1998 and Vice President since July 1996. Prior to joining us,
Mr. Witosky worked for Park Corporation from 1986 to 1994 in Cleveland, Ohio where he served in various positions including Corporate Controller, Assistant Treasurer and Treasurer. In addition, Mr. Witosky spent several years in public accounting and is a Certified Public Accountant.

     Robert A. Krause has been our Treasurer since January 1998. Prior to joining us, Mr. Krause worked for Baxter International Inc. from 1985 to 1997 where he served in various positions in treasury and corporate controller functions including Director--International Treasury and Director--Corporate Reporting. In addition, Mr. Krause spent several years in public accounting and is a Certified Public Accountant.

     Glenn H. Hutchins was elected one of our directors in connection with the Recapitalization. Mr. Hutchins is a founder of Silver Lake Partners, a private equity firm focused on technology and related investments. From 1994 until January 31, 1999 he was a Senior Managing Director of The Blackstone Group L.P. Mr. Hutchins was a Managing Director of Thomas H. Lee Co. ("THL") from 1987 until 1994 and, while on leave from THL during parts of 1993 and 1994, was a Special Advisor in the White House. Mr. Hutchins is a member of the boards of directors of Clark Refining & Marketing, Inc., Clark USA, Inc., CommNet Cellular Inc., Corp Banca (Argentina) S.A. and Corp Group C.V.

     Bret D. Pearlman was elected one of our directors in May 1998.
Mr. Pearlman became a Managing Director of The Blackstone Group L.P. in 1998, and has been involved in the firm's principal activities since 1989.

     David A. Stockman was elected one of our directors in connection with the Recapitalization. He is a member of the limited liability company which acts as the general partner of Blackstone. He is a Senior Managing Director of The Blackstone Group L.P. and has been with Blackstone since 1988. Mr. Stockman is also a Co-Chairman of the board of directors of Collins & Aikman Corporation and a member of the boards of directors of Bar Technologies Inc., Clark Refining & Marketing, Inc., Clark USA, Inc., and Haynes International, Inc.

     Directors of each of Holdings and the Issuer hold office until the expiration of their respective terms and until their successors have been elected and qualified, or until their earlier death, resignation or removal. Executive officers and other officers are elected or appointed by, and serve at the pleasure of, the Board of Directors. Pursuant to Mr. Dauch's employment agreement with Holdings (as successor by merger to AAMM), Holdings has agreed that he will serve as Chairman of the Board, President and Chief Executive Officer until the termination of the agreement. See "--Employment Agreement."

COMMITTEES


     Audit Committee. Holdings has established an Audit Committee. The Audit Committee shall consider and recommend to the Board of Directors the engagement of independent auditors to audit annually the books and records of Holdings and the terms of such engagement; to review the reports of such independent auditors; the appropriateness of the accounting principles followed in preparation of Holdings' financial statements; to review the performance of Holdings' program of internal control to ensure Holdings' compliance with legal requirements; and to perform such other duties related to the foregoing as may be directed by the Board of Directors. It is intended that Holdings will appoint two independent directors to serve on this committee.


     Executive Committee. Holdings has established an Executive Committee consisting of Messrs. Dauch (Committee Chairman), Stockman and Hutchins. The Executive Committee has the authority to exercise the powers of the full Board between Board meetings.

     Compensation Committee. Holdings has established a Compensation Committee consisting of Messrs. Hutchins and Stockman. The duties of the Compensation Committee are generally to review employment, development, reassignment and compensation matters involving corporate officers and such other executive level associates as may be appropriate, including, without limitation, issues relative to salary, bonus, stock options and other incentive arrangements. The Compensation Committee also oversees Holdings' and the Issuer's pension and employee benefit plans. It is intended that Holdings will appoint two independent directors to serve on this committee.

DIRECTOR COMPENSATION

     Holdings expects to pay its non-employee and non-affiliated directors an annual fee of $20,000, plus $1,000 for each regularly scheduled meeting attended and an additional annual fee of $2,500 for service on each Board committee (or $5,000 for chairing a Board committee).

EXECUTIVE COMPENSATION OF HOLDINGS AND THE ISSUER

     The following tables set forth the compensation awarded or paid to, or earned by, Holdings' and the Issuer's Chief Executive Officer and each of Holdings' and the Issuer's other four most highly compensated executive officers during 1998 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                       LONG TERM
                                                                                                     COMPENSATION
                                                                          ANNUAL COMPENSATION           AWARDS
                                                                       --------------------------    -------------
                                                                                     SECURITIES       ALL OTHER
                        NAME AND                            SALARY       BONUS       UNDERLYING      COMPENSATIONS
                   PRINCIPAL POSITION                        ($)         ($)(1)      OPTIONS(#)         ($)(2)
--------------------------------------------------------   --------    ----------    ------------    -------------
Richard E. Dauch........................................   $750,000    $1,200,000        --           $    22,700
  Chairman of the Board, Chief Executive Officer and
  President
B. G. Mathis............................................    325,000       325,000        --                 8,499
  Executive Vice President--Administration and Chief
   Administrative Officer
Joel D. Robinson........................................    220,837       250,000        --                 7,590
  Executive Vice President--Operations and Chief
  Operating Officer
Marion A. Cumo, Sr......................................    200,000       200,000        --                 7,590
  Vice President--Materials Management
George J. Dellas........................................    200,000       200,000        --                 3,150
  Vice President--Quality Assurance and Customer
  Satisfaction

------------------
(1) Bonuses are paid in the year subsequent to the year in which they are earned.

(2) The amounts shown represent the Issuer matching contributions in the Issuer's qualified section 401(k) plan and the dollar value of life insurance premiums and benefits. These amounts, expressed in the same order as identified above, for the Named Executive Officers are as follows: Mr. Dauch--$4,800 and $17,900; Mr. Mathis--$4,719 and $3,780; Messrs. Robinson and Cumo, Sr.--$4,800 and $2,790; and Mr. Dellas--$0 and $3,150.

         AGGREGATED OPTION/SAR EXERCISE IN LAST FISCAL YEAR AND FY-END
                               OPTION/SAR VALUES

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING              VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS/             IN-THE-MONEY OPTIONS/
                                                          SARS AT FISCAL YEAR-END (#)       SARS AT FISCAL YEAR-END ($)
                                                         ------------------------------    ------------------------------
                         NAME                            EXERCISEABLE    UNEXERCISEABLE    EXERCISEABLE    UNEXERCISEABLE
------------------------------------------------------   ------------    --------------    ------------    --------------
Richard E. Dauch......................................     7,015,551        1,730,639      $118,737,678     $ 22,048,341
B. G. Mathis..........................................       578,337          419,539         9,566,917        5,344,927
Joel D. Robinson......................................         8,995          125,862           114,596        1,603,482
Marion C. Cumo........................................       336,430          125,862         5,599,132        1,603,482
George J. Dellas......................................       336,430          125,862         5,599,132        1,603,482

STOCK OPTIONS

  Management Stock Option Plan

     Holdings has adopted The Amended and Restated American Axle & Manufacturing of Michigan, Inc. Management Stock Option Plan (the "Option Plan") under which Holdings is authorized to grant options to purchase up to 5,621,625 shares of Common Stock.

     The Option Plan provides for the issuance of shares of authorized but unissued or reacquired shares of Common Stock, subject to adjustment to reflect certain events such as stock dividends, stock splits, mergers or reorganizations of or by Holdings. The Option Plan is intended to assist Holdings in attracting and retaining employees of outstanding ability and to promote the identification of their interests with those of the stockholders of Holdings. The Option Plan permits the grant of non-qualified stock options to purchase shares of Common Stock. Unless sooner terminated by the Holdings' Board of Directors, the Option Plan will terminate on December 31, 2004. Such termination will not affect the validity of any outstanding grants on the date of the termination.

     The Compensation Committee of the Board of Directors of Holdings administers the Option Plan. The Board of Directors may from time to time amend the terms of any grant of options, but, except for adjustments made upon a change in the Common Stock by reason of a stock split, spin-off, stock dividend, recapitalization, reorganization or similar event, such action will not adversely affect the rights of any participant under the Option Plan without such participant's consent. The Board of Directors will retain the right to amend, suspend or terminate the Option Plan.

     In November 1997, Holdings granted certain options (the "Options") to key employees to purchase an aggregate, less subsequently forfeited shares, of approximately 5,203,220 shares of Common Stock (the "Option Shares") at a purchase price of $4.26 per share. One-third of the Options vest and become exercisable ratably over 5 years; provided, however, that such Options will become immediately vested and exercisable upon the earlier of a Change of Control, for certain participants, or a participant's termination of employment due to death or disability, without Cause or voluntary termination of employment for Good Reason, as those terms are defined in the Option Plan. The remaining two-thirds of the Options vest and become exercisable on the seventh anniversary of the grant date; provided, however, that such options may become exercisable sooner upon the achievement of certain performance targets as specified in the Option Plan. The Compensation Committee of Holdings has authorized the grant of approximately 407,000 additional options under the Management Stock Option Plan in 1999. The purchase price of such options will be the fair market value of the Common Stock at the date the options are granted.

  Replacement Plan

     Holdings has also adopted the 1997 American Axle & Manufacturing of Michigan, Inc. Replacement Plan (the "Replacement Plan") under which Holdings is authorized to grant options to purchase up to 1,858,095 shares of Common Stock at a nominal exercise price.

     The purpose of the Replacement Plan is to provide the award of Replacement Stock Options (as defined in the Replacement Plan) to certain current or former executive officers or directors ("Eligible Holders") of Holdings whose awards under the American Axle & Manufacturing, Inc. Phantom Stock Plan dated March 1, 1994 (the "PSP Plan") were voluntarily canceled in connection with the Recapitalization. Following the Recapitalization, the PSP Plan was terminated. The Replacement Stock Options are intended to preserve the economic value of the cancelled awards. We expect that we will benefit from the added interest which such Eligible Holders will have in our welfare as a result of their proprietary interest in our success. Holdings has granted options to purchase an aggregate of 1,858,095 shares of Common Stock under the Replacement Plan, subject to adjustment to reflect certain events such as stock dividends, stock splits, mergers or reorganizations of or by us. No further options may be granted under the Replacement Plan.

     The Compensation Committee of the Board of Directors administers the Replacement Plan. The Board of Directors may from time to time amend the terms of any grant of options, but, except for adjustments made upon a change in the Common Stock by reason of a stock split, spin-off, stock dividend, recapitalization, reorganization or similar event, such action will not adversely affect the rights of any participant under the Replacement Plan without such participants consent. The Board of Directors retains the right to amend, suspend or terminate the Replacement Plan. The Replacement Stock Options are non-qualified options and are fully vested and exercisable.

  Nonqualified Stock Option Agreement

     AAM, Inc. and Richard E. Dauch are parties to a nonqualified stock option agreement dated February 27, 1994 and amended as of December 21, 1994. Pursuant to the agreement, AAM, Inc. granted Mr. Dauch an option to purchase shares of common stock of AAM, Inc. (the "AAM, Inc. Option"), with such number of shares to be adjusted to reflect certain events such as stock dividends, stock splits, mergers or reorganizations. In connection with the Recapitalization, Holdings agreed to provide Mr. Dauch with an option to purchase 6,891,915 shares of Holdings' Common Stock (the "Exchange Option") at a nominal exercise price per share in exchange for the AAM, Inc. Option. The terms of the Exchange Option are set forth in a nonqualified option agreement dated as of October 30, 1997 (the "Nonqualified Option Agreement") (as amended by the Amendatory Agreement dated December 11, 1998) between American Axle & Manufacturing of Michigan, Inc. and Mr. Dauch. The Exchange Option expires 10 years after the date such Exchange Option was granted, and is fully vested and exercisable.

  The 1999 Stock Incentive Plan

     The following are the material terms of the 1999 Stock Incentive Plan (the "Incentive Plan"), approved by the Board of Directors as of January 8, 1999. The purpose of the Incentive Plan is to provide our directors, officers and key employees ("Participants") an opportunity to benefit from an appreciation in the value of the

Common Stock, thus providing an increased incentive for the Participants to contribute to our future success and prosperity, enhancing the value of the Common Stock for the benefit of the stockholders and increasing our ability to attract and retain highly qualified individuals. The total number of shares of Common Stock that may be issued under the Incentive Plan is 3,500,000 shares. The maximum number of shares of Common Stock for which awards may be granted during a calendar year to any Participant shall be 1,500,000 shares.

     The Incentive Plan is administered by the Compensation Committee of the Board of Directors or a subcommittee thereof. The Compensation Committee has the authority to select the Participants to be granted awards under the Incentive Plan, to determine the size and terms of an award and to determine the time when grants of awards will be made. The Compensation Committee also is authorized to interpret the Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Incentive Plan and to make any other determinations that it deems necessary or desirable for the administration of the Incentive Plan.

     Under the Incentive Plan, the Compensation Committee may grant awards in the form of options, which may be incentive stock options within the meaning of
Section 422 of the Code or non-qualified stock options; stock appreciation rights; or other awards that are valued in whole or in part by reference to, or are otherwise based on, the value of the Common Stock.

     The terms and conditions of options granted under the Incentive Plan shall be established by the Compensation Committee and set forth in a stock option agreement with the Participant. The option price per share of Common Stock shall be determined by the Compensation Committee but shall not be less than the fair market value of the Common Stock on the date of the grant. Options granted under the Incentive Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Compensation Committee, but in no event shall an option be exercisable more than ten years after the date it is granted.

     The Compensation Committee may grant a stock appreciation right independent of or in conjunction with an option or designated portion thereof at the time the related option is granted or at any time prior to the exercise or cancellation of the related option. The exercise price shall be an amount determined by the Compensation Committee but in no event shall such amount be less than the greater of:

          (i) the fair market value of a share on the date the stock appreciation right is granted or, in the case of a stock appreciation right granted in conjunction with an option, or a portion thereof, the option price of the related option; and

          (ii) an amount permitted by applicable laws, rules, by-laws or policies of applicable regulatory authorities or stock exchanges.

     Upon the exercise of a stock appreciation right, the Participant shall be entitled to receive with respect to each share to which such stock appreciation right relates an amount in cash and/or shares, as the case may be, equal to the excess of:

          (i) the fair market value of a share of Common Stock on the date of exercise, over

          (ii) the exercise price of the stock appreciation right.

The Compensation Committee may impose conditions upon the exercisability of stock appreciation rights.

     The Compensation Committee may grant, in its sole discretion, other awards of shares and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of Common Stock. Certain of such other share-based awards may be granted in a manner that is deductible by us under Section 162(m) of the Code and may be based upon stock price, market share, sales, earnings per share, return on equity, costs or other performance goals approved by the Compensation Committee. The Compensation Committee also has the authority to grant other stock-based awards not specifically described above, including awards of Common Stock subject to vesting conditions or restrictions on transfer.

     Except as otherwise provided in the Incentive Plan or in an award agreement, an award may be exercised for all, or from time to time any part, of the shares of Common Stock for which it is then exercisable. The purchase price for the shares of Common Stock subject to an award may be paid to us in full at the time of exercise at the election of the Participant:

          (i) in cash,

          (ii) in shares of Common Stock having a fair market value equal to the aggregate option price for the shares of Common Stock being purchased and satisfying such other requirements as may be imposed by the Compensation Committee,

          (iii) partly in cash and partly in such shares of Common Stock, or

          (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to us an amount equal to the aggregate exercise price for the shares of Common Stock being purchased.

     Each award will be non-transferable during the lifetime of the Participant unless otherwise provided by the Compensation Committee. The Compensation Committee may establish the terms and conditions, if any, under which awards may be exercised by Participants following the termination of their employment or service on the Board, as applicable.

     The Board of Directors may suspend, amend or terminate the Incentive Plan, in whole or in part. No amendment may be made without approval of the stockholders, however, if such approval is required by stock exchange rules or by law. Furthermore, no amendment, suspension or termination of the Incentive Plan may, without the consent of a Participant, impair any of the rights under any award previously granted to such Participant under the Incentive Plan.

     In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares of Common Stock or other corporate exchange, or any distribution to stockholders of shares of Common Stock, the Compensation Committee may make such substitution or adjustment as it deems to be equitable to any affected terms of such awards. In the event of a change of control, as defined in the Incentive Plan, the award may provide that the nonvested portion thereof shall vest and become exercisable in full.

RETIREMENT PROGRAM

     The retirement program for our executives consists of the American Axle & Manufacturing, Inc. Retirement Program for Salaried Employees, which is a tax-qualified plan and subject to ERISA, as well as one non-qualified plan (collectively the American Axle & Manufacturing Supplemental Executive Retirement Program). The contributory portion of the tax-qualified plan provides defined benefits under a formula based on eligible years of credited service, and upon the average monthly remuneration received in the highest sixty months out of the final ten years of service, subject to certain Code limitations which change from time to time. In addition, employees receive an annual retirement benefit which is equal to the sum of 100% of their contributions upon retirement at or after age 65. If employees do not elect to contribute to the tax-qualified plan, they are entitled to receive only basic retirement benefits equal to a flat dollar amount per year of credited service, essentially equivalent to the American Axle & Manufacturing Hourly-Rate Employees Pension Plan. All participants in the plan are entitled to this flat dollar benefit. In accordance with its terms, benefits under the tax-qualified plan fully vest after five years of credited service and are payable at the normal retirement age of 65, or earlier at the election of the participant, either in the form of a single life annuity or in a reduced amount, in joint and survivor form. Supplemental early retirement benefits are available for certain employees hired before 1998.

     If executives made the required contributions to the tax-qualified plan, they may also be eligible to receive the regular form of a supplemental executive benefit. The regular form of the supplemental executive retirement benefit will provide the executive with total monthly retirement benefits equal to 2% of the average monthly base salary received in the highest sixty months out of the final ten years of service, times the years of credited service calculated for purposes of the contributory portion of the qualified plan, less the sum of all benefits payable under this plan before reduction for any survivor option plus 2% times the years of credited service times the maximum monthly Social Security benefit payable to a person retiring at age 65. Table I shows the regular form of the estimated total annual retirement benefit related to final average base salary as of December 31, 1997, that would be payable in 12 equal monthly installments per annum as a single life annuity to executives retiring in 1998 at age 65 (the benefits shown are based upon maximum annual Social Security benefits of $16,104 payable to persons retiring in 1998). If the executive elects to receive benefits in the form of 60% joint and survivor annuity, the amounts shown would generally be reduced by 5%, subject to certain adjustments depending on the age differential between spouses.

                                    TABLE I
       PROJECTED TOTAL ANNUAL SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS
      ASSUMING EXECUTIVE QUALIFIES FOR REGULAR RETIREMENT PROGRAM BENEFITS

           YEARS OF ELIGIBLE CONTRIBUTORY CREDITED SERVICE
---------------------------------------------------------------------
HIGHEST FIVE-YEAR
ANNUAL SALARY         15 YEARS     25 YEARS     35 YEARS     45 YEARS
-----------------     --------     --------     --------     --------
    $ 150,000         $ 44,540     $ 74,240     $103,940     $133,640
      200,000           55,169       91,948      128,727      165,506
      300,000           85,169      141,948      198,727      255,506
      400,000          115,169      191,948      268,727      345,506
      500,000          145,169      241,948      338,727      435,506
      600,000          175,169      291,948      408,727      525,506

     The annual base salaries for the most recent year(s) considered in the calculations of the averages in Table I above are those reported in the Summary Compensation Table in the column labeled "Salary."

     An executive may be eligible to receive the alternative form of the supplemental executive retirement benefit in lieu of the regular form of the supplemental executive retirement benefit. The executive will receive the greater of the regular form or alternative form of the supplemental executive retirement benefit. The sum of the qualified plan benefits and the alternative supplemental retirement benefit will provide the executive with total annual retirement benefits that are equal to 1.5% times eligible years of credited service times the average monthly compensation of the executive's highest five years of total direct compensation (i.e., the average of the 60 highest months of base salary plus the average monthly compensation of the five highest years of bonus and/or restricted stock units awarded) out of the last ten years, less 100% of the maximum monthly Social Security benefit payable to a person in the year of retirement. Table II shows the alternative form of the estimated total supplemental executive annual retirement benefit related to final average total direct compensation as of December 31, 1997, that would be payable in 12 equal monthly installments per annum as a single annuity to executives retiring in 1998 at age 65 (the benefits shown are based upon the maximum Social Security benefits of $16,104 payable to persons retiring in 1998). The amounts shown would be reduced as described above if the executive were to elect joint and survivor benefits.

                                    TABLE II
             PROJECTED TOTAL ANNUAL ALTERNATIVE RETIREMENT BENEFITS
           ASSUMING EXECUTIVE QUALIFIES FOR ALTERNATIVE SUPPLEMENTAL
                     EXECUTIVE RETIREMENT PROGRAM BENEFITS

             YEARS OF ELIGIBLE CONTRIBUTORY CREDITED SERVICE
--------------------------------------------------------------------------
HIGHEST FIVE-YEAR
AVERAGE ANNUAL TOTAL
DIRECT COMPENSATION      15 YEARS     25 YEARS     35 YEARS      45 YEARS
--------------------     --------     --------     --------     ----------
     $  400,000          $ 76,916     $139,166     $201,416     $  263,666
        500,000            96,396      171,396      246,396        321,396
      1,000,000           208,896      358,896      508,896        658,896
      1,200,000           253,896      433,896      613,896        793,896
      1,500,000           321,396      546,396      771,396        996,396
      1,800,000           388,896      658,896      928,896      1,198,896

     The annual total direct compensation for the most recent year considered in the calculation of average annual total direct compensation in Table II above consists of salaries and bonuses as reported in the Summary Compensation Table in the column labeled "Salary" and in the column labeled "Bonus."

     The regular or alternative form of the supplemental executive retirement benefit is provided under a program which is non-qualified for tax purposes and not pre-funded. Supplemental executive retirement benefits under the regular and alternative formula can be reduced or eliminated for both retirees and active employees by the Compensation Committee and the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For a discussion of certain business relationships between Richard E. Dauch and us, see "Certain Transactions--Transactions with Management." Holdings has established a Compensation Committee and intends to appoint two independent directors to serve on this Committee.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     As permitted by the Delaware General Corporation Law ("Delaware Law"), Holdings' Certificate of Incorporation eliminates the personal liability of a director of Holdings for monetary damages for breach of fiduciary duty of care as a director, except for:

          (i) any breach of the director's duty of loyalty to Holdings or its stockholders,

          (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

          (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the Delaware Law, and

          (iv) any transaction from which the director derived an improper personal benefit.

In addition, Holdings' Certificate of Incorporation provides for indemnification, to the full extent specifically authorized under the Delaware Law, of directors and officers of Holdings and persons who serve at the request of Holdings as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise. Holdings also maintains an insurance policy that insures directors and officers of Holdings and its subsidiaries against claims arising from alleged wrongful acts in their respective capacities as directors and officers.

EMPLOYMENT AGREEMENT

     Holdings' has an employment agreement with Mr. Dauch, which expires on December 31, 2004, subject to periodic renewal, and provides for an annual base salary of $750,000. Pursuant to the agreement, Mr. Dauch will be a voting member of the Board of Directors for the term of his employment. Mr. Dauch's employment agreement also provides, among other things, (i) for an annual bonus payable on or before the March 15th following the year in which such bonus was earned and
(ii) participation in the Option Plan. Under the terms of his employment agreement, Mr. Dauch is bound by confidentiality and non-competition covenants for a period of two years following the expiration of the employment agreement. Holdings may terminate Mr. Dauch's employment agreement for Cause (as defined therein).

     The Issuer has purchased a $5.0 million life insurance policy for the benefit of Mr. Dauch, which the Issuer will maintain during employment and for two years after termination other than for cause.

     In connection with the commencement of his employment with American Axle & Manufacturing, Inc., Mr. Dauch received an option to purchase shares of AAM, Inc. In connection with the Recapitalization, Holdings agreed to provide Dauch with an option to purchase 6,891,915 shares of Holdings' Common Stock (the "Exchange Option") at a nominal exercise price per share in exchange for the AAM, Inc. Option. The terms of the Exchange Option are set forth in a nonqualified option agreement dated as of October 30, 1997 between American Axle & Manufacturing of Michigan, Inc. and Mr. Dauch. The Exchange Option expires 10 years after the date such Exchange Option was granted, and is fully vested and exercisable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 1, 1999 (after giving effect to the issuance by Holdings of 7,000,000 shares of Common Stock in connection with the
IPO) by (i) each person known by us to be the beneficial owner of 5% or more of the outstanding Common Stock, (ii) each of the directors of Holdings and
(iii) all of Holdings' directors and our executive officers as a group. The following table does not reflect additional shares of Common Stock that may have been purchased by such persons in connection with the IPO. Unless otherwise indicated, we believe that the beneficial owner has sole voting and investment power over such shares. Holdings, Blackstone, Jupiter and Messrs. Dauch, Alexander, Witosky and Harris are parties to a Stockholders' Agreement that provides for certain tag-along and drag-along rights, the operation of which could result in a change of control in American Axle. See "Related Party Transactions--Stockholders' Agreement and Recapitalization."

                                                                                 AMOUNT AND NATURE
                                                                                 OF BENEFICIAL OWNERSHIP      PERCENT
                             NAME AND ADDRESS OF                                 (NUMBER OF SHARES              OF
                               BENEFICIAL OWNER                                  BENEFICIALLY OWNED)           CLASS
------------------------------------------------------------------------------   -------------------------    ---------
Blackstone(1).................................................................           26,510,992              54.3%
Richard E. Dauch(2)(3)........................................................           10,538,436              21.6
Glenn H. Hutchins(4)..........................................................                   --                --
B.G. Mathis(3)................................................................              578,337               1.2
Bret D. Pearlman(5)...........................................................           26,510,992              54.3
David A. Stockman(5)..........................................................           26,510,992              54.3
All directors of Holdings and executive officers of the Company as a group
  (18 persons)(6).............................................................           38,797,970              79.5%

------------------
(1) 26,510,992 shares, or 54.3%, of the outstanding shares are held collectively by Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P. and Blackstone Family Investment Partnership II L.P. Blackstone Management Associates II L.L.C. ("BMA") is the general partner of each of such entities. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of BMA and as such may be deemed to share beneficial ownership of the shares owned by Blackstone. Blackstone's business address is 345 Park Avenue, 31st Floor, New York, New York 10154.

(2) Mr. Dauch's business address is 1840 Holbrook Avenue, Detroit, Michigan 48212. Includes 10,367,870 shares held by the Dauch Annuity Trust 2001, the Dauch Annuity Trust 2004 and the Dauch Annuity Trust 2007 (collectively, the "Trusts"). Mr. Dauch is Trustee of the Trusts and has the power to sell, transfer or otherwise dispose of shares owned by the Trusts. Mr. Dauch disclaims beneficial ownership of such shares.

(3) Includes 7,015,551 and 578,337 shares issuable pursuant to options that are currently exercisable by Mr. Dauch and Mr. Mathis, respectively.

(4) Until January 31, 1999 Mr. Hutchins was a Senior Managing Director of The Blackstone Group L.P.

(5) Each such person's business address is 345 Park Avenue, 31st Floor, New York, New York 10154. Mr. Stockman is a member of BMA, which has investment and voting control over the shares held or controlled by Blackstone. Beneficial ownership of shares by such two individuals include the shares beneficially owned by Blackstone. Each of such persons disclaims beneficial ownership of such shares.

(6) Includes options to purchase 8,598,404 shares of Common Stock, and shares of Common Stock beneficially owned by Blackstone as described in notes (1) and
    (5) above.

                           RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH BLACKSTONE AFFILIATES

     In connection with the Recapitalization, we entered into a monitoring agreement dated as of October 29, 1997 with Blackstone Management Partners L.P. ("Blackstone Management"), an affiliate of Blackstone (the "Monitoring Agreement"), pursuant to which Blackstone Management will provide certain advisory and consulting services to us in connection with our ongoing strategic and operational affairs. The term of the Monitoring Agreement expires when Blackstone ceases to own at least one-half of the Common Stock held by it at the closing of the Recapitalization. Under the Monitoring Agreement, we paid Blackstone $2.4 million and $0.8 million during the years ended December 31, 1998 and 1997. On each of March 31 and September 30 after December 31, 1998, we will pay Blackstone Management $1.0 million. In addition, on each March 31, commencing in 1999, we will pay Blackstone an amount equal to 1.0% of EBITDA (as defined in the Monitoring Agreement) for the most recently completed fiscal year less $2.0 million (if such amount is positive). In addition, in 1997 we paid Blackstone Management a $9.3 million transaction fee for services provided in connection with the Recapitalization. Pursuant to the Recapitalization Agreement, we paid approximately $5.4 million of legal, accounting and financial advisory fees and expenses incurred in connection with the Recapitalization on behalf of Blackstone. In 1998 we paid a $0.3 million transaction fee to Blackstone Management for services provided in connection with the Albion acquisition. David A. Stockman, who serves as one of our directors, is a senior managing director of The Blackstone Group L.P., an affiliate of Blackstone Management. Bret D. Pearlman, who also serves as one of our directors, is a managing director of The Blackstone Group L.P. Another director, Glenn H. Hutchins, was formerly a senior managing director of The Blackstone Group L.P.

STOCKHOLDERS' AGREEMENT AND RECAPITALIZATION

     In connection with the Recapitalization, we entered into the Stockholders' Agreement with Blackstone, Jupiter and Richard E. Dauch, Michael D. Alexander, Gary J. Witosky and Morton E. Harris which provides for, among other things, the matters described below:

     Tag-Along Rights. So long as Blackstone owns not less that one-third of the Common Stock held by it at the closing of the Recapitalization, the Stockholders' Agreement grants each of Jupiter and Messrs. Dauch, Alexander, Witosky and Harris the right, subject to certain exceptions, in connection with a proposed transfer of Common Stock by Blackstone, to require the proposed transferee to purchase a certain percentage of the Common Stock owned by them at the same price and upon the same terms and conditions.

     Drag-Along Rights. So long as Blackstone owns not less than one-third of the Common Stock held by it at the closing of the Recapitalization, the Stockholders' Agreement grants Blackstone the right, in connection with an offer by a third party to purchase all of the Common Stock held by Blackstone, Jupiter and Messrs. Dauch, Alexander, Witosky and Harris, to require Jupiter and Messrs. Dauch, Alexander, Witosky and Harris to transfer all of the Common Stock owned by them to such third party on the terms of the offer so accepted by Blackstone, subject to certain restrictions.

     Registration Rights. The Stockholders' Agreement grants "piggy-back" registration rights to Blackstone, Jupiter and Messrs. Dauch, Harris, Alexander and Witosky, subject to certain limitations, each time Holdings files a registration statement in connection with the sale of Common Stock by Holdings. The Stockholders' Agreement also grants "demand" registration rights to Blackstone, Jupiter and Messrs. Dauch and Harris, subject to certain limitations.

     Participation Rights. The Stockholders' Agreement grants to Jupiter and Messrs. Dauch, Alexander, Witosky and Harris the right, upon any issuance by Holdings of additional Common Stock to Blackstone (other than pursuant to a public offering or a pro rata issuance to all holders of Common Stock), to subscribe for additional Common Stock at the same price and upon the same conditions so that, after giving effect to the issuance and the exercise of such rights, the Common Stock owned by each represents the same percentage of the total outstanding Common Stock on a fully diluted basis as was owned by each immediately prior thereto.

     Approval of Affiliate Transactions. The Stockholders' Agreement generally provides that, subject to certain conditions, Holdings will not, and will cause its subsidiaries not to, enter into any transaction with an affiliate of Holdings (other than Holdings and its subsidiaries) (an "Affiliate") for the benefit of such an Affiliate that would require consent of the banks under the Credit Facilities among us and the lenders thereto unless such transaction

          o is approved by the Board of Directors of Holdings;

          o is contemplated by the Recapitalization Agreement; or

          o is the payment of certain management and monitoring fees or customary investment banking fees to Blackstone.

Such transactions with an Affiliate requiring the consent of the banks under the Credit Facilities generally include

          o the sale or transfer to, or purchase or acquisition of assets from or any other transaction with, an Affiliate, subject to specified exceptions; and

          o the payment of monitoring or management fees to Blackstone or its affiliates in an amount exceeding in any fiscal year the greater of:

             o $2,000,000; or

             o an amount equal to 1% of EBITDA (as defined under the Credit
               Facilities) for the prior fiscal year.

     Termination. The Stockholders' Agreement will terminate on the earliest date on which Blackstone and its affiliates do not collectively own one-fifth or more of the Common Stock on a fully diluted basis. See "Principal Stockholders."

     In connection with the Recapitalization:

          o Holdings repurchased shares of Common Stock held by Jupiter and Morton E. Harris for an aggregate purchase price of approximately $195.0 million and $21.3 million, respectively;

          o Holdings redeemed all of the outstanding shares of Class A Preferred Stock of the Issuer held by Jupiter for approximately $170.2 million;

          o Holdings made a $74.2 million payment to Jupiter related to certain tax payments; and

          o the Issuer paid to James W. McLernon, the former chairman of the board of directors of the Issuer, a bonus of approximately
            $7.2 million pursuant to a letter agreement dated July 29, 1997.

     Disposition Agreement. In December 1998, we entered into a disposition agreement with Mr. Dauch ("Disposition Agreement"), which provides that upon the termination of Mr. Dauch's employment due to death or Disability (as defined in the Disposition Agreement) and subject to certain conditions, Mr. Dauch, his estate or a trust acting on behalf of Mr. Dauch or the beneficiaries of his estate (collectively the "Selling Entity"), will have the right to sell any shares of Common Stock held by the Selling Entity for a period up to six months after such termination, notwithstanding restrictions on transfer set forth in the Stockholders' Agreement. If the Selling Entity offers such shares in a registered offering pursuant to the demand rights provided for in the Stockholders' Agreement during such six-month period, the Selling Entity would be entitled to include its shares in such registered offering prior to shares, if any, to be offered by Holdings or a third party. If the Selling Entity wishes to accept an offer for such shares from a third party, first Holdings, and then Blackstone, would have a right of first refusal to purchase such shares. In the event of any conflicts between the Disposition Agreement and the Stockholders Agreement, the Disposition Agreement shall control.

TRANSACTIONS WITH PARK CORPORATION

     Immediately after the closing of the Recapitalization, Jupiter, a wholly owned subsidiary of Park Corporation, owned 5.1% of the Common Stock. Prior to the Recapitalization, Park Corporation provided the Issuer cash management services whereby available cash balances of the Issuer were invested on its behalf. Park Corporation received $12,536,288 from the Issuer in consideration for services it provided to the Issuer from March 1994 to September 1997. In addition, prior to the Recapitalization, the Issuer purchased certain manufacturing equipment from Motch Corporation, an affiliate of Park Corporation. During 1997, payments to Motch Corporation from the Issuer for such equipment totaled approximately $9.6 million.

TRANSACTIONS WITH MANAGEMENT

     In connection with the Recapitalization, the Issuer paid a bonus of $11.0 million to Richard E. Dauch. In connection with this payment, Mr. Dauch agreed to repay to the Issuer any refund, overpayment or other redistribution of Election Taxes to be received by him from Jupiter in an amount up to $11.0 million. The "Election Taxes" were corporate taxes due by Jupiter as a result of the Section 338(h)(10) of the Internal Revenue Code election. The amount of the tax payment was estimated at the closing of the Recapitalization and was prefunded by Holdings. The final Election Taxes were paid by Jupiter as the parent of the Issuer and the overpayment was refunded to the shareholders of the Issuer. At Mr. Dauch's direction, Jupiter paid the Issuer approximately
$7.2 million due to Mr. Dauch in May 1998 in full satisfaction of such agreement.

     Holdings made a loan of $13.0 million in the third quarter of 1998 to Richard E. Dauch, Chairman, pursuant to a $15.0 million Senior Secured Promissory Note facility (the "Note"). The Note and interest payable at six month LIBOR plus 2% was repaid in 1999.

     Two sons of Richard E. Dauch and a son of Mr. Mathis are employed by us. David C. Dauch serves as Vice President--Sales, Marketing and Capacity Planning, Richard F. Dauch serves as Vice President--Manufacturing and Robert Mathis serves as Manager, Human Resources Operations.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR SECURED CREDIT FACILITIES

     In connection with the Recapitalization, The Chase Manhattan Bank ("Chase") and a group of other lenders provided us with Credit Facilities in an aggregate principal amount not to exceed $750 million of which as of December 31, 1998:

          o $375 million is borrowed under the Tranche B Term Loan Facility (as defined below);

          o $125 million is available under the Tranche A Term Loan Facility (as defined below) to finance Capital Expenditures as defined in the Credit Facilities and refinance the Revolving Credit Facility; and

          o $223 million was borrowed and $27 million is available under the Revolving Credit Facility (as defined below) for general corporate purposes, each subject to customary borrowing conditions.

     The Credit Facilities consist of:

          o a Senior Secured Term Loan Facility (the "Tranche A Term Loan Facility") providing for delayed draw term loans in an aggregate principal amount of $125 million;

          o a Senior Secured Term Loan Facility (the "Tranche B Term Loan Facility" and, together with the Tranche A Term Loan Facility, the "Term Loan Facility")) providing for term loans in an aggregate principal amount of $375 million; and

          o a Senior Secured Revolving Credit Facility (the "Revolving Credit Facility") providing for revolving loans and the issuance of letters of credit in an aggregate principal and stated amount not to exceed $250 million (of which not more than $30 million may be represented by letters of credit).

     Except as set forth below, the full amount of the Tranche B Term Loan Facility was drawn in a single drawing at the closing of the Recapitalization and amounts repaid and prepaid under any Term Loan Facility may not be reborrowed. Loans under the Tranche A Term Loan Facility are available at any time prior to October 1999. Loans and letters of credit under the Revolving Credit Facility are available at any time prior to October 30, 2004. In connection with the Revolving Credit Facility, we may make short-term borrowings of up to $20 million of swing-line loans. Any such swing-line loans will reduce the amount available under the Revolving Credit Facility on a dollar-for-dollar basis.

     Loans made under the Tranche A Term Loan Facility will amortize semi-annually and mature on October 30, 2004. The Tranche B Term Loan Facility amortizes semi-annually and matures on April 30, 2006. Assuming the Tranche A Term Loan Facility is fully drawn, annual payments for such facility total $15.0 million in 2000, $20.0 million in 2001, $25.0 million in 2002, $30.0 million in 2003, concluding with $35.0 million in 2004. Annual payments for the Tranche B Term Loan Facility total $1.0 million from and including 2000 through 2003, $21.0 million in 2004, $175.0 million in 2005, concluding with a final payment in 2006 of $175.0 million on the maturity date.

     We are required to make mandatory prepayments of term loans, and commitments will be mandatorily reduced, in amounts, at specified times and subject to certain exceptions:

          o in respect of:

             (i) 75% of our consolidated excess cash flow and our subsidiaries;
        or

             (ii) 50% of our consolidated excess cash flow and our subsidiaries if we meet specified financial performance tests (in each case after giving effect to debt service on the Credit Facilities);

          o in respect of 100% of the net proceeds of:

             (i) certain dispositions by us or any of our subsidiaries of assets or the stock of subsidiaries (other than asset sales effected pursuant to certain lease financings and the Receivables Facility); or

             (ii) the incurrence of certain indebtedness by our subsidiaries or us; and

          o in respect of 50% of the net proceeds of certain sales of our equity securities other than the net proceeds of the sale of the first $175.0 million of such equity securities (of which the IPO constituted approximately $108 million).

     Amounts outstanding under the Credit Facilities are unconditionally and irrevocably guaranteed by Holdings and certain of its subsidiaries. In addition, the Credit Facilities are secured by first priority security interests in substantially all of our tangible and intangible assets and those of our subsidiaries (excluding receivables related to the Receivables Facility), including all the capital stock of, or other equity interests in, our domestic subsidiaries and its existing or subsequently acquired or organized direct or indirect domestic subsidiaries and 65% of the capital stock of, or other equity interests in, each of our foreign subsidiaries.

     At our option, the interests rates applicable to the Credit Facilities are either based on Chase's alternate base rate plus a margin ranging from 0.50% to 1.50% or the eurodollar rate plus a margin ranging from 1.50% to 2.50%. The alternate base rate is the higher of Chase's Prime Rate and the federal funds effective rate plus 0.50%.

     We pay a per annum fee equal to the applicable margin with respect to the eurodollar rate then in effect under the Revolving Credit Facility multiplied by the aggregate face amount of outstanding letters of credit under the Revolving Credit Facility and a per annum fee ranging from 0.375% to 0.50% multiplied by the undrawn portion of the commitments under the Tranche A Term Loan Facility and the Revolving Credit Facility.

     The Credit Facilities contain various operating covenants which, among other things, impose certain limitations on our ability to redeem or repurchase capital stock, incur liens, incur indebtedness, or merge, make acquisitions or sell assets. The Credit Facilities also restrict the payment of dividends on, or other distributions with respect to, our capital stock, other than:

          o dividends or distributions payable solely in Common Stock; and

          o subject to certain dollar limitations, payable to employee benefit plans or to officers and employees in connection with stock option and similar employee benefit plans. In addition, the Credit Facilities require us to comply with financial covenants relating to interest coverage, leverage, retained earnings and capital expenditures.

     Our Credit Facilities previously permitted acquisitions in an amount up to the amount of new equity raised by us. We have obtained a modification to our Credit Facilities increasing the amount of permitted acquisitions by the amount of new subordinated financing raised by us, subject to a maximum increase of $290 million. Therefore, our Credit Facilities permit us to complete up to approximately $400 million of acquisitions. See "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Business Strategy--Pursue Selected Acquisition Opportunities."

RECEIVABLES FACILITY

     The following is a summary of the material terms of the Receivables Facility and is qualified in its entirety by reference to the Receivables Sale Agreement and the Pooling Agreement (each as defined below).

  General

     We established AAM Receivables Corp. ("AAM Receivables") as a wholly-owned, special purpose, bankruptcy-remote subsidiary that purchases all receivables (the "Receivables") generated by the Issuer (in such capacity, the "Seller") pursuant to a receivables sale agreement (the "Receivables Sale Agreement"). The Receivables Sale Agreement contains customary terms for similar transactions, including representations and warranties of the Seller as to the Receivables and certain corporate matters, affirmative and negative covenants and purchase termination events, and is limited recourse to the Seller for breach of representations, warranties and covenants and as described below.

     AAM Receivables also entered into a pooling agreement (the "Pooling Agreement") with Chase as trustee (the "Trustee") pursuant to which AAM Receivables transferred to a trust (the "Trust") all the Receivables, and certain purchasers (in such capacity, the "Purchaser") provided financing to AAM Receivables (which in turn used such financing to pay a portion of the purchase price of the Receivables purchased from the Seller) through the purchase of an undivided percentage ownership interest in the Trust ("Transferred Interests"). The Receivables Facility is supported by a commitment of the Purchasers, subject to the terms and conditions of the Pooling Agreement, to purchase Transferred Interests through the Trust on a revolving basis in an amount not to exceed
$153 million. The availability of the Receivables Facility is subject to the Trust holding Receivables meeting certain eligibility requirements equal to the amount of the outstanding Transferred Interests and required reserves. At December 31, 1998, approximately $66 million was available under the Receivables Facility, of which $63 million was utilized. The sale of Receivables to AAM Receivables, the transfer of Receivables to the Trust and the sale of Transferred Interests are without recourse to the Seller, except:

          o to the extent a Receivable or portion thereof becomes subject to an asserted defense, dispute, off-set or counterclaim (including by GM) as a result of any action taken by, any failure to take action by or any other event relating to the Seller;

          o for claims arising from a breach of representations and warranties or covenants; and

          o for dilution adjustments arising from time to time in respect of rebates, adjustments, returns or modifications of Receivables.

     The Trust, on behalf of the Purchasers, has a first priority perfected security interest in the Receivables, the rights of AAM Receivables under the Receivables Sales Agreement and cash collections and other proceeds received in respect of the Receivables.

     The Receivables are not available to our general creditors. However, GM is also a vendor to the Seller and, in certain circumstances, may be able to offset amounts payable by the Seller against the Seller's trade receivables from GM, which in each case would result in AAM Receivables having a claim against the Seller for such offset amounts. Accordingly, the Receivables Facility has been accounted for as if it were a secured borrowing and therefore is included in our consolidated financial statements.

     Pursuant to a servicing agreement entered into by the Issuer, AAM Receivables and the Trust, the Issuer agreed to service the Receivables for the Trust; provided, that, upon the occurrence of certain events, the servicing agreement may be terminated by the Trustee.

  Interest

     The Receivables Facility bears interest determined, at our option, at rates based on Chase's alternate base rate or LIBOR, plus, in each case, an applicable margin.

  Fees

     AAM Receivables pays certain fees with respect to the Receivables Facility, including a commitment fee (the "Commitment Fee") to the Purchasers in an amount equal to the excess of the average aggregate purchase commitment for any monthly period over the average aggregate Transferred Interests for such period and a monthly program fee.

  Facility Reductions

     The Receivables Facility is supported by a commitment of the Purchasers, subject to the terms and conditions of the Pooling Agreement, providing for the purchase of Receivables through November 2003 to purchase Transferred Interests on a revolving basis. After such time, all collections in respect of Receivables purchased by AAM Receivables from the Seller will be used to reduce the Transferred Interests of the Purchasers in the Receivables. Additionally, at any time, AAM Receivables at its option may reduce the purchase commitment upon notice to the Purchaser or terminate the purchases of Transferred Interests by the Purchasers.

  Early Termination Events

     The Pooling Agreement contains certain early amortization events which would cause the termination of, or permit the Purchasers to terminate, the revolving period and effectively reduce the amount of financing available under the Receivables Facility to zero. Early amortization events include nonpayment of amounts when due, violation of covenants, inaccuracy of representations and warranties in any material respect, failure to comply with specified Receivables performance tests, purchase termination events under the Receivables Sale Agreement, bankruptcy, material judgments, imposition of PBGC liens or material tax liens, and actual or asserted invalidity of the Purchaser's ownership interest in the Receivables. Purchase termination events under the Receivables Sales Agreement relating to the Seller include nonpayment of amounts when due, violation of covenants, inaccuracy of representations and warranties in any material respect, bankruptcy, ERISA events, imposition of PBGC liens or material environmental or tax liens, and certain cross-defaults to the Credit Facilities.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We have entered into an exchange and registration rights agreement with the initial purchasers of the outstanding Notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the outstanding Notes for exchange Notes. We also agreed to use our reasonable best efforts to cause such offer to be consummated within 210 days following the original issue of the outstanding Notes. The exchange Notes will have terms substantially identical to the outstanding Notes except that the exchange Notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding Notes were issued on March 5, 1999.

     Under the circumstances set forth below, we will use our reasonable best efforts to cause the Securities and Exchange Commission to declare effective a shelf registration statement with respect to the resale of the outstanding Notes and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

     o if any changes in law, Commission rules or regulations or applicable interpretations thereof by the staff of the Commission do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

     o if any outstanding Notes validly tendered in the exchange offer are not exchanged for exchange Notes within 210 days after the original issue of the outstanding Notes;

     o if any initial purchaser of the outstanding Notes so requests (but only with respect to any outstanding Notes not eligible to be exchanged for exchange Notes in the exchange offer); or

     o if any holder of the outstanding Notes notifies us that it is not permitted to participate in the exchange offer or would not receive fully tradeable exchange Notes pursuant to the exchange offer; or

     o if the Issuer elects to file a shelf registration statement with respect to the resale of the outstanding Notes.

     If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding Notes. Please read the section captioned "Registration Rights Agreement" for more details regarding the registration rights agreement.

     Each holder of outstanding Notes that wishes to exchange such outstanding Notes for transferable exchange Notes in the exchange offer will be required to make the following representations:

     o any exchange Notes will be acquired in the ordinary course of its business;

     o such holder has no arrangement with any person to participate in the distribution of the exchange Notes; and

     o such holder is not our "affiliate," as defined in Rule 405 of the Securities Act, or if it is our affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

RESALE OF EXCHANGE NOTES

     Based on interpretations of the Commission staff set forth in no action letters issued to unrelated third parties, we believe that exchange Notes issued under the exchange offer in exchange for outstanding Notes may be offered for resale, resold and otherwise transferred by any exchange Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     o such holder is not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     o such exchange Notes are acquired in the ordinary course of the holder's business; and

     o the holder does not intend to participate in the distribution of such exchange Notes.

     Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange Notes:


     o cannot rely on the position of the staff of the Commission enunciated in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     This prospectus may be used for an offer to resell, resale or other retransfer of exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange Notes for its own account in exchange for outstanding Notes, where such outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange Notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of Exchange Notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding Notes properly tendered and not withdrawn prior to the expiration date. The Issuer will issue $1,000 principal amount of exchange Notes in exchange for each $1,000 principal amount of outstanding Notes surrendered under the exchange offer. Outstanding Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange Notes will be substantially identical to the form and terms of the outstanding Notes except the exchange Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon failure of the Issuer to fulfill its obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange Notes will evidence the same debt as the outstanding Notes. The exchange Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding Notes. Consequently, both series will be treated as a single class of debt securities under that indenture. For a description of the indenture, see "Description of Notes" below.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding Notes being tendered for exchange.

     As of the date of this prospectus, $300 million aggregate principal amount of the outstanding Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding Notes. There will be no fixed record date for determining registered holders of outstanding Notes entitled to participate in the exchange offer.

     The Issuer intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the Commission. Outstanding Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding Notes.

     The Issuer will be deemed to have accepted for exchange properly tendered outstanding Notes when it has given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange Notes from us and delivering the exchange Notes to such holders. Subject to the terms of the registration rights agreement, the Issuer expressly reserves the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "--Certain Conditions to the Exchange Offer."

     Holders who tender outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "--Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time on , 1999, unless in its sole discretion, the Issuer extends it.

     In order to extend the exchange offer, the Issuer will notify the exchange agent orally or in writing of any extension. The Issuer will notify the registered holders of outstanding Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     The Issuer reserves the right, in its sole discretion:

     o to delay accepting for exchange any outstanding Notes;

     o to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding Notes not previously accepted if any of the conditions set forth below under "--Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

     o subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding Notes. If the Issuer amends the exchange offer in a manner that it determines to constitute a material change, the Issuer will promptly disclose such amendment in a manner reasonably calculated to inform the holders of outstanding Notes of such amendment.

     Without limiting the manner in which it may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, the Issuer shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, the Issuer will not be required to accept for exchange, or exchange any exchange Notes for, any outstanding Notes, and the Issuer may terminate the exchange offer as provided in this prospectus before accepting any outstanding Notes for exchange if in the Issuer's reasonable judgment:

     o the exchange Notes to be received will not be tradeable by the holder, without restriction under the Securities Act, the Securities Exchange Act of 1934 and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

     o the exchange offer, or the making any exchange by a holder of outstanding Notes, would violate applicable law or any applicable interpretation of the staff of the Commission; or

     o any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair the ability of the Issuer to proceed with the exchange offer.

     In addition, the Issuer will not be obligated to accept for exchange the outstanding Notes of any holder that has not made to the Issuer:

     o the representations described under "--Purpose and Effect of the Exchange Offer," "--Procedures for Tendering" and "Plan of Distribution"; and

     o such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available to the Issuer an appropriate form for registration of the exchange Notes under the Securities Act.

     The Issuer expressly reserves the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, the Issuer may delay acceptance of any outstanding Notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding Notes previously tendered will remain subject to the exchange offer, and the Issuer may accept them for exchange. The Issuer will return any outstanding Notes that it does not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     The Issuer expressly reserves the right to amend or terminate the exchange offer, and to reject for exchange any outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. The Issuer will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     These conditions are solely for the benefit of the Issuer and the Issuer may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If the Issuer fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, the Issuer will not accept for exchange any outstanding Notes tendered, and will not issue exchange Notes in exchange for any such outstanding Notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     Only a holder of outstanding Notes may tender such outstanding Notes in the exchange offer. To tender in the exchange offer, a holder must:

     o complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

     o comply with DTC's Automated Tender Offer Program procedures described below.

     In addition, either:

     o the exchange agent must receive outstanding Notes along with the letter of transmittal; or

     o the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding Notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

     o the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "--Exchange Agent" prior to the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivery of outstanding Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, the Issuer recommends that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding Notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

     Any beneficial owner whose outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding Notes, either:

     o make appropriate arrangements to register ownership of the outstanding Notes in such owner's name; or

     o obtain a properly completed bond power from the registered holder of outstanding Notes.

     The transfer of registered ownership may take considerable time any may not be completed prior to the expiration date.

     Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding Notes tendered pursuant thereto are tendered:

     o by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     o for the account of an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding Notes listed on the outstanding Notes, such outstanding Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding Notes and an eligible institution must guarantee the signature on the bond power.

     If the letter of transmittal or any outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by the Issuer, they should also submit evidence satisfactory to the Issuer of their authority to deliver the letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     o DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding Notes that are the subject of such book-entry confirmation;

     o such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

     o the agreement may be enforced against such participant.

     The Issuer will determine in its sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered outstanding Notes and withdrawal of tendered outstanding Notes. The Issuer's determination will be final and binding. The Issuer reserves the absolute right to reject any outstanding Notes not properly tendered or any outstanding Notes the acceptance of which would, in the opinion of the Issuer's counsel, be unlawful. The Issuer also reserves the right to waive any defects, irregularities or conditions of tender as to particular outstanding Notes. The Issuer's interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding Notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of outstanding Notes, neither the Issuer, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding Notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, the Issuer will issue exchange Notes for outstanding Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     o outstanding Notes or a timely book-entry confirmation of such outstanding Notes into the exchange agent's account at DTC; and

     o a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     By signing the letter of transmittal, each tendering holder of outstanding Notes will represent to us that, among other things:

     o any exchange Notes that the holder receives will be acquired in the ordinary course of its business;

     o the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange Notes;

     o if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange Notes;

     o if the holder is a broker-dealer that will receive exchange Notes for its own account in exchange for outstanding Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange Notes (see "Plan of Distribution"); and

     o the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of American Axle & Manufacturing, Inc. or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of outstanding Notes by causing DTC to transfer such outstanding Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding Notes who are unable to deliver confirmation of the book-entry tender of their outstanding Notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding Notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders wishing to tender their outstanding Notes but whose outstanding Notes are not immediately available or who cannot deliver their outstanding Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

     o the tender is made through an eligible institution;

     o prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent's message and notice of guaranteed delivery:

          o setting forth the name and address of the holder, the registered number(s) of such outstanding Notes and the principal amount of outstanding Notes tendered;

          o stating that the tender is being made thereby; and

          o guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the outstanding Notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

          o the exchange agent receives such properly completed and executed letter of transmittal (or facsimile thereof), as well as all tendered outstanding Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York State Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders of outstanding Notes may withdraw their tenders at any time prior to the expiration date.

     For a withdrawal to be effective:

     o the exchange agent must receive a written notice (which may be by telegram, telex, facsimile transmission or letter) of withdrawal at one of the addresses set forth below under "--Exchange Agent"; or

     o holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

     Any such notice of withdrawal must:

     o specify the name of the person who tendered the outstanding Notes to be withdrawn;

     o identify the outstanding Notes to be withdrawn (including the principal amount of such outstanding Notes); and

     o where certificates for outstanding Notes have been transmitted, specify the name in which such outstanding Notes were registered, if different from that of the withdrawing holder.

     If certificates for outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

     o the serial numbers of the particular certificates to be withdrawn; and

     o a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

     If outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding Notes and otherwise comply with the procedures of such facility. The Issuer will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. The Issuer will deem any outstanding Notes so withdrawn not to have validity tendered for exchange for purposes of the exchange offer. Any outstanding Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of outstanding Notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding Notes will be credited to an account maintained with DTC for outstanding Notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding Notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the expiration date.

EXCHANGE AGENT

     IBJ Whitehall Bank & Trust Company has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

    For Delivery by Registered or Certified Mail:              For Overnight Delivery Only or by Hand:

          IBJ Whitehall Bank & Trust Company                      IBJ Whitehall Bank & Trust Company
                     P.O. Box 84                                           One State Street
                Bowling Green Station                                     New York, NY 10004
               New York, NY 10274-0084                            Attn: Securities Processing Window
      Attn: Reorganization Operations Department                        Subcellar One, (SC-1)

          By Facsimile Transmission (for eligible institutions only):

                       IBJ Whitehall Bank & Trust Company
                                 (212) 858-2611
                   Attn: Reorganization Operations Department

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     The Issuer will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. The Issuer will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     The Issuer will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately
$            . They include:

     o Commission registration fees;

     o fees and expenses of the exchange agent and trustee;

     o accounting and legal fees and printing costs; and

     o related fees and expenses.

TRANSFER TAXES

     The Issuer will pay all transfer taxes, if any, applicable to the exchange of outstanding Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

     o certificates representing outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding Notes tendered;

     o tendered outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal; or

     o a transfer tax is imposed for any reason other than the exchange of outstanding Notes under the exchange offer.

     If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of outstanding Notes who do not exchange their outstanding Notes for exchange Notes under the exchange offer will remain subject to the restrictions on transfer of such outstanding Notes:

     o as set forth in the legend printed on the outstanding Notes as a consequence of the issuance of the outstanding Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     o otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding Notes.

     In general, you may not offer or sell the outstanding Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding Notes under the Securities Act. Based on interpretations of the Commission staff, exchange Notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange Notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange Notes:

     o can not rely on the applicable interpretations of the Commission; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

     The Issuer will record the exchange Notes in its accounting records at the same carrying value as the outstanding Notes, which is the aggregate principal amount, as reflected in the Issuer's accounting records on the date of exchange. Accordingly, the Issuer will not recognize any gain or loss for accounting purposes in connection with the exchange offer. The Issuer will record the expenses of the exchange offer as incurred.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     The Issuer may in the future seek to acquire untendered outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Issuer has no present plans to acquire any outstanding Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding Notes.

                              DESCRIPTION OF NOTES

GENERAL

     The outstanding Notes were issued and the exchange Notes will be issued under an Indenture, dated as of March 5, 1999, among the Issuer, Holdings and IBJ Whitehall Bank & Trust Company, as Trustee (the "Trustee"), a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. References to the "Notes" herein are references to both the outstanding Notes and the exchange Notes.

     The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939. Capitalized terms used in this "Description of Notes" section and not otherwise defined have the meanings set forth in the section "--Certain Definitions." As used in this "Description of Notes" section,

     o the "Issuer" means American Axle & Manufacturing, Inc.; and

     o "Holdings" means American Axle & Manufacturing Holdings, Inc.

     The Indenture provides for the issuance of up to $100 million aggregate principal amount of additional Notes having identical terms and conditions to the Notes, subject to compliance with the covenants contained in the Indenture. Any additional Notes will be part of the same issue as the Notes and will vote on all matters with the Notes.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York (which initially shall be the principal corporate trust office of the Trustee, at 1 State Street, 10th Floor, New York, NY 10004), except that, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their registered addresses.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

     The Notes are unsecured senior subordinated obligations of the Issuer and will mature on March 1, 2009. Each Note will bear interest at a rate per annum shown on the front cover of this prospectus from March 5, 1999 or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the February 15 or August 15 immediately preceding the interest payment date on March 1 and September 1 of each year, commencing September 1, 1999.

     Liquidated damages are payable with respect to the outstanding Notes if certain conditions are not satisfied, all as further described under "Registration Rights Agreement".

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Notes will not be redeemable at the option of the Issuer prior to March 1, 2004. Thereafter, the Notes will be redeemable, at the Issuer's option, in whole or in part upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and liquidated damages, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on March 1 of the years set forth below:

                                                                          REDEMPTION
                                PERIOD                                      PRICE
-----------------------------------------------------------------------   ----------
2004...................................................................     104.875%
2005...................................................................     103.250%
2006...................................................................     101.625%
2007 and thereafter....................................................     100.000%

     In addition, at any time and from time to time prior to March 1, 2002, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by Holdings to the extent the net cash proceeds thereof are contributed to the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from the Issuer, at a redemption price (expressed as a percentage of principal amount thereof) of 109.75% plus accrued and unpaid interest and liquidated damages, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) must remain outstanding after each such redemption and provided further that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

SELECTION

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of $1,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and liquidated damages (if any) on, the Notes to be redeemed.

RANKING

     The indebtedness evidenced by the Notes will be unsecured senior subordinated indebtedness of the Issuer, will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of the Issuer, will rank pari passu in right of payment with all future Pari Passu Indebtedness of the Issuer and will be senior in right of payment to all future Subordinated Indebtedness of the Issuer. The Notes will also be effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "--Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

     The indebtedness evidenced by the Guarantees will be unsecured senior subordinated indebtedness of the applicable Guarantor, will be subordinated in right of payment, as set forth in the Indenture, to all future Senior Indebtedness of such Guarantor, will rank pari passu in right of payment with all future Pari Passu Indebtedness of such Guarantor and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Guarantees will also be effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Indebtedness.

     As of December 31, 1998, on a pro forma basis after giving effect to the IPO and the application of the net proceeds therefrom and the private placement of the outstanding Notes and the application of the net proceeds therefrom (but without giving effect to the borrowings to finance the acquisition of Colfor or
MSP):

     o the Issuer would have had $407.4 million aggregate principal amount of Senior Indebtedness outstanding (excluding unused commitments), all of which would have been Secured Indebtedness;

     o the Issuer would have had no Pari Passu Indebtedness outstanding other than the Notes and no indebtedness that is subordinate or junior in right of payment to the Notes, and

     o the Issuer's subsidiaries would have had total liabilities (excluding intercompany liabilities) of $56.5 million.

Although the Indenture will contain limitations on the amount of additional Indebtedness which the Issuer and its subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" below.

     Certain of the operations of the Issuer are conducted through its subsidiaries. Unless the subsidiary is a Guarantor, claims of creditors of such subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Issuer, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Issuer that are not Guarantors. None of the Issuer's subsidiaries will be Guarantors as of the Issue Date. At December 31, 1998, the total liabilities (excluding intercompany liabilities) of the Issuer's subsidiaries were approximately $119.5 million, including trade payables. Although the Indenture will limit the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Issuer's subsidiaries, such limitation is subject to a number of significant qualifications.

     "Senior Indebtedness" with respect to the Issuer or any Guarantor means:

     o all Indebtedness and any Receivables Repurchase Obligation of the Issuer or such Guarantor, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Subsidiary of the Issuer at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior, or are subordinated, in right of payment to the Notes or such Guarantor's Guarantee, as applicable;

Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include:

     o any obligation of the Issuer to any Subsidiary of the Issuer (other than any Receivables Repurchase Obligation), or of such Guarantor to the Issuer or any other Subsidiary of the Issuer;

     o any liability for Federal, state, local or other taxes owed or owing by the Issuer or such Guarantor;

     o any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

     o any Indebtedness or obligation of the Issuer or such Guarantor which is subordinate or junior in any respect to any other Indebtedness or obligation of the Issuer or such Guarantor, as applicable, including any Pari Passu Indebtedness and any Subordinated Indebtedness;

     o any obligations with respect to any Capital Stock;

     o any Indebtedness Incurred in violation of the Indenture.

If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

     Only Indebtedness of the Issuer or a Guarantor that is Senior Indebtedness will rank senior to the Notes or the relevant Guarantee in accordance with the provisions of the Indenture. The Notes and each Guarantee will in all respects rank pari passu with all other Pari Passu Indebtedness of the Issuer and the relevant Guarantor, respectively.

     The Issuer may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "--Defeasance" below and may not otherwise purchase, redeem or otherwise retire any Notes (except that Holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under "--Defeasance" below) (collectively, "pay the Notes") if:

          (1) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness is not paid when due, or

          (2) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash or Cash Equivalents.

However, the Issuer may pay the Notes without regard to the foregoing if the Issuer and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (1) or (2) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice (a "Blockage Notice") of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

     o by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice;

     o by repayment in full in cash or Cash Equivalents of such Designated Senior Indebtedness; or

     o because the default giving rise to such Blockage Notice is no longer continuing).

Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Issuer may resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give one additional Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of the Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the Noteholders are entitled to receive any payment and until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear (except that Holders of Notes may receive and retain (1) Permitted Junior Securities, and (2) payments made from the trust described under "--Defeasance" so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the subordination provisions described herein). If a distribution is made to Noteholders that due to the subordination provisions of the Indenture should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the Notes is accelerated because of an Event of Default, the Issuer or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration. If any Designated Senior Indebtedness is outstanding, the Issuer may not pay the Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Issuer who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders, and creditors of the Issuer who are not holders of Senior Indebtedness or of Pari Passu Indebtedness (including the Notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Pari Passu Indebtedness.

     The Indenture will contain substantially similar subordination provisions relating to each Guarantor's obligations under its Guarantee.

GUARANTEES

     Holdings and certain domestic Restricted Subsidiaries of the Issuer that Incur or guarantee certain Indebtedness (as described below), as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally guarantee on an unsecured senior subordinated basis (in the same manner and to the same extent that the Notes are subordinated to Senior Indebtedness) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or liquidated damages on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the "Guaranteed Obligations"). Such Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the Holders in enforcing any rights under the Guarantees. Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, the Issuer will cause each Restricted Subsidiary (unless such Subsidiary is a Receivables Subsidiary) organized under the laws of the United States of America or any state or territory thereof that Incurs or guarantees certain Indebtedness or issues shares of Disqualified Stock or Preferred Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on the same unsecured senior subordinated basis. See "--Future Guarantors" below.

     Each Guarantee is a continuing guarantee and shall:

     o remain in full force and effect until payment in full of all the Guaranteed Obligations;

     o subject to the next succeeding paragraph, be binding upon each such Guarantor and its successors; and

     o inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

     A Guarantee made by any Restricted Subsidiary will be automatically released upon the sale (including through merger or consolidation) of the Capital Stock, or all or substantially all the assets, of the applicable Guarantor if:

     o such sale is made in compliance with the covenant described under "--Certain Covenants--Assets Sales;" and

     o such Guarantor is released from its guarantees of, and all pledges and security granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Subsidiary of the Issuer.

A Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreement. In addition, a Guarantee made by any Restricted Subsidiary will be automatically released if the Issuer designates such Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each, a "Change of Control"), each Holder will have the right to require the Issuer to repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than the Permitted Holders;

             (2) (A) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 35% or more of the total voting power of the Voting Stock of the Issuer or Holdings; and

             (B) the Permitted Holders beneficially own (as defined above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Issuer or Holdings, as applicable, than such other Person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors; or

          (3) during any one year period, individuals who at the beginning of such period constituted the board of directors of the Issuer or Holdings (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Issuer or Holdings, as applicable, was approved by a vote of a majority of the directors of the Issuer or Holdings, as applicable, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Issuer or Holdings, as applicable, then in office.

     In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

     o repay in full all Bank Indebtedness or offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer; or

     o obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

     Within 30 days following any Change of Control, unless the Issuer has exercised its right to redeem the Notes as described under "--Optional Redemption", the Issuer shall mail a notice (a "Change of Control Offer") to each Holder with a copy to the Trustee stating:

          (1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date);

          (2) the circumstances and relevant facts and financial information regarding such Change of Control;

          (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4) the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

     The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Issuer will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer's capital structure or credit ratings.

     The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuer to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer's ability to pay cash to the Holders upon a repurchase may be limited by the Issuer's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The definition of Change of Control includes a phrase relating to the sale, lease or transfer of "all or substantially all" the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Issuer to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

     Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The Indenture provides that:

          (1) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

          (2) the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary that is a Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary that is a Guarantor may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

     The foregoing limitations will not apply to:

          (a) the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $850.0 million outstanding at any one time;

          (b) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes (not including any Additional Notes) and the Guarantees, as applicable;

          (c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

          (d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (d), does not exceed 5.0% of Total Assets at the time of Incurrence;

          (e) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

          (f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

          (g) Indebtedness of the Issuer to a Restricted Subsidiary of the Issuer; provided that any such Indebtedness is subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Issuer or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

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          (h) shares of Preferred Stock of a Restricted Subsidiary issued to the
     Issuer or another Restricted Subsidiary of the Issuer; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary of the Issuer) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

          (i) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary of the Issuer; provided that:

             (A) any such Indebtedness is made pursuant to an intercompany note; and

             (B) if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary of the Issuer) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

          (j) Hedging Obligations that are Incurred in the ordinary course of business:

             (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding:

             (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges or

             (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

          (k) obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

          (l) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $125.0 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

          (m) any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor's Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

          (n) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness which serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (d) and (o) of this paragraph or any Indebtedness issued to so refund or refinance such Indebtedness (subject to the following proviso, "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

             (i) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

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             (ii) has a Stated Maturity which is no earlier than the Stated
        Maturity of the Indebtedness being refunded or refinanced:

             (iii) to the extent such Refinancing Indebtedness refinances Indebtedness pari passu with the Notes or the Guarantee of such Restricted Subsidiary, as applicable, is pari passu with the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

             (iv) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing; and

             (v) shall not include:

                (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Issuer; or

                (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

    and provided further that subclauses (i) and (ii) of this clause (n) will not apply to any refunding or refinancing of any Senior Indebtedness;

          (o) Indebtedness or Disqualified Stock of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

             (i) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant: or

             (ii) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

          (p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary of the Issuer (except for Standard Securitization Undertakings);

          (q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its Incurrence;

          (r) Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit; and

          (s) Contribution Indebtedness.

     Notwithstanding the foregoing, neither the Issuer nor any Guarantor may Incur any Indebtedness pursuant to the immediately preceding paragraph if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness unless such Indebtedness will be subordinated to the Notes or such Guarantor's Guarantee, as applicable, to at least the same extent as such Subordinated Indebtedness. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (s) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

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     Limitation on Restricted Payments.  The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (i) declare or pay any dividend or make any distribution on account of the Issuer's or any of its Restricted Subsidiaries' Equity Interests, including any payment made in connection with any merger or consolidation involving the Issuer (other than:

             (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

             (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

          (ii) purchase or otherwise acquire or retire for value any Equity Interests of Holdings or the Issuer;

          (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of:

             (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and

             (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under "--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"); or

          (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

             (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

             (b) immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of "--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and

             (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (i), (iv) (only to the extent of one-half of the amounts paid pursuant to such clause), (vi) and (viii) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication,

                (i) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from January 1, 1999 to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

                (ii) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer since the Issue Date from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

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
                (iii) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash since the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

                (iv) 100% of the aggregate amount received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property (other than cash) received from:

                    (A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments,

                    (B) the sale (other than to the Issuer or a Restricted
               Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or

                    (C) a distribution or dividend from an Unrestricted
               Subsidiary, plus

                (v) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Issuer) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed.

The Fair Market Value of property other than cash covered by clauses (c)(ii),
(iii), (iv) and (v) above shall be determined in good faith by the Issuer and
(A) in the event of property with a Fair Market Value in excess of $5.0 million, shall be set forth in an Officers' Certificate or (B) in the event of property with a Fair Market Value in excess of $10.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors.

     The foregoing provisions will not prohibit:

          (i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

        (ii) (a) the repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") or Subordinated Indebtedness of the Issuer or Holdings in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) (collectively, including any such contributions, "Refunding Capital Stock") and

             (b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;

          (iii) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer which is Incurred in accordance with the covenant described under "--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" so long as

             (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the

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        amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired),

             (B) such Indebtedness is subordinated to Senior Indebtedness and the Notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

             (C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, and

             (D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

          (iv) the repurchase, retirement or other acquisition (or dividends to Holdings to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or Holdings held by any future, present or former employee, director or consultant of the Issuer, Holdings or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate amounts paid under this clause (iv) do not exceed $10.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

             (I) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or Holdings (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or Holdings that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause
        (c) of the immediately preceding paragraph) plus

             (II) the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date (provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (I) and (II) above in any single calendar year);

          (v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant entitled "--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (vi) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to Holdings, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of Holdings issued after the Issue Date; provided, however, that

             (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.25 to 1.00 and

             (B) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the Issuer either directly or as a contribution from Holdings from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

          (vii) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed

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     $25.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (viii) the payment of dividends on the Issuer's common stock (or the payment of dividends to Holdings to fund the payment by Holdings of dividends on Holdings' common stock) of up to 6.0% per annum of the net proceeds received by the Issuer from any past or future public offering of common stock or contributed to the Issuer by Holdings from any public offering of common stock;

          (ix) Investments that are made with Excluded Contributions;

          (x) other Restricted Payments in an aggregate amount not to exceed $25.0 million;

          (xi) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

          (xii) the payment of dividends, other distributions or other amounts by the Issuer:

             (A) to Holdings in amounts equal to the amounts required for Holdings to pay fees and expenses required to maintain its corporate existence, customary salary, bonus and other benefits payable to officers and employees of Holdings and general corporate overhead expenses of Holdings, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer and its Subsidiaries, or

             (B) to Holdings in amounts equal to amounts required for Holdings to pay franchise taxes and Federal, state and local income taxes to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries (and, to the extent of amounts actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries);

          (xiii) cash dividends or other distributions on the Issuer's Capital Stock used to, or the making of loans to Holdings the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the Offering or owed to Affiliates, in each case to the extent permitted by the covenant described under "--Transactions with Affiliates";

          (xiv) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; and

          (xv) purchases of receivables pursuant to a Receivables Purchase Obligation in connection with a Qualified Receivables Financing; provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi), (vii), (x) and (xi), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

     As of the Issue Date, all of the Issuer's Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investments." Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

          (a) (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries:

                (1) on its Capital Stock; or

                (2) with respect to any other interest or participation in, or measured by, its profits; or

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             (ii) pay any Indebtedness owed to the Issuer or any of its
        Restricted Subsidiaries;

          (b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

          (c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries except in each case for such encumbrances or restrictions existing under or by reason of:

             (1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;

             (2) the Indenture and the Notes;

             (3) applicable law or any applicable rule, regulation or order;

             (4) any agreement or other instrument relating to Indebtedness of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

             (5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

             (6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under "--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "--Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

             (7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

             (8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

             (9) customary provisions contained in leases and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above;

             (10) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

             (11) other Indebtedness of Restricted Subsidiaries

                (i) that are Guarantors that is Incurred subsequent to the Issue Date pursuant to the covenant described under "--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or

                (ii) that is Incurred subsequent to the Issue Date pursuant to clauses (d) or (l) of the second paragraph of the covenant described under "--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; or

             (12) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

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     Asset Sales.  The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

          (x) the Issuer, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of and

          (y) at least 75% of the consideration therefor received by the Issuer, or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

             (a) any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets,

             (b) any notes or other obligations or other securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and

             (c) any Designated Noncash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 5.0% of Total Assets or $100.0 million at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this provision.

     Within 365 days after the Issuer's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

          (i) to permanently reduce Obligations under the Credit Agreement (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness or Pari Passu Indebtedness (provided that if the Issuer shall so reduce Obligations under Pari Passu Indebtedness, it will equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, the pro rata principal amount of Notes) or Indebtedness of a Restricted Subsidiary, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer,

          (ii) to an investment in any one or more businesses (provided that such investment in any business may be in the form of the acquisition of Capital Stock so long as it results in the Issuer or a Restricted Subsidiary, as the case may be, owning substantially all the Capital Stock of such business), capital expenditures or acquisitions of other assets in each case used or useful in a Similar Business, and/or

          (iii) to make an investment in any one or more businesses (provided that such investment in any business may be in the form of the acquisition of Capital Stock so long as it results in the Issuer or a Restricted Subsidiary, as the case may be, owning substantially all the Capital Stock of such business), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The Indenture provides that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (i) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date fixed for the closing of such offer, in accordance with the procedures set

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
forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $20.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

     If more Notes are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of $1,000 or less shall be purchased in part.

     Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each Holder of Notes at such Holder's registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

     A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase date unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

     Transactions with Affiliates. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction") involving aggregate consideration in excess of $5.0 million, unless:

          (a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

          (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Issuer delivers to the Trustee a resolution adopted by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

     The foregoing provisions will not apply to the following:

          (i) Subsidiaries;

          (ii) Permitted Investments and Restricted Payments permitted by the provisions of the Indenture described above under the covenant "--Limitation on Restricted Payments";

          (iii) the payment of annual management, consulting, monitoring and advisory fees to Blackstone in an amount in any fiscal year not to exceed the greater of:

             (A) $3.0 million and

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             (B) an amount equal to 1.0% of EBITDA (without giving effect to clause (vii) of the definition thereof) for the prior fiscal year;

          (iv) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer, Holdings or any Restricted Subsidiary;

          (v) payments by the Issuer or any of its Restricted Subsidiaries to Blackstone made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Issuer in good faith;

          (vi) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

          (vii) payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Issuer in good faith;

          (viii) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Notes in any material respect) or any transaction contemplated thereby;

          (ix) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause
     (ix) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Notes in any material respect;

          (x) the payment of all fees and expenses related to the Offering, including fees to Blackstone, which are described in this prospectus;

          (xi) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

          (xii) any transaction effected as part of a Qualified Receivables Financing; and

          (xiii) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or Holdings to any Permitted Holder.

     Liens. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Issuer or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligations of the Issuer or any of its Subsidiaries (other than Senior Indebtedness) unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Issuer or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien.

     The Indenture provides that no Restricted Subsidiary that is a Guarantor will directly or indirectly create, Incur or suffer to exist any Lien on any asset or property of such Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligation of such Guarantor (other than Senior Indebtedness of such Guarantor) unless the Guarantee of such Guarantor is equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated on right of payment to such Guarantor's Guarantee) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The

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
preceding sentence will not require any Restricted Subsidiary that is a Guarantor to secure its Guarantee if the Lien consists of a Permitted Lien.

     Limitation on Other Pari Passu Indebtedness. The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Issuer or any Indebtedness of any such Guarantor, as the case may be, unless such Indebtedness is either:

          (i) pari passu in right of payment with the Notes or such Guarantor's Guarantee, as the case may be, or

          (ii) subordinate in right of payment to the Notes or such Guarantor's Guarantee, as the case may be.

     Reports and Other Information. The Indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and Holders with copies thereof, without cost to each Holder, within 15 days after it files them with the SEC),

          (i) within 90 days after the end of each fiscal year, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

          (ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q (or any successor or comparable form),

          (iii) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K (or any successor or comparable form), and

          (iv) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to
     Section 13 or 15(d) of the Exchange Act;

provided, however, the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act. Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer (as defined) or the effectiveness of the Shelf Registration Statement (as defined) by the filing with the SEC of the Exchange Offer Registration Statement (as defined) and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act. In the event that:

          (i) the rules and regulations of the SEC permit the Issuer and Holdings to report at the Holdings' level on a consolidated basis and

          (ii) Holdings is not engaged in any business in any material respect other than incidental to its ownership of the capital stock of the Issuer,

such consolidated reporting at the Holdings' level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant.

     Future Guarantors. The Indenture provides that the Issuer will cause each Restricted Subsidiary (unless such Subsidiary is a Receivables Subsidiary) organized under the laws of the United States of America or any state or territory thereof that:

          (a) guarantees any Indebtedness of Holdings, the Issuer or any of its Restricted Subsidiaries (other than any Senior Indebtedness) or

          (b) Incurs any Indebtedness (other than Senior Indebtedness) or issues any shares of Disqualified Stock or Preferred Stock permitted to be Incurred or issued pursuant to the first paragraph of the covenant described under "--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or clauses (l) or (s) of the second paragraph thereof or not permitted to be Incurred by such covenant,

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
to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

MERGER, CONSOLIDATION, OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS

     The Indenture provides that the Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

          (i) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the "Successor Issuer");

          (ii) the Successor Issuer (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Indenture and the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

          (iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

          (iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

             (A) the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or

             (B) the Fixed Charge Coverage Ratio for the Successor Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

          (v) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes; and

          (vi) the Issuer shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Issuer will succeed to, and be substituted for, the Issuer under the Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and
(iv),

          (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and

          (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

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
     The Indenture further provides that subject to certain limitations in the Indenture governing release of a Guarantee upon the sale or disposition of a Restricted Subsidiary that is a Guarantor, each such Guarantor will not, and the Issuer will not permit such a Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

          (i) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Guarantor");

          (ii) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantors's Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

          (iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and

          (iv) such Guarantor shall have delivered or caused to be delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor's Guarantee. Notwithstanding the foregoing clause
(iii), a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States so long as the amount of Indebtedness of the Guarantor is not increased thereby.

DEFAULTS

     An Event of Default is defined in the Indenture as:

          (i) a default in any payment of interest on any Note when due, whether or not prohibited by the provisions described under "--Ranking" above, continued for 30 days,

          (ii) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "--Ranking" above,

          (iii) the failure by the Issuer to comply with its obligations under the covenant described under "--Merger, Consolidation or Sale of All or Substantially All Assets" above,

          (iv) the failure by the Issuer to comply for 30 days after notice with any of its obligations under the covenants described under "--Change of Control" or "--Certain Covenants" above (in each case, other than a failure to purchase Notes),

          (v) the failure by the Issuer to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture,

          (vi) the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent (the "cross acceleration provision"),

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
          (vii) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the "bankruptcy provisions"),

          (viii) the rendering of any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $25.0 million or its foreign currency equivalent against the Issuer or a Significant Subsidiary if:

             (A) an enforcement proceeding thereon is commenced, or

             (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision"), or

          (ix) any Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee and such Default continues for 10 days.

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     However, a default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

     If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

          (i) such Holder has previously given the Trustee notice that an Event of Default is continuing,

          (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

          (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

          (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

          (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under

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the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things:

          (i) reduce the amount of Notes whose Holders must consent to an amendment,

          (ii) reduce the rate of or extend the time for payment of interest on any Note,

          (iii) reduce the principal of or extend the Stated Maturity of any Note,

          (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption" above,

          (v) make any Note payable in money other than that stated in the Note,

          (vi) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder,

          (vii) impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes,

          (viii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions, or

          (ix) modify the Guarantees in any manner adverse to the Holders.

     Without the consent of any Holder, the Issuer and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuer under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of
Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any Holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or to make certain changes to the Indenture to provide for the issuance of Additional Notes. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

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     The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Issuer is required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

     A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Noteholder to pay any taxes required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered Holder of a Note will be treated as the owner of such Note for all purposes.

DEFEASANCE

     The Issuer at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer at any time may terminate its obligations under the covenants described under "Certain Covenants," the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained under "Merger, Consolidation or Sale of All or Substantially All Assets" above ("covenant defeasance"). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

     The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iii), (iv), (vi), (vii) with respect only to Significant Subsidiaries, (viii) with respect only to Significant Subsidiaries or (ix) under "--Defaults" above or because of the failure of the Issuer to comply with "--Merger, Consolidation or Sale of All or Substantially All Assets" above.

     In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     IBJ Whitehall Bank & Trust Company is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

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CERTAIN DEFINITIONS

     "Acquired Indebtedness" means, with respect to any specified Person:

          (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

          (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such person, as applicable.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means:

          (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

          (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

             (a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;

             (b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under "--Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control;

             (c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "--Limitation on Restricted Payments";

             (d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $5.0 million;

             (e) any disposition of property or assets by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

             (f) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Similar Business;

             (g) sales of assets received by the Issuer upon the foreclosure on a Lien;

             (h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

             (i) sales of inventory in the ordinary course of business;

             (j) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

             (k) a sale of accounts receivable and related assets of the type specified in the definition of "Receivables Financing" to a Receivables Subsidiary in a Qualified Receivables Financing; and

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
             (l) a transfer of accounts receivable and related assets of the type specified in the definition of "Receivables Financing" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing.

     "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement, the other Senior Credit Documents and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "Blackstone" means Blackstone Capital Partners II Merchant Banking Fund L.P. and its Affiliates.

     "Board of Directors" means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

     "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

     "Capital Stock" means:

          (i) in the case of a corporation, corporate stock,

          (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

          (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

          (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Contribution Amount" means the aggregate amount of cash contributions made to the capital of the Issuer described in the definition of "Contribution Indebtedness."

     "Cash Equivalents" means:

          (i) U.S. dollars and foreign currency exchanged into U.S. dollars within 180 days,

          (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof,

          (iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and whose long-term debt is rated "A" or the equivalent thereof by Moody's or S&P,

          (iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above,

          (v) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least "A-2" or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition,

          (vi) investment funds investing at least 95% of their assets in securities of the types described in clauses (i) through (v) above,

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          (vii) readily marketable direct obligations issued by any state of the
     United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P, and

          (viii) Indebtedness or preferred stock issued by Persons (other than Blackstone or its Affiliates) with a rating of "A" or higher from S&P or "A-2" or higher from Moody's.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

          (i) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to Hedging Obligations and excluding amortization of deferred financing fees),

          (ii) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued,

          (iii) one-third of the obligations of such Person and its Restricted Subsidiaries for rental payments under operating leases as part of Sale/Leaseback Transactions made during such period, and

          (iv) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

          (i) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded,

          (ii) any increase in amortization or depreciation resulting from purchase accounting in relation to any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded,

          (iii) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

          (iv) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded,

          (v) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors) shall be excluded,

          (vi) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

          (vii) the Net Income of any Person acquired in a pooling of interests transaction shall not be included for any period prior to the date of such acquisition, and

          (viii) the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement,

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
     instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the net loss of any such Restricted Subsidiary shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under "--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Issuer or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses
(c)(iv) and (v) of the first paragraph thereof.

     "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

          (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

          (ii) to advance or supply funds:

             (A) for the purchase or payment of any such primary obligation or

             (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

          (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

     "Contribution Indebtedness" means Indebtedness of the Issuer in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer, provided that:

          (i) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Issuer, the amount in excess shall be Pari Passu Indebtedness or Subordinated Indebtedness with a Stated Maturity later than the Stated Maturity of the Notes, and

          (ii) such Contribution Indebtedness:

             (I) is Incurred within 180 days after the making of such cash contributions and

             (II) is so designated as Contribution Indebtedness pursuant to an Officers' Certificate on the Incurrence date thereof.

     "Credit Agreement" means the credit agreement dated as of October 27, 1997, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness under such agreement or increasing the amount loaned thereunder or altering the maturity thereof (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refunding, refinancing or other modification thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Notes at the time outstanding), among the Issuer, Holdings, the financial institutions named therein, The Chase Manhattan Bank, as Administrative Agent and Collateral Agent and Chase Manhattan Bank Delaware, as Issuing Bank.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Noncash Consideration" means the Fair Market Value of noncash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation,

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less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

     "Designated Preferred Stock" means Preferred Stock of the Issuer or Holdings (other than Disqualified Stock) that is issued for cash (other than to the Issuer, a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under "--Limitation on Restricted Payments."

     "Designated Senior Indebtedness" means, with respect to the Issuer or a
Guarantor:

          (i) the Bank Indebtedness and

          (ii) any other Senior Indebtedness of the Issuer or such Guarantor which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof, are committed to lend up to, at least $15.0 million and is specifically designated by the Issuer or such Guarantor in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

          (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

          (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

          (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the Notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability.

     "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

          (i) provision for taxes based on income or profits of such Person for such period deducted in computing Consolidated Net Income, plus

          (ii) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in computing Consolidated Net Income, plus

          (iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such Consolidated Depreciation and Amortization Expense was deducted in computing Consolidated Net Income, plus

          (iv) any non-recurring fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses or charges related to the Offering and Holdings' initial public offering of common stock, deducted in such period in computing Consolidated Net Income, plus

          (v) any non-recurring charges related to one-time severance costs incurred in connection with acquisitions consummated after the Issue Date deducted in such period in computing Consolidated Net Income, plus

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          (vi) any other noncash charges reducing Consolidated Net Income for such period (excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period), plus

          (vii) the amount of management, monitoring, consulting and advisory fees and related expenses paid to Blackstone during such period, provided that such amount shall not exceed the greater of:

             (a) $3.0 million, and

             (b) an amount equal to 1.0% of EBITDA for the most recently completed four-fiscal-quarter period (excluding from the computation thereof any amounts that would otherwise be included under this clause
        (vii)), less, without duplication,

          (viii) noncash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

In addition, with respect to the Issuer for the second and/or the third quarters of fiscal year 1998, there shall be added to EBITDA the Issuer's good faith estimate of the amount of EBITDA that the Issuer would have generated during such quarter in excess of that actually generated if the General Motors Corporation work stoppage that occurred in June and July of 1998 (and the related start-up inefficiencies in the Issuer's operations in August 1998) had not occurred. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Issuer shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means any public or private sale of common stock or Preferred Stock of the Issuer or Holdings (other than Disqualified Stock), other than:


          (i) public offerings with respect to the Issuer's common stock registered on Form S-8; and


          (ii) any such public or private sale that constitutes an Excluded Contribution.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Excluded Contributions" means the net cash proceeds received by the Issuer after the Issue Date from:

          (i) contributions to its common equity capital, and

          (ii) the sale (other than to a Subsidiary of the Issuer or to any Issuer or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by an Officer of the Issuer, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the "--Limitation on Restricted Payments" covenant.

     "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such

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Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

     For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the reduction of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, discontinued operation, merger or consolidation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

     For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

     Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers' Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger. Notwithstanding the foregoing, for the purposes of the first paragraph of the covenant described under "--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and clause
(ix) of the definition of "Permitted Investments", in the event that a General Motors Corporation work stoppage has occurred during the applicable four-quarter period but is no longer continuing as of the Calculation Date, in calculating the Fixed Charge Coverage Ratio for the applicable four-quarter period the Issuer may exclude from the calculation the results of the Issuer and its Restricted Subsidiaries for up to two quarters of such four-quarter period during which such work stoppage occurred or was continuing and substitute in place thereof the results of the Issuer and its Restricted Subsidiaries for the one or two quarters, as applicable, immediately preceding the applicable four-quarter period; provided that the Issuer may only make such exclusion and substitution on one occasion in calculating the Fixed Charge Coverage Ratio; provided further, however, that, for the purposes of the first paragraph of the covenant described under "--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," such exclusion and substitution may not be made unless the proceeds of the Indebtedness which is being Incurred are used either to make an Investment in a Person permitted by clause (ix) of the definition of "Permitted Investment" or to finance an acquisition of an operating unit of a business or of a Person that becomes a Restricted Subsidiary.

     "Fixed Charges" means, with respect to any Person for any period, the sum of:

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          (i) Consolidated Interest Expense of such Person for such period, and

          (ii) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries.

     "Foreign Subsidiary" means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Indenture, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

     "Government Securities" means securities that are:

          (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

          (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

     "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

     "Guarantee" means any guarantee of the obligations of the Issuer under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

     "Guarantor" means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person ceases to be a Guarantor.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

          (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

          (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such person at the time it becomes a Subsidiary.

     "Indebtedness" means, with respect to any Person:

          (i) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent,

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             (a) in respect of borrowed money,

             (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without duplication, reimbursement agreements in respect thereof),

             (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto,

             (d) in respect of Capitalized Lease Obligations, or

             (e) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

          (ii) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

          (iii) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of:

             (a) the Fair Market Value of such asset at such date of determination, and

             (b) the amount of such Indebtedness of such other Person; provided, further, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness, and

          (iv) to the extent not otherwise included, with respect to the Issuer and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing).

     "Independent Financial Advisor" means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

     "Initial Purchasers" means Chase Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley & Co. Incorporated.

     "Investment Grade Securities" means:

          (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

          (ii) debt securities or debt instruments (other than those issued by Blackstone or its Affiliates) with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries, and

          (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other

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investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Limitation on Restricted Payments,":

          (i) "Investments" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

             (x) the Issuer's "Investment" in such Subsidiary at the time of such redesignation less

             (y) the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

          (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means the date on which the outstanding Notes were originally issued.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

     "Management Group" means the group consisting of the directors, executive officers and other management personnel of the Issuer and Holdings on the Issue Date.

     "Moody's" means Moody's Investors Service, Inc.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

     "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other considerations received in any other noncash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under "--Asset Sales") to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the Holders of the Notes.

     "Officer" means the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

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     "Officers' Certificate" means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the Indenture.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

     "Pari Passu Indebtedness" means:

          (i) with respect to the Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes and

          (ii) with respect to any Guarantor that is a Subsidiary of the Issuer, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor's Guarantee.

     "Permitted Holders" means Blackstone and the Management Group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

     "Permitted Investments" means:

          (i) any Investment in the Issuer or any Restricted Subsidiary;

          (ii) any Investment in Cash Equivalents or Investment Grade
     Securities;

          (iii) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is primarily engaged in a Similar Business if as a result of such Investment:

             (a) such Person becomes a Restricted Subsidiary, or

             (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

          (iv) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "--Asset Sales" or any other disposition of assets not constituting an Asset Sale;

          (v) any Investment existing on the Issue Date;

          (vi) advances to employees not in excess of $25.0 million outstanding at any one time in the aggregate;

          (vii) any Investment acquired by the Issuer or any of its Restricted
     Subsidiaries:

             (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or

             (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (viii) Hedging Obligations permitted under clause (j) of the "--Limitation of Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" covenant;

          (ix) any Investment in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (ix), not to exceed $175.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that, after giving pro forma effect to any such Investment (including the Incurrence or assumption of any Indebtedness in connection therewith) as if such Investment (and the Incurrence or assumption of any such Indebtedness) had occurred on the first day of the most recently completed four fiscal quarter period (subject to the last sentence of the definition of "Fixed Charge Coverage Ratio") for which internal financial statements are available, the Fixed Charge Coverage Ratio of the Issuer for such period (subject to the last sentence of the definition of "Fixed Charge Coverage Ratio") would have been at least 2.75 to 1.00; provided further, however, that if any Investment pursuant to this clause (ix) is made in

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
     any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (ix) for so long as such Person continues to be a Restricted Subsidiary;

          (x) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (x), not to exceed 10.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (xi) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

          (xii) Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or of Holdings; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of the "--Limitation on Restricted Payments" covenant;

          (xiii) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under "--Transactions with Affiliates" (except transactions described in clauses (ii), (vi) and (vii) of such paragraph);

          (xiv) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

          (xv) Guarantees issued in accordance with "Limitation of Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "--Future Guarantors";

          (xvi) any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;

          (xvii) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business; and

          (xviii) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest.

     "Permitted Junior Securities" shall mean debt or equity securities of the Issuer or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer that are subordinated to the payment of all then-outstanding Senior Indebtedness of the Issuer at least to the same extent that the Notes are subordinated to the payment of all Senior Indebtedness of the Issuer on the Issue Date, so long as to the extent that any Senior Indebtedness of the Issuer outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash or Cash Equivalents on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

     "Permitted Liens" means, with respect to any Person:

          (a) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of

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     judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

          (c) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

          (d) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (f) Liens securing Indebtedness permitted to be incurred pursuant to clause (d) of the second paragraph of the covenant described under "--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (g) Liens existing on the Issue Date;

          (h) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

          (i) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

          (j) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under "--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (k) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

          (l) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (m) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

          (n) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

          (o) Liens in favor the Issuer;

          (p) Liens on equipment of the Issuer granted in the ordinary course of business to the Issuer's client at which such equipment is located;

          (q) Liens on accounts receivable and related assets of the type specified in the definition of "Receivables Financing" Incurred in connection with a Qualified Receivables Financing; and

          (r) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h), (i), (j), (k) and
     (o); provided, however, that:

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             (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and

             (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

                (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h),
           (i), (j), (k) or (o) at the time the original Lien became a Permitted Lien under the Indenture, and

                (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

     "Purchase Money Note" means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note:

          (a) shall be repaid from cash available to the Receivables Subsidiary, other than:

             (i) amounts required to be established as reserves,

             (ii) amounts paid to investors in respect of interest,

             (iii) principal and other amounts owing to such investors and

             (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

     "Qualified Receivables Financing" means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

          (i) the Board of Directors shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary,

          (ii) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer), and

          (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing. For purposes of the Indenture, the receivables facility in existence on the Issue Date (and the initial replacement thereof with substantially similar terms in the aggregate) shall be deemed to be a Qualified Receivables Financing that is not recourse to the Issuer (except for Standard Securitization Undertakings).

     "Receivables Financing" means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to:

          (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries), and

          (b) any other Person (in the case of a transfer by a Receivables Subsidiary),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

     "Receivables Repurchase Obligation" means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

     "Receivables Subsidiary" means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors (as provided below) as a Receivables Subsidiary and:


          (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:



             (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),



             (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or


             (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

          (b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

          (c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries.

     "S&P" means Standard and Poor's Ratings Group.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Issuer secured by a Lien.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Senior Credit Documents" means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto.

     "Senior Credit Facilities" means the term loan facilities and revolving credit facility created and in effect pursuant to the Credit Agreement.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Similar Business" means a business, the majority of whose revenues are derived from the design and/or manufacture of driveline systems and/or component parts for such systems, or the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "Subordinated Indebtedness" means:

          (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

          (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

     "Subsidiary" means, with respect to any Person:

          (i) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and

          (ii) any partnership, joint venture or limited liability company of which:

             (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and

             (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

     "TIA" means the Trust Indenture Act of 1939 (15 U.S.C.
Section 77aaa-77bbbb) as in effect on the date of the Indenture.

     "Total Assets" means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

     "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

     "Trust Officer" means:

          (i) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject, and

          (ii) who shall have direct responsibility for the administration of the Indenture.

     "Unrestricted Subsidiary" means:

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
          (i) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

          (ii) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided further, however, that either:

             (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or

             (b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "--Limitation on Restricted Payments."

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

                    (x) (1) the Issuer could Incur $1.00 of additional
               Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," or

       (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

                    (y) no Event of Default shall have occurred and be
               continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (ii) the sum of all such payments.

     "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                         REGISTRATION RIGHTS AGREEMENT

     Holdings, the Issuer and the initial purchasers entered into the exchange and registration rights agreement on March 5, 1999. Pursuant to the exchange and registration rights agreement, the Issuer and Holdings agreed to:

          (i) file with the Commission on or prior to 90 days after the date of issuance of the outstanding Notes a registration statement on Form S-1 or Form S-4, if the use of such form is then available relating to a registered exchange offer for the outstanding Notes under the Securities Act; and

          (ii) use their reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after the issuance of the outstanding Notes.

As soon as practicable after the effectiveness of the exchange offer registration statement, the Issuer will offer to the holders of Transfer Restricted Securities (as defined below) who are not prohibited by any law or policy of the Commission from participating in the exchange offer the opportunity to exchange their Transfer Restricted Securities for an issue of a second series of Notes that are identical in all material respects to the outstanding Notes (except that the exchange Notes will not contain terms with respect to transfer restrictions) and that would be registered under the Securities Act. The Issuer and Holdings will keep the exchange offer open for not less than 20 business days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to the holders of the outstanding Notes.

     If:   (i) because of any change in law or applicable interpretations thereof by the staff of the Commission, the Issuer and Holdings are not permitted to effect the exchange offer as contemplated hereby,

          (ii) any outstanding Notes validly tendered pursuant to the exchange offer are not exchanged for exchange Notes within 210 days after the issuance of the outstanding Notes,

          (iii) any initial purchaser so requests with respect to outstanding Notes not eligible to be exchanged for exchange notes in the exchange offer,

          (iv) any applicable law or interpretations do not permit any holder of outstanding Notes to participate in the exchange offer,

          (v) any holder of outstanding Notes that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered outstanding Notes, or

          (vi) the Issuer so elects,

then the Issuer and Holdings will file with the Commission a shelf registration statement to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. For purposes of the foregoing, "Transfer Restricted Securities" means each outstanding Note until:

          (i) the date on which such outstanding Note has been exchanged for a freely transferable exchange note in the exchange offer;

          (ii) the date on which such outstanding Note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

          (iii) the date on which such outstanding Note is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act.

     The Issuer and Holdings will use their reasonable best efforts to have the exchange offer registration statement or, if applicable, the shelf registration statement declared effective by the Commission as promptly as practicable after the filing thereof. Unless the exchange offer would not be permitted by a policy of the Commission, the Issuer will commence the exchange offer and will use its reasonable best efforts to consummate the exchange offer as promptly as practicable, but in any event prior to 210 days after the Issue Date. If applicable, the Issuer and Holdings will use their reasonable best efforts to keep the shelf registration statement effective for a period of until two years after the Issue Date or such shorter period when all outstanding Notes covered by the shelf registration statement have been sold in the manner set forth above and as contemplated in the shelf registration statement or when the outstanding Notes become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions, if any.

     If:   (i) the applicable registration statement is not filed with the
     Commission on or prior to 90 days after the issuance of the outstanding Notes (or, in the case of a shelf registration statement required to be filed in response to a change in law or applicable interpretations of the Staff of the Commission, if later, within 45 days after publication of such change in law or interpretation, but in no event before 90 days after the issuance of the outstanding Notes);

          (ii) the exchange offer registration statement or the shelf registration statement, as the case may be, is not declared effective within 180 days after the issuance of the outstanding Notes (or, in the case of a shelf registration statement required to be filed in response to a change in law or applicable interpretations of the Staff of the Commission, if later, within 60 days after publication of such change in law or interpretation, but in no event before 180 days after the issuance of the outstanding Notes);

          (iii) the exchange offer is not consummated on or prior to 210 days after the issuance of the outstanding Notes (other than in the event we file a shelf registration statement); or

          (iv) the shelf registration statement is filed and declared effective within the time periods specified in clause (ii) above but shall thereafter cease to be effective (at any time that the Issuer and Holdings are obligated to maintain the effectiveness thereof) without being succeeded within 30 days by an additional registration statement filed and declared effective;

(each such event referred to in clauses (i) through (iv), a "Registration Default"), the Issuer and Holdings will be obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the period of one or more such Registration Defaults, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-quarter of one percent per annum (which rate will be increased by an additional one-quarter of one percent per annum for each subsequent 90-day period that any liquidated damages continue to accrue, provided that the rate at which liquidated damages accrue may in no event exceed 1.0% per annum) in respect of the outstanding Notes constituting Transfer Restricted Securities held by such holder until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated or the shelf registration statement is declared effective or again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Notes on semi-annual payment dates which correspond to interest payment dates for the Notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

     Notwithstanding the foregoing, we may issue a notice that the shelf registration statement is unusable pending the announcement of a material corporate transaction and may issue any notice suspending use of the shelf registration statement required under applicable securities laws to be issued and, in the event that the aggregate number of days in any consecutive twelve-month period for which all such notices are issued and effective exceeds 60 days in the aggregate, then we will be obligated to pay liquidated damages to each holder of Transfer Restricted Securities in an amount equal to one-quarter of one percent per annum (which rate will be increased by an additional one-quarter of one percent per annum for each subsequent 90-day period that liquidated damages continue to accrue, provided that the rate at which liquidated damages accrue may in no event exceed 1.0% per annum) in respect of the Notes constituting Transfer Restricted Securities. Upon our declaring that the shelf registration statement is usable after the period of time described in the preceding sentence, the accrual of liquidated damages will cease.

     The exchange and registration rights agreement also will provide that the Issuer and Holdings:

          (i) shall make available for a period of 90 days after the consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes; and

          (ii) shall pay all expenses incident to the exchange offer and will indemnify certain holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the exchange and registration rights agreement (including certain indemnification rights and obligations).

     Each holder of outstanding Notes who wishes to exchange such outstanding Notes for exchange Notes in the exchange offer will be required to make certain representations, including representations that:

          (i) any exchange Notes to be received by it will be acquired in the ordinary course of its business;

          (ii) it has no arrangement or understanding with any person to participate in the distribution of the exchange Notes; and

          (iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Issuer, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange Notes. If the holder is a broker-dealer that will receive exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange Notes.

     Holders of the Notes will be required to make certain representations to the Issuer (as described above) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement in order to have their Notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells Notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the exchange and registration rights agreement which are applicable to such a holder (including certain indemnification obligations).

     For so long as the Notes are outstanding, the Issuer will continue to provide to holders of the Notes and to prospective purchasers of the Notes the information required by Rule 144A(d)(4) under the Securities Act.

     The foregoing description of the exchange and registration rights agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the exchange and registration rights agreement. The exchange and registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

                         BOOK-ENTRY; DELIVERY AND FORM

     The exchange Notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons (the "Global Notes") that will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, on behalf of the acquirors of exchange Notes represented thereby for credit to the respective accounts of the acquirors (or to such other accounts as they may direct) at DTC, or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, or Cedel Bank, societe anonyme. See "The Exchange Offer--Book Entry Transfer."

     The Global Notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in physical, certificated form ("Certificated Notes") except in the limited circumstances described below.

     All interests in the Global Notes, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems.

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

     The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We take no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised us that it is:

          (i) a limited purpose trust company organized under the laws of the State of New York,

          (ii) a "banking organization" within the meaning of the New York Banking Law,

          (iii) a member of the Federal Reserve System,

          (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

          (v) a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

     We expect that pursuant to procedures established by DTC ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or such Global Note. The Issuer understands that under existing industry practice, in the event that the Issuer requests any action of holders of Notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Issuer nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

     Payments with respect to the principal of, and premium, if any, Liquidated Damages, if any, and interest on, any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the Issuer nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, Liquidated Damages, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

     DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems". DTC has informed its Participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to:

          (i) impress upon them the importance of such services being Year 2000 compliant; and

          (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services.

     In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Notes, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

     Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interest in a Global Security by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     If:

          (i) the Issuer notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

          (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, or

          (iii) upon the occurrence of certain other events as provided in the Indenture,

then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

     Neither the Issuer nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

                         CERTAIN UNITED STATES FEDERAL
                 INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

EXCHANGE OF NOTES

     The following summary describes the material United States federal income tax consequences of the exchange offer. The exchange of outstanding Notes for exchange Notes in the exchange offer will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange Note, the holding period of the exchange Note will include the holding period the outstanding Note and the basis of the exchange Note will be the same as the basis of the outstanding Note immediately before the exchange.

     IN ANY EVENT, PERSONS CONSIDERING THE EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

                            OTHER TAX CONSIDERATIONS

     The following summary describes the material United States federal income tax consequences of the ownership of Notes as of the date hereof by a Non-U.S. Holder (as defined below). Except where noted, this summary deals only with Notes held as capital assets by Non-U.S. Holders. As used herein the term "Non-U.S. Holder" means any person or entity that is not a United States Holder ("U.S. Holder"). A U.S. Holder is any beneficial owner of a Note that is:

          (i) a citizen or resident of the United States;

          (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

          (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

          (iv) a trust which is:

             (x) subject to the supervision of a court within the United States and the control of a United States person as described in section 7701(a)(30) of the Code, or

             (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) no withholding of United States federal income tax will be required with respect to the payment by the Issuer or any paying agent of principal or interest of a Note owned by a Non-U.S. Holder, provided:

             (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder,

             (ii) the beneficial owner is not a controlled foreign corporation that is related to the Issuer through stock ownership,

             (iii) the beneficial owner is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code and

             (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

          (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange, retirement or other disposition of a Note; and

          (c) a Note beneficially owned by an individual who at the time of death is a Non-U.S. Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

     It is unclear whether the payment of liquidated damages would be subject to withholding of U.S. federal income tax.

     To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Issuer with a statement to the effect that the beneficial owner is not a U.S. Holder. Currently, these requirements will be met if:

          (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. Holder (which certification may be made on an Internal Revenue Service Form ("IRS") W-8 (or successor form)); or

          (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

Under final Treasury regulations (the "Final Regulations"), the statement requirement referred to in (a)(iv) above may also be satisfied with other documentary evidence for interest paid after December 31, 1999 with respect to an offshore account or through certain foreign intermediaries.

     If a Non-U.S. Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Issuer or its paying agent, as the case may be, with a properly executed:

          (1) IRS Form 1001 (or successor form) claiming an exemption from or reduction of withholding under the benefit of a tax treaty, or

          (2) IRS Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

Under the Final Regulations, Non-U.S. Holders will generally be required to provide IRS Form W-8 in lieu of the IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

     If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a Note will be included in such foreign corporation's earnings and profits.

     Any gain or income realized upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or
(ii) in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

     Special rules may apply to certain Non-U.S. Holders, such as "controlled foreign corporations", "passive foreign investment companies" and "foreign personal holding companies", that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, no information reporting or backup withholding will be required with respect to payments made by the Issuer or any paying agent to Non-U.S. Holders if a statement described in (a)(iv) above has been received (and the payor does not have actual knowledge that the beneficial owner is a U.S. Holder).

     In addition, backup withholding and information reporting will not apply if payments of the principal and interest on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a U.S. Holder, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, for taxable years beginning after December 31, 1999, a foreign partnership in which one or more U.S. Holders, in the aggregate, own more than 50% of the income or capital interests in the partnership or a foreign partnership which is engaged in a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a U.S. Holder and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

     Payments of principal and interest on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in (a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a U.S. Holder or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     Until            , 1999 90 days after the date of this prospectus, all
dealers effecting transactions in the exchange Notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     Each broker-dealer that receives exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange Notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of exchange Notes received in exchange for outstanding Notes only where such outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 90 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange Notes and such exchange Notes have been resold by such broker-dealers.

     We will not receive any proceeds from any sale of exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange Notes. Any broker-dealer that resells exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange Notes and such exchange Notes have been resold by such broker-dealers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of outstanding Notes, except as expressly set forth in the registration rights agreement, and will indemnify the holders of outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the exchange Notes offered hereby will be passed upon for us by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

     The financial statements included in this prospectus and the related financial statement schedule (as of and for the year ended December 31, 1998) included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Our consolidated financial statements at December 31, 1997 and for each of the two years in the period ended December 31, 1997 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of the firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We have filed with the Commission a registration statement on Form S-4 under the Securities Act with respect to the exchange Notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. You should refer to the registration statement for further information. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provision in such exhibit to which reference is hereby made.

     The Company has recently become subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange

Commission (the "Commission"). The Company's first Quarterly Report on Form 10-Q will be filed for the quarter ended March 31, 1999. This registration statement, such other reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such materials, including copies of all or any portion of the registration statement, may be obtained from the Public Reference Section of the Commission 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site at "http://www.sec.gov." Furthermore, we agree that, even if we are not required to file periodic reports and information with the Commission, for so long as any exchange Note remains outstanding we will furnish to you the information that would be required to be furnished by us under
Section 13 of the Securities Exchange Act of 1934. Any such request and requests for agreements summarized herein should be directed to: American Axle & Manufacturing, Inc., 1840 Holbrook Avenue, Detroit, Michigan 48212, telephone number (313) 974-2000, Attention: Investor Relations.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements:
  Independent Auditors' Report.............................................................................    F-2
  Consolidated Balance Sheets at December 31, 1998 and 1997................................................    F-4
  Consolidated Statements of Income for the years ended December 31, 1998, 1997 and 1996...................    F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996...............    F-6
  Consolidated Statements of Stockholders' Equity for the years ended December 31, 1998, 1997
     and 1996..............................................................................................    F-7
  Notes to Consolidated Financial Statements...............................................................    F-8

                          INDEPENDENT AUDITORS' REPORT
To the Board of Directors and Stockholders of American Axle & Manufacturing Holdings, Inc.

We have audited the accompanying consolidated balance sheet of American Axle & Manufacturing Holdings, Inc. and its subsidiaries (the "Company") as of December 31, 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. Our audit also included the financial statement schedule (as of and for the year ended December 31, 1998) listed in the index at Item 21. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 1998 consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1998 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule (as of and for the year ended December 31, 1998) when considered in relation to the basic financial statements taken as a whole presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP
Detroit, Michigan
February 5, 1999

                         REPORT OF INDEPENDENT AUDITORS
Board of Directors
American Axle & Manufacturing of Michigan, Inc.

We have audited the accompanying consolidated balance sheet of American Axle & Manufacturing of Michigan, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997. Our audit also included the financial statement schedule (as of and for the years ended December 31, 1997 and 1996) listed in Item 21. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Axle & Manufacturing of Michigan, Inc. and subsidiaries at
December 31, 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule (as of and for the years ended December 31, 1997 and 1996), when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

                                          /s/ Ernst & Young LLP

Detroit, Michigan
May 15, 1998, except as to the Note 16 thereto, as to which the date is January 22, 1999.

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1998          1997
                                                                                         ----------    ----------
                                                                                              (IN THOUSANDS)
                                        ASSETS
Current assets:
  Cash and equivalents................................................................   $    4,547    $   17,285
  Accounts receivable, net of allowance of $2,986 in 1998 and $3,247 in 1997..........      123,787       166,459
  Inventories.........................................................................      137,066        96,636
  Prepaid expenses and other..........................................................       14,524         3,184
  Deferred income taxes...............................................................       14,093         5,608
                                                                                         ----------    ----------
Total current assets..................................................................      294,017       289,172
Property, plant and equipment, net....................................................      829,301       649,780
Deferred income taxes.................................................................       62,194        53,959
Other assets and deferred charges.....................................................       40,720        24,742
                                                                                         ----------    ----------
Total assets..........................................................................   $1,226,232    $1,017,653
                                                                                         ----------    ----------
                                                                                         ----------    ----------
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................................................   $  232,781    $  227,826
  Accrued compensation and benefits...................................................      105,355       135,513
  Other accrued expenses..............................................................       24,750        22,659
                                                                                         ----------    ----------
Total current liabilities.............................................................      362,886       385,998
Long-term debt and capital lease obligations..........................................      693,368       507,043
Postretirement benefits and other long-term liabilities...............................      129,510        87,381
                                                                                         ----------    ----------
Total liabilities.....................................................................    1,185,764       980,422
Stockholders' equity:
  Common stock, par value $.01 a share;
     shares authorized--150,000,000;
     shares issued--32,456,107 in 1998 and 32,385,097 in 1997.........................            1             1
  Paid-in capital.....................................................................       92,527        92,225
  Accumulated deficit.................................................................      (51,467)      (54,995)
  Cumulative translation adjustment...................................................         (593)           --
                                                                                         ----------    ----------
Total stockholders' equity............................................................       40,468        37,231
                                                                                         ----------    ----------
Total liabilities and stockholders' equity............................................   $1,226,232    $1,017,653
                                                                                         ----------    ----------
                                                                                         ----------    ----------

          See accompanying notes to consolidated financial statements.
                                      F-4

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                  YEARS ENDED DECEMBER 31,
                                                                           --------------------------------------
                                                                              1998          1997          1996
                                                                           ----------    ----------    ----------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)

Net sales...............................................................   $2,040,578    $2,147,451    $2,022,272

Cost of goods sold......................................................    1,884,197     1,927,364     1,845,722
                                                                           ----------    ----------    ----------

Gross profit............................................................      156,381       220,087       176,550

Selling, general and administrative expenses............................      106,191       103,954        83,072
                                                                           ----------    ----------    ----------

Operating income........................................................       50,190       116,133        93,478

Net interest (expense) income...........................................      (44,337)       (1,846)        9,412

Recapitalization expenses...............................................           --       (15,929)           --

Other (expense), net....................................................         (251)       (4,161)       (4,566)
                                                                           ----------    ----------    ----------

Income before income taxes..............................................        5,602        94,197        98,324

Income taxes............................................................        2,074        38,933        36,600
                                                                           ----------    ----------    ----------

Net income..............................................................        3,528        55,264        61,724

Preferred dividends.....................................................           --       (29,915)      (13,642)

Excess of the carrying amount over the fair value
  of the consideration transferred to the holders of
  Class A Preferred Stock...............................................           --        29,814            --
                                                                           ----------    ----------    ----------

Net income available for common stockholders............................   $    3,528    $   55,163    $   48,082
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------

Basic earnings per share................................................   $      .11    $      .74    $      .58
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------

Diluted earnings per share..............................................   $      .08    $      .43    $      .43
                                                                           ----------    ----------    ----------
                                                                           ----------    ----------    ----------

          See accompanying notes to consolidated financial statements.
                                      F-5

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   YEARS ENDED DECEMBER 31,
                                                                              -----------------------------------
                                                                                1998         1997         1996
                                                                              ---------    ---------    ---------
                                                                                        (IN THOUSANDS)
Operating activities
  Net income...............................................................   $   3,528    $  55,264    $  61,724
  Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization.......................................      71,730       50,177       36,076
       Deferred income taxes...............................................       2,556       (9,651)      (7,549)
       Stock option compensation expense...................................          --        6,870           --
       Pensions and other postretirement benefits, net of contributions....      20,073       30,701       22,050
       Loss on disposal of equipment.......................................         271        4,161        4,566
       Changes in operating assets and liabilities:
          Accounts receivable..............................................      59,232      (75,322)       2,529
          Inventories......................................................     (26,981)      10,803        2,255
          Accounts payable and accrued expenses............................     (34,841)     141,521      (68,963)
          Long-term liabilities............................................      (1,518)      (9,916)       6,049
          Other assets and deferred charges................................     (12,697)      (3,778)       6,950
                                                                              ---------    ---------    ---------
Net cash provided by operating activities..................................      81,353      200,830       65,687

Investing activities
  Purchases of property and equipment, net.................................    (209,993)    (282,625)    (162,317)
  Acquisition, net of cash acquired........................................     (41,498)          --           --
  Proceeds from sale-leaseback of equipment................................          --           --       31,085
                                                                              ---------    ---------    ---------
Net cash used in investing activities......................................    (251,491)    (282,625)    (131,232)

Financing activities
  Borrowings under Revolving Credit and Receivables facilities, net........     156,000      130,000           --
  Proceeds from issuance of long-term debt.................................       1,943      375,000        2,420
  Payments on long-term debt...............................................        (743)        (325)      (1,052)
  Debt issuance costs......................................................        (102)     (18,567)          --
  Payment of dividends.....................................................          --      (34,538)     (17,434)
  Recapitalization payments................................................          --     (478,928)          --
  Proceeds from issuance of common stock...................................         302          404           --
  Payments from stockholder of preferred stock.............................          --           --       37,306
                                                                              ---------    ---------    ---------
Net cash provided by (used in) financing activities........................     157,400      (26,954)      21,240
                                                                              ---------    ---------    ---------
Net decrease in cash and equivalents.......................................     (12,738)    (108,749)     (44,305)
Cash and equivalents at beginning of year..................................      17,285      126,034      170,339
                                                                              ---------    ---------    ---------

Cash and equivalents at end of year........................................   $   4,547    $  17,285    $ 126,034
                                                                              ---------    ---------    ---------
                                                                              ---------    ---------    ---------

          See accompanying notes to consolidated financial statements.
                                      F-6

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                 RECEIVABLE
                                                                   RETAINED         FROM
                                                                   EARNINGS      STOCKHOLDER    CUMULATIVE
                                              COMMON   PAID-IN    (ACCUMULATED   OF PREFERRED   TRANSLATION  COMPREHENSIVE
                                              STOCK    CAPITAL     DEFICIT)        STOCK        ADJUSTMENT     INCOME
                                              ------   --------   ------------   ------------   ----------   -------------
                                                                             (IN THOUSANDS)

Balance at January 1, 1996..................  $   1    $ 94,499     $115,672       $(41,600)      $    0
Net income and comprehensive income.........                          61,724                                    $61,724
                                                                                                                -------
                                                                                                                -------
Cash dividends:
  Preferred stock--$1,023 per share.........                         (13,642)
  Common stock--$.0456 per share............                          (3,792)
Payment received from stockholder of
  preferred stock...........................                                         37,306
Discount for prepayment of receivable from
  stockholder of preferred stock............             (4,294)                      4,294
                                              ------   --------     --------       --------       ------

Balance at December 31, 1996................      1      90,205      159,962              0            0
Net income and comprehensive income.........                          55,264                                    $55,264
                                                                                                                -------
                                                                                                                -------
Cash dividends:
  Preferred stock--$2,243 per share.........                         (29,915)
  Common stock--$.0558 per share............                          (4,623)
Recapitalization of common stock............            (12,867)    (203,450)
Recapitalization of preferred stock.........                          29,814
Recapitalization tax payment to Jupiter
  Capital Corporation.......................                         (74,200)
Recapitalization costs paid to or on behalf
  of stockholders...........................                         (18,225)
Recapitalization deferred taxes.............                          30,378
Issuance of common stock....................                404
Stock option grants.........................             14,483
                                              ------   --------     --------       --------       ------

Balance at December 31, 1997................      1      92,225      (54,995)             0            0
Net income..................................                           3,528                                    $ 3,528
Issuance of common stock....................                302
Foreign currency translation................                                                        (593)          (593)
                                                                                                                -------
Comprehensive income........................                                                                    $ 2,935
                                              ------   --------     --------       --------       ------        -------
                                                                                                                -------

Balance at December 31, 1998................  $   1    $ 92,527     $(51,467)      $      0       $ (593)
                                              ------   --------     --------       --------       ------
                                              ------   --------     --------       --------       ------

          See accompanying notes to consolidated financial statements.
                                      F-7

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     American Axle & Manufacturing Holdings, Inc. ("Holdings") and its subsidiaries (collectively, the "Company"), is a Tier I supplier to the automotive industry and a world leader in the design, engineering and manufacturing of driveline systems for light and medium-duty trucks, sport-utility vehicles, vans and buses. The driveline system includes all the components that transfer power from the transmission and deliver it to the drive wheels. Driveline products produced by the Company at manufacturing facilities in the United States and the United Kingdom include axles, propeller shafts, chassis components driving heads, crankshafts, transmission parts and forged products. In addition, the Company is in the process of constructing a manufacturing facility in Guanajuato, Mexico.

     Holdings is the survivor of a migratory merger with American Axle & Manufacturing of Michigan, Inc. ("AAMM" or "the predecessor company") and has no significant assets other than its investment in its subsidiaries. Pursuant to this merger, which was effected in January, 1999, each share of the predecessor company's common stock was converted into 3,945 shares of Holdings' common stock. All share and per share amounts have been adjusted to reflect this conversion.

     In February, 1999, Holdings completed an initial public offering and issued 7 million shares of its common stock. The net proceeds of the offering, after deduction of associated expenses, approximated $108 million.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Holdings and its subsidiaries. All intercompany transactions, balances and profits are eliminated upon consolidation.

  Revenue Recognition

     The Company recognizes revenue when products are shipped to the customer.

  Research and Development Costs

     The Company expenses research and development costs as incurred. Research and development costs were $29.5 million, $27.8 million and $23.4 million for 1998, 1997 and 1996, respectively.

  Cash and Equivalents

     Cash and equivalents include all cash balances and highly liquid investments with a maturity of ninety days or less at time of purchase.

  Tooling

     Costs incurred by the Company for tooling for which customer reimbursement is anticipated are classified as accounts receivable in the accompanying consolidated balance sheets. Provisions for losses are recorded at the time the Company anticipates the costs of these projects to exceed anticipated customer reimbursement.

  Inventories

     Inventories in the U.S. are stated at the lower of cost or market under the last-in, first-out method (LIFO). Inventories in countries other than the U.S. are stated at the lower of cost or market under the first-in, first-out method
(FIFO). Supplies and repair parts inventory consists of materials consumed in the manufacturing process but not incorporated into the finished products and repair parts used to service machinery and equipment.

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
     The components of inventories are as follows:

                                                                             DECEMBER 31,
                                                                          -------------------
                                                                            1998       1997
                                                                          --------    -------
                                                                            (IN THOUSANDS)
Raw materials and work-in-process......................................   $ 87,540    $68,323
Finished goods.........................................................     42,233     25,587
                                                                          --------    -------
Gross inventories at average cost......................................    129,773     93,910
Excess of average cost over LIFO cost..................................     (7,030)    (7,650)
                                                                          --------    -------
Net inventories........................................................    122,743     86,260
Supplies and repair parts..............................................     14,323     10,376
                                                                          --------    -------
                                                                          $137,066    $96,636
                                                                          --------    -------
                                                                          --------    -------

  Property, Plant and Equipment

     Property, plant and equipment consists of the following:

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                          1998         1997
                                                                       ----------    --------
                                                                           (IN THOUSANDS)
Land and land improvements..........................................   $   19,308    $ 15,757
Buildings and building improvements.................................       51,434      40,426
Machinery and equipment.............................................      843,419     506,927
Construction in progress............................................      133,080     205,773
                                                                       ----------    --------
                                                                        1,047,241     768,883
Accumulated depreciation............................................     (217,940)   (119,103)
                                                                       ----------    --------
Property, plant and equipment, net..................................   $  829,301    $649,780
                                                                       ----------    --------
                                                                       ----------    --------

     Property, plant and equipment are stated at cost. Construction in progress includes costs incurred for machinery and equipment and building improvements in process. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. Depreciation of property, plant and equipment amounted to $67 million, $48 million and $35 million in 1998, 1997 and 1996, respectively.

     The estimated lives of property, plant and equipment are as follows:

Land improvements                                                 15 years
Buildings and building improvements                               40 years
Machinery and equipment                                      3 to 15 years

     Effective January 1, 1997, the Company extended the estimated useful lives of certain machinery and equipment to better allocate the cost of the assets over their estimated useful lives. This change in estimated useful lives increased operating income by approximately $6.4 million in 1997. The Company analyzed the useful lives of machinery and equipment in conjunction with the Agreements discussed in Note 11 together with alternative uses for this equipment and determined that machinery and equipment lives could be extended to 15 years in certain circumstances.

     Included in 1997 purchases of machinery and equipment was $9.6 million of equipment acquired from an affiliate of Jupiter Capital Corporation (the predecessor company's parent prior to the recapitalization discussed in Note 2; "Jupiter") in an arms-length transaction.

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Goodwill and Other Intangible Assets

     Goodwill represents the excess of the cost of purchased businesses over the fair value of their net assets at the date of acquisition and is amortized on a straight-line basis over periods not exceeding 40 years. Other intangible assets consist of patents, other identified rights and deferred charges and are amortized over their estimated useful lives, ranging from one to eight years at December 31, 1998.

  Impairment of Long-Lived Assets

     The Company periodically reviews the realizability of its long-lived assets, including goodwill and other intangible assets, based on an evaluation of remaining useful lives, cash flows and profitability projections and has determined that there is no impairment at December 31, 1998.

  Derivatives

     Gains and losses on hedges of assets and liabilities are included in the carrying amounts of those assets or liabilities and ultimately are recognized in income. The interest rate differential relating to interest rate swaps and collars used to hedge debt and lease obligations is reflected as an adjustment to interest expense over the lives of the swaps. Cash flows from derivatives are classified in the same category as the cash flows from the related activity. In circumstances where the underlying assets or liabilities are sold or no longer exist, any remaining carrying value adjustments are recognized in other income or expense. See Note 5.

     In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities, effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS 133 requires that all derivatives be recognized either as assets or liabilities in the statement of financial position and be measured at fair value. The Company is currently analyzing the impact SFAS 133 will have on its financial statements.

  Earnings Per Share

     Basic earnings per share are based upon the weighted average number of shares outstanding during each year. Diluted earnings per share assumes the exercise of common stock options when dilutive.

  Accounting for Stock Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion Number 25 (APB No. 25), Accounting for Stock Issued to Employees and related interpretations in accounting for its employee stock options. Accordingly, compensation cost is measured on the excess, if any, of the market price of the company's stock at the date of grant over the amount an employee must pay to acquire the stock. The Company has adopted the disclosure-only provisions for Statement of Financial Accounting Standards Number 123 (SFAS No. 123), Accounting for Stock-Based Compensation, which requires the recording of compensation for stock-based compensation at fair value.

  Comprehensive Income

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. Currency translation adjustments are the Company's only component of other comprehensive income.

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Currency Translation

     Assets and liabilities of foreign subsidiaries are translated to U.S. dollars at end-of-period exchange rates. The effect of translation for the Company's foreign subsidiaries that use the local currency as their functional currency is reported in a separate component of stockholders' equity. The effect of remeasurement of assets and liabilities of the Company's foreign subsidiary that uses the U.S. dollar as its functional currency is included in income. Income statement elements of all foreign subsidiaries are translated to U.S. dollars at average-period exchange rates and are recognized as part of revenues, costs and expenses. Also included in income are gains and losses arising from transactions denominated in a currency other than the functional currency of the particular subsidiary.

EFFECT OF NEW ACCOUNTING STANDARDS

     Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, was issued in March, 1998. SOP 98-1, among other things, requires that certain costs of internal use software, whether purchased or developed internally, be capitalized and amortized over the estimated useful life of the software. Adoption of SOP 98-1 is required as of January 1, 1999. The Company has historically followed the guidelines specified in SOP 98-1.

     SOP 98-5, Reporting on the Costs of Start-Up Activities, was issued in April, 1998. SOP 98-5 establishes standards for the financial reporting of start-up costs and organization costs and requires such costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company does not expect the adoption of SOP 98-5 to have a material effect on its financial condition or results of operations.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and the disclosures in the financial statements. Actual results could differ from those estimates.

  Reclassifications

     Certain 1996 and 1997 amounts have been reclassified to conform with 1998 presentation.

2. RECAPITALIZATION

     On October 29, 1997, AAMM completed a comprehensive recapitalization (the "Recapitalization"). Prior to the Recapitalization, AAMM was a wholly-owned subsidiary of American Axle & Manufacturing, Inc. ("AAM Inc."). Pursuant to the Recapitalization, AAMM acquired a 100% ownership interest in AAM Inc. by exchanging shares of its own stock, on a one-for-one basis, with the stockholders of AAM Inc. The exchange of shares has been accounted for in a manner similar to a pooling of interests since both AAMM and AAM Inc. were under common control. Following the exchange of shares, AAMM repurchased 50,760,906 shares or 61% of its common stock outstanding for $216.3 million. Following the Recapitalization, the original stockholders of AAM Inc. owned 17.8% of outstanding common stock. As part of the Recapitalization, AAMM repurchased all outstanding Preferred Stock for $170.2 million. As part of the Recapitalization, AAMM made a $74.2 million payment to Jupiter related to certain tax payments.

     As part of the Recapitalization, AAMM redeemed and retired all outstanding shares of Class A Preferred Stock ("preferred stock") issued in 1994 to General Motors Corporation ("General Motors"). In 1997 and 1996, General Motors earned $12 million and $17.9 million of dividends, respectively, based on cash flow and net income formulae. Both the 1997 and 1996 dividends were declared and paid in 1997.

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. RECAPITALIZATION--(CONTINUED)
     Recapitalization expenses of $15.9 million consisted primarily of fees for professional services. In addition, other Recapitalization costs of $18.2 million were paid either to stockholders or to third parties on the stockholders' behalf and have been charged directly to retained earnings.

3. ACQUISITION

     In October, 1998, the Company acquired Albion Automotive (Holdings) Limited ("Albion") for a purchase price of approximately $42 million and approximately $30 million of assumed debt and capital lease obligations. The excess of the purchase price over the fair value of the net assets acquired of $20 million has been recorded as goodwill and is included in other assets and deferred charges. Approximately $14 million of additional purchase price consideration may be payable to Albion's former stockholders based upon Albion's future financial performance. For the year ended December 31, 1998, Albion sales were approximately $130 million. The consolidated statement of income includes the operating results of Albion from the acquisition date.

4. LONG-TERM DEBT AND LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consists of the following:

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1998        1997
                                                                         --------    --------
                                                                            (IN THOUSANDS)
Credit Facilities:
  Revolver............................................................   $223,000    $ 55,000
  Tranche A Term Loan.................................................          0           0
  Tranche B Term Loan.................................................    375,000     375,000
                                                                         --------    --------
     Total Credit Facilities..........................................    598,000     430,000
Receivables Facility..................................................     63,000      75,000
Albion Capital Lease Obligations......................................     26,102           0
Other.................................................................      6,266       2,043
                                                                         --------    --------
                                                                         $693,368    $507,043
                                                                         --------    --------
                                                                         --------    --------

     At December 31, 1998, the Revolver and Receivables Facility are supported by long-term Credit Facilities.

  Credit Facilities

     The Company's Senior Secured Bank Credit Facilities ("Credit Facilities") consist of a (i) $250 million Revolving Credit Facility, due October 2004 ("Revolver"), (ii) $125 million delayed draw Term Loan Facility ("Tranche A Term Loan") due in semi-annual installments of varying amounts through October 2004 and (iii) $375 million Term Loan Facility ("Tranche B Term Loan") due in semi-annual installments of varying amounts through April 2006. The Tranche A Term Loan can be drawn until October 1999.

     Amounts outstanding under the Credit Facilities are secured by the capital stock of the Company's significant subsidiaries and all the assets except for those securing the Receivables Facility and permitted equipment and lease financings. Borrowings under the Credit Facilities bear interest at rates based on The Chase Manhattan Bank ("Chase") alternate base rate or LIBOR, plus, in each case, an applicable margin. At December 31, 1998, $125 million was available for future borrowings under the Tranche A Term Loan and $27 million was available for future borrowings under the Revolver.

     The Credit Facilities contain various operating covenants which, among other things, impose certain limitations on the Company's ability to declare or pay dividends or distributions on capital stock, redeem or repurchase capital stock, incur liens, incur indebtedness, or merge, make acquisitions or sell assets. Under the

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. LONG-TERM DEBT AND LEASE OBLIGATIONS--(CONTINUED)
Credit Facilities, the Company is required to comply with financial covenants relating to interest coverage, leverage, retained earnings and capital expenditures. Borrowings under the Credit Facilities may be prepaid by the Company at any time at the option of the Company, without penalty, other than breakage costs. Loans made under the Credit Facilities are subject to mandatory prepayments under certain conditions. Additionally, the Credit Facilities required the Company to enter into interest rate hedging arrangements with a notional value of $112.5 million.

     At December 31, 1998, the weighted average rate of interest on the balances outstanding under the Credit Facilities was 8.1%.

  Receivables Facility

     In connection with the Recapitalization, AAM Inc. (the "Seller") established a receivables financing facility (the "Receivables Facility") through AAM Receivables Corp. ("AAM Receivables"), a wholly-owned, bankruptcy-remote subsidiary of the Company. Pursuant to the Receivables Facility, the Seller agreed to sell certain customer trade receivables created from time to time to AAM Receivables which, in turn, transferred all of such receivables to a trust, which issued a variable funding certificate (the "VFC") representing an undivided interest in the receivables pool to Chase. Under the VFC, Chase provided a revolving financing commitment, subject to the terms and conditions of the Receivables Facility, of up to $153 million through November 2003. These receivables are not available to the Company's general creditors. However, the primary customer of the Seller is also a supplier to the Seller and, in certain circumstances, may be able to offset amounts payable by the Seller against the Seller's trade receivables from the supplier. Accordingly, the Receivables Facility has been accounted for as if it were a secured borrowing.

     Availability of financing under the VFC depends on the amount of receivables generated by the Seller from its sales, the rate of collection on those receivables and certain other characteristics of those receivables that affect their eligibility. At December 31, 1998, approximately $66 million was available of which $63 million was utilized under the VFC.

     The Receivables Facility bears interest, at the Company's option, at rates based on Chase's alternate base rate or LIBOR plus, in each case, an applicable margin. The weighted average rate of interest on the balances outstanding under the Receivables Facility at December 31, 1998 was 7.2%.

  Leases

     Albion leases certain facilities, machinery and equipment under capital leases expiring at various dates. Approximately $32 million of such assets are included in property, plant and equipment at December 31, 1998. The weighted average rate of interest on these capital lease obligations was 8.5% at December 31, 1998.

     Substantially all of the Company's current maturities of long-term debt and capital lease obligations at December 31, 1998 relate to Albion's capital leases. The Company has sufficient availability to refinance this indebtedness through its existing long-term Credit Facilities and, therefore, has classified these capital lease obligations as noncurrent liabilities at December 31, 1998.

     The Company leases certain facilities, machinery and equipment under operating leases expiring at various dates. All of the leases contain renewal and/or purchase options. Total expense for all operating leases was $14.0 million, $9.7 million and $4.4 million for the years ended December 31, 1998, 1997 and 1996 respectively.

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. LONG-TERM DEBT AND LEASE OBLIGATIONS--(CONTINUED)
  Future Minimum Debt and Lease Payments

     Future minimum debt and lease payments at December 31, 1998, are as follows (in thousands):

                                                                            OPERATING    AGGREGATE DEBT AND
                                                                             LEASES      CAPITAL LEASES
                                                                            ---------    ------------------
1999.....................................................................    $14,008          $  5,759
2000.....................................................................     14,039             6,969
2001.....................................................................     14,052             5,770
2002.....................................................................     38,054             2,875
2003.....................................................................      1,698             2,234
Thereafter...............................................................        726           673,187
                                                                             -------          --------
Total obligations........................................................    $82,577           696,794
                                                                             -------
                                                                             -------
Amounts representing interest............................................                       (3,426)
                                                                                              --------
Present value of long-term debt..........................................                     $693,368
                                                                                              --------
                                                                                              --------

     The Company made cash payments of interest of $50.2 million, $1.7 million and $14,000 in 1998, 1997 and 1996, respectively.

5. RISK MANAGEMENT

  Financial Instruments

     The Company uses interest-rate swaps and collars of up to 3 years in duration to manage its exposure to adverse movements in interest rates. The Company entered into a rate collar transaction in connection with $112.5 million of the Tranche B Term Loan to pay a floating rate of interest based on 3-month LIBOR with a cap rate of 6.5% and a floor rate of 5.5% which terminates in December 2000. At December 31, 1998, the Company has interest rate swap agreements with notional amounts of $70.2 million that convert the variable rates of leases to fixed rates of approximately 8%.

  Fair Values

     The carrying value of cash and equivalents, accounts receivable, accounts payable and accrued liabilities approximates fair value due to the short-term maturities of these assets and liabilities. The fair values of long-term debt is approximately the same as the carrying values due to the frequent resetting of the interest rate. The estimated fair values of interest-rate swaps and collars has been determined using available market information. At December 31, 1998, the interest-rate swaps and collars have notional values of $182.7 million and unrealized losses of approximately $5.5 million.

  Concentrations of Credit Risk

     In the normal course of business, the Company provides credit to customers in the automotive industry, performs credit evaluations of these customers and maintains reserves for potential credit losses which, when realized, have been within the range of management's allowance for doubtful accounts.

     The Company invests the majority of its excess cash in money market accounts and, when appropriate, diversifies the concentration of cash among different financial institutions. With respect to financial instruments, where appropriate, the Company has diversified its selection of counter-parties.

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. EMPLOYEE BENEFIT PLANS

  Pension and Other Postretirement Benefits

     The Company sponsors qualified and non-qualified defined benefit pension plans covering substantially all hourly and salaried employees in the United States. The Company also maintains hourly and salaried benefit plans that provide postretirement medical, dental, vision and life benefits to retirees and eligible dependents in the United States. Benefits for hourly employees are substantially covered by collective bargaining agreements. Albion also sponsors a defined benefit pension plan covering substantially all hourly and salaried employees.

     The following summarizes the changes in benefit obligations and plan assets and reconciles the funded status of the benefit plans to net benefit plan liability:

                                                                        PENSION BENEFITS         OTHER BENEFITS
                                                                      --------------------    --------------------
                                                                        1998        1997        1998        1997
                                                                      --------    --------    --------    --------
                                                                                     (IN THOUSANDS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year............................   $ 78,361    $ 59,968    $ 52,666    $ 35,811
Service cost.......................................................     16,700      11,493      18,900      12,914
Interest cost......................................................      7,100       4,111       5,400       2,804
Actuarial loss.....................................................      8,674       2,897       2,889       1,208
Acquisition of Albion..............................................     38,150          --          --          --
Benefit payments...................................................       (513)       (108)       (364)        (71)
                                                                      --------    --------    --------    --------
  Net change.......................................................     70,111      18,393      26,825      16,855
                                                                      --------    --------    --------    --------
Benefit obligation at end of year..................................    148,472      78,361      79,491      52,666
                                                                      --------    --------    --------    --------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year.....................     81,296      68,557          --          --
Actual return on plan assets.......................................      9,658      10,965          --          --
Employer contributions.............................................     18,843       1,764         364          71
Participant contributions..........................................        262         118          --          --
Acquisition of Albion..............................................     33,898          --          --          --
Benefit payments...................................................       (513)       (108)       (364)        (71)
                                                                      --------    --------    --------    --------
  Net change.......................................................     62,148      12,739          --          --
                                                                      --------    --------    --------    --------
Fair value of plan at end of year..................................    143,444      81,296          --          --
                                                                      --------    --------    --------    --------
FUNDED STATUS......................................................     (5,028)      2,935     (79,491)    (52,666)
Unrecognized actuarial gain........................................    (14,198)    (22,825)    (13,841)    (18,060)
Unrecognized prior service cost....................................      5,109       5,612         118         146
                                                                      --------    --------    --------    --------
  Subtotal.........................................................    (14,117)    (14,278)    (93,214)    (70,580)
Fourth quarter contribution........................................         --       2,000         202          53
                                                                      --------    --------    --------    --------
NET LIABILITY AT END OF YEAR.......................................   $(14,117)   $(12,278)   $(93,012)   $(70,527)
                                                                      --------    --------    --------    --------
                                                                      --------    --------    --------    --------

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. EMPLOYEE BENEFIT PLANS--(CONTINUED)
     The principal weighted average assumptions used in the valuation of the U.S. and Albion plans were as follows:

                                                                                    PENSION BENEFITS
                                                                      --------------------------------------------
                                                                      1998-U.S.
                                                                      19971996    1998-ALBION   1997        1996
                                                                      --------    --------    --------    --------
                                                                                            OTHER
                                                                                            BENEFITS
                                                                                            --
                                                                                            1998
                                                                                            --
Discount rate............................       6.75%        5.50%         7.50%    7.00%      7.15%      7.50%   7.00%
Expected return on plan assets...........       9.25%        8.00%         9.00%    8.00%       N/A        N/A     N/A
Rate of compensation increase............       4.00%        3.50%         4.00%    4.00%      4.00%      4.00%   4.00%

                                                         PENSION BENEFITS                  OTHER BENEFITS
                                                   -----------------------------    -----------------------------
                                                    1998       1997       1996       1998       1997       1996
                                                   -------    -------    -------    -------    -------    -------
                                                                           (IN THOUSANDS)
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost....................................   $17,194    $15,324    $22,586    $18,900    $17,219    $19,764
Interest cost...................................     7,603      5,807      5,046      5,400      4,102      3,559
Expected asset return...........................    (8,971)    (6,261)    (3,085)       N/A        N/A        N/A
Amortized gain..................................    (1,610)      (964)        41     (1,329)    (1,136)        --
Amortized prior service cost....................       510        502        112         27         27         27
                                                   -------    -------    -------    -------    -------    -------
  Net benefit cost..............................   $14,726    $14,408    $24,700    $22,998    $20,212    $23,350
                                                   -------    -------    -------    -------    -------    -------
                                                   -------    -------    -------    -------    -------    -------

     For measurement purposes, a 7.2% annual increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 5.0% for 2002 and remain at that level thereafter. Health care cost trend rates have a significant effect on the amounts reported for the health care plans. A percentage-point change in assumed health care cost trend rates would have the following effects:

                                                                            1-PERCENTAGE      1-PERCENTAGE
                                                                            POINT INCREASE    POINT DECREASE
                                                                            --------------    --------------
                                                                                     (IN THOUSANDS)
Total of service and interest cost.......................................      $  7,182          $ (5,752)
Postretirement benefit obligation........................................        18,258           (14,844)

  Voluntary Savings Plans

     The Company sponsors voluntary savings plans for eligible salaried and hourly employees in the United States. The Company matches 50% of the first 6% of salaried employee contributions. The Company's matching contribution was increased to 50% from 25% of the first 6% of salaried contributions on July 1, 1997. Company matching contributions totaling $1.5 million, $910,000 and $547,000 were made for the years ended December 31, 1998, 1997 and 1996, respectively.

  Profit-Sharing Plans

     The Company sponsors profit-sharing plans covering substantially all of its employees. Distributions are determined based upon established formulas and are made annually. Profit sharing expense for the years ended December 31, 1998, 1997 and 1996 was $11.8 million, $23.3 million and $16.9 million, respectively.

7.  CAPITAL STOCK

     The authorized capital stock of the Company consists of (i) 150,000,000 shares of common stock, par value $.01, of which 32,456,107 shares are issued and outstanding at December 31, 1998; (ii) 10,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding at December 31, 1998; and (iii) 40,000,000 shares of series common stock, par value $.01, of which no shares are issued and outstanding at December 31, 1998.

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8.  STOCK OPTIONS

     In 1994, the Company granted an officer of the Company options to purchase 6,891,915 shares of the Company's common stock. In 1997, the Company canceled and replaced these options at substantially identical terms, except for a modification of the exercisability period. The options may be exercised at any time within a 10 year term at a nominal price per share. At December 31, 1998, none of the options were exercised. The Company recognized compensation expense of $6.8 million in 1997 resulting from the modification of the exercisability period.

     On October 29, 1997, the Company granted several officers of the Company options to purchase 1,858,095 shares of the Company's common stock as replacement for an incentive compensation plan established in 1994. The options were immediately vested and exercisable at a weighted average exercise price per share of approximately $.16. At December 31, 1998, none of the options were exercised. Compensation expense relating to the incentive compensation plan established in 1994 was $2.3 million and $6.1 million in 1997 and 1996, respectively.

     On October 29, 1997, the Company granted an officer of the Company options to purchase 327,435 shares of the Company's common stock. The options may be exercised at any time through November 20, 2000 at a price of $4.26 per share. At December 31, 1998, 71,010 options were exercised.

     On November 1, 1997, and as amended on November 15, 1997, the Company's stockholders established a stock option plan ("the 1997 Plan"). There are 5,621,625 options authorized for grant under the 1997 Plan. The 1997 Plan allows participants to vest in options to purchase shares of the Company's common stock based upon duration of employment or operating performance. The exercise price of the options equals the underlying value of the common stock at time of grant and the options vest and become exercisable over a seven-year period. In 1997, 5,387,645 options were granted under the 1997 Plan at an exercise price of $4.26. No options were granted under the 1997 Plan in 1998 and no options were exercised as of December 31, 1998.

     In January, 1999, the Company established the 1999 Stock Incentive Plan ("the 1999 Plan"). Under the 1999 Plan, a total of 3,500,000 shares of common stock is authorized for issuance in the form of options, stock appreciation rights or other awards that are based on the value of the Company's common stock. The exercise price of the options, rights or other awards granted under the 1999 Plan will not be less than the fair market value of the common stock on the date of grant. No options, rights or other awards have been granted under the 1999 Plan.

     The following table summarizes the activity relating to the Company's stock options:

                                                                                  WEIGHTED-
                                                                    NUMBER OF      AVERAGE
                                                                      SHARES      EXERCISE PRICE
                                                                    ----------    --------------
Outstanding at January 1, 1996...................................    6,891,915        $  .01
  Options granted................................................           --            --
  Options exercised..............................................           --            --
  Options lapsed or canceled.....................................           --            --
                                                                    ----------        ------
Outstanding at December 31, 1996.................................    6,891,915        $  .01
  Options granted................................................   14,465,090          1.71
  Options exercised..............................................           --            --
  Options lapsed or canceled.....................................    6,891,915           .01
                                                                    ----------        ------
Outstanding at December 31, 1997.................................   14,465,090        $ 1.71
  Options granted................................................           --
  Options exercised..............................................      (71,010)         4.26
  Options lapsed or canceled.....................................      (49,580)         4.26
                                                                    ----------        ------
Outstanding at December 31, 1998.................................   14,344,500        $ 1.68
                                                                    ----------        ------
                                                                    ----------        ------
Options exercisable at December 31, 1996.........................    6,891,915        $  .01
                                                                    ----------        ------
                                                                    ----------        ------
Options exercisable at December 31, 1997.........................    9,077,445        $  .19
                                                                    ----------        ------
                                                                    ----------        ------
Options exercisable at December 31, 1998.........................    9,362,306        $  .31
                                                                    ----------        ------
                                                                    ----------        ------

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8.  STOCK OPTIONS--(CONTINUED)
     Options outstanding at December 31, 1998 have a weighted average remaining life of approximately 10 years.

     Had the Company determined compensation cost based upon the fair value of the options at the grant date consistent with the method of SFAS No. 123, and using the Minimum Value method at an assumed interest rate of 6.13%, the Company's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                              YEARS ENDED DECEMBER 31,
                                                          ---------------------------------
                                                           1998         1997         1996
                                                          -------      -------      -------
                                                            (IN THOUSANDS, EXCEPT FOR PER
                                                                     SHARE DATA)
Net income as reported.................................   $ 3,528      $55,264      $61,724
                                                          -------      -------      -------
                                                          -------      -------      -------
Pro forma..............................................   $ 2,779      $55,138      $61,724
                                                          -------      -------      -------
                                                          -------      -------      -------
Basic earnings per share as reported...................   $   .11      $   .74      $   .58
                                                          -------      -------      -------
                                                          -------      -------      -------
Pro forma..............................................   $   .09      $   .73      $   .58
                                                          -------      -------      -------
                                                          -------      -------      -------
Diluted earnings per share as reported.................   $   .08      $   .43      $   .43
                                                          -------      -------      -------
                                                          -------      -------      -------
Pro forma..............................................   $   .06      $   .43      $   .43
                                                          -------      -------      -------
                                                          -------      -------      -------

9. NET INTEREST (EXPENSE) INCOME

     Net interest (expense) income consists of the following:

                                                                             YEARS ENDED DECEMBER 31,
                                                                           -----------------------------
                                                                             1998       1997       1996
                                                                           --------    -------    ------
                                                                                  (IN THOUSANDS)
Gross interest costs....................................................   $(48,572)   $(9,173)   $ (340)
Less interest costs capitalized.........................................      3,788        217        --
                                                                           --------    -------    ------
Interest (expense)......................................................    (44,784)    (8,956)     (340)
Interest income.........................................................        447      7,110     9,752
                                                                           --------    -------    ------
Net interest (expense) income...........................................   $(44,337)   $(1,846)   $9,412
                                                                           --------    -------    ------
                                                                           --------    -------    ------

10.  INCOME TAXES

     The following is a summary of the components of the provision for income taxes:

                                                                            YEARS ENDED DECEMBER 31,
                                                                          -----------------------------
                                                                           1998       1997       1996
                                                                          -------    -------    -------
                                                                                 (IN THOUSANDS)
Current:
  Federal..............................................................              $43,439    $37,773
  Michigan single business tax.........................................   $   449      4,051      5,638
  Other state and local................................................      (931)     1,094        738
                                                                          -------    -------    -------
                                                                             (482)    48,584     44,149
Deferred:
  Federal..............................................................     3,580     (8,108)    (8,247)
  Michigan single business tax.........................................     1,220     (1,132)       221
  Other state and local................................................      (422)      (411)       477
  Foreign..............................................................    (1,822)        --         --
                                                                          -------    -------    -------
                                                                            2,556     (9,651)    (7,549)
                                                                          -------    -------    -------
                                                                          $ 2,074    $38,933    $36,600
                                                                          -------    -------    -------
                                                                          -------    -------    -------

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10.  INCOME TAXES--(CONTINUED)
     A reconciliation of income taxes at the United States federal statutory rate to the effective income tax rate follows:

                                                                            YEARS ENDED DECEMBER 31,
                                                                          ----------------------------
                                                                           1998       1997       1996
                                                                          ------     ------     ------
  Federal statutory...................................................      35.0%      35.0%      35.0%
  State and local.....................................................       5.7        2.9        4.1
  Federal credits and other...........................................      (7.3)       3.4       (1.9)
  Foreign rate difference.............................................       3.6         --         --
                                                                          ------     ------     ------
  Effective income tax rate...........................................      37.0%      41.3%      37.2%
                                                                          ------     ------     ------
                                                                          ------     ------     ------

     The following is a summary of the significant components of the Company's deferred tax assets and liabilities:

                                                                                         DEFERRED TAX
                                                            DEFERRED TAX ASSETS          LIABILITIES
                                                            --------------------    ----------------------
                                                            CURRENT    LONG-TERM    CURRENT     LONG-TERM
                                                            -------    ---------    --------    ----------
                                                                            (IN THOUSANDS)
December 31, 1998:
  Employee benefits......................................   $10,122     $38,958
  Inventory..............................................     3,394
  Depreciation and amortization..........................                                        $  8,562
  Net operating loss carryforwards.......................                68,321
  Tax credit carryforwards...............................                 2,587
  Goodwill...............................................                 2,362
  Prepaid taxes..........................................                   852
  Other..................................................       577       3,251
                                                            -------     -------       ----       --------
                                                             14,093     116,331          0          8,562
  Valuation allowance....................................               (45,575)
                                                            -------     -------       ----       --------
                                                            $14,093     $70,756       $  0       $  8,562
                                                            -------     -------       ----       --------
                                                            -------     -------       ----       --------
December 31, 1997:
  Employee benefits......................................   $ 1,958     $24,312
  Inventory..............................................     3,460
  Depreciation and amortization..........................                13,241
  Net operating loss carryforwards.......................                13,539
  Other..................................................       190       2,867
                                                            -------     -------       ----       --------
                                                            $ 5,608     $53,959       $  0       $      0
                                                            -------     -------       ----       --------
                                                            -------     -------       ----       --------

     Realization of the net deferred tax assets is dependent on future reversals of existing temporary differences and adequate future taxable income, exclusive of reversing temporary differences and carryforwards. Although realization is not assured, the Company believes that it is more likely than not that the net deferred tax assets will be realized.

     As part of the Recapitalization, an election was made to treat the transaction as a sale of assets for tax purposes under Internal Revenue Code
Section 338(h)(10). As a result of this election, certain differences between book and tax bases of the Company's assets and liabilities were created which generated a deferred tax asset of $30.4 million. This amount was charged directly to retained earnings.

     Through October 29, 1997, the Company filed a consolidated federal income tax return with Jupiter. Under the terms of a tax-sharing agreement, federal income taxes reflect the tax expense and the related liability which

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10.  INCOME TAXES--(CONTINUED)
would have been applicable if a separate federal income tax return had been filed by the Company. Subsequent to the Recapitalization, the Company files stand-alone consolidated tax returns. Prior to October 29, 1997, the Company's income tax expense would not have differed materially from that reported had the Company filed tax returns on a stand-alone basis.

     Income tax payments, including federal and state income taxes for the years ended December 31, 1998, 1997 and 1996 were $9.3 million, $43.7 million and $44.1 million, respectively.

     At December 31, 1998, the Company has net operating loss carryforwards for federal tax purposes of approximately $93 million and approximately $106 million for other foreign, state and local purposes. These net operating loss carryforwards generally expire between 2008 and 2018, except that $49 million of foreign net operating loss carryforwards do not expire. The Company also has $3.8 million of federal research and development tax credits and $7.4 million of other state tax credits. These tax credit carryforwards expire between 2011 and 2018.

11.  RELATED PARTY TRANSACTIONS

     On March 1, 1994, AAM, Inc. finalized an Asset Purchase Agreement with General Motors Corporation ("General Motors") to acquire substantially all of General Motors' Saginaw Division's Final Drive and Forge Business Unit inventory, property, plant and equipment, and various other assets. In addition, the Company entered into long-term component supply agreements with General Motors and General Motors of Canada, Ltd. ("GMCL"), which made the Company the sole-source supplier to General Motors for all components manufactured by the Company at the date of acquisition. In 1997, the Company and General Motors entered into a binding memorandum of understanding (MOU) which provides the framework for the continuance of this business relationship on a long term basis. The GMCL supply agreement, which expires in September 1999, sets forth the terms whereby GMCL supplies axles produced at the General Motors St. Catharines, Ontario facility to the Company which resells them to General Motors. The Company has an irrevocable option to purchase, for a nominal amount, and relocate the equipment used in axle production by GMCL at this facility.

     In 1994, General Motors agreed to contribute an additional $52 million to fund capital improvements to increase the Company's productive capacity. General Motors paid 14 installments of $867,000 and in March 1996 paid a final amount of $35.6 million, to complete its obligation under this agreement. The Company is not required to repay this contribution.

     The following summarizes activity and balances with General Motors:

                                                                        1998        1997        1996
                                                                      --------    --------    --------
                                                                               (IN THOUSANDS)
Net sales to General Motors as a % of total........................        93%         96%         96%
Purchases from General Motors......................................   $274,376    $331,116    $328,106

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                        1998        1997
                                                                      --------    --------
Accounts receivable from General Motors............................   $ 78,970    $143,756
Accounts payable to General Motors.................................     23,337      23,223

     In connection with the Recapitalization, the Company and Blackstone Management Partners L.P. ("Blackstone Management"), an affiliate of the Company's majority stockholder, entered into an agreement pursuant to which Blackstone Management provides certain advisory and consulting services to the Company. In 1998 and 1997, respectively, the Company paid Blackstone Management $2.4 million and $.9 million for such services.

     At December 31, 1998, the Company had a $13.4 million receivable from a stockholder which was repaid in 1999. At December 31, 1997, the Company had a $7.2 million receivable from a stockholder associated with the Recapitalization which was repaid in 1998.

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. COMMITMENTS AND CONTINGENCIES

     The Company plans to continue to make significant capital expenditures for new product and capacity programs and to upgrade its machinery, equipment and facilities. At December 31, 1998, obligated purchase commitments for capital expenditures were approximately $145 million.

     The Company is involved in various legal proceedings incidental to its business. Although the outcome of these matters cannot be predicted with certainty, management believes that none of these matters, individually or in the aggregate, will have a material effect on the Company's consolidated financial statements.

13. SEGMENT INFORMATION

     The Company operates in one reportable segment, the design, engineering and manufacturing of driveline systems (including forged products) for light and medium-duty trucks, sport-utility vehicles, pick-ups, buses and vans. Financial information relating to the Company's operations by geographic area are as follows:

                                                                    1998          1997          1996
                                                                 ----------    ----------    ----------
                                                                             (IN THOUSANDS)
NET SALES(1)
United States.................................................   $1,619,058    $1,725,703    $1,661,745
Canada........................................................      264,204       303,496       253,381
Mexico & South America........................................      127,525       116,813       105,574
Europe and Other..............................................       29,791         1,439         1,572
                                                                 ----------    ----------    ----------
                                                                 $2,040,578    $2,147,451    $2,022,272
                                                                 ----------    ----------    ----------
                                                                 ----------    ----------    ----------

LONG-LIVED ASSETS
United States.................................................   $  786,988    $  674,522    $  423,183
Other.........................................................       83,033            --            --
                                                                 ----------    ----------    ----------
                                                                 $  870,021    $  674,522    $  423,183
                                                                 ----------    ----------    ----------
                                                                 ----------    ----------    ----------

------------------

(1) Net sales are attributed to countries based upon location of customer.

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share (in thousands, except share and per share data):

                                                                       1998            1997            1996
                                                                   ------------    ------------    ------------
Numerators:
  Net Income....................................................   $      3,528    $     55,264    $     61,724
  Preferred dividends...........................................             --         (29,915)        (13,642)
  Excess of the carrying amount over the fair value of the
     consideration transferred to the holders of Class A
     Preferred Stock............................................             --          29,814              --
                                                                   ------------    ------------    ------------
  NUMERATOR FOR BASIC EARNINGS PER SHARE--INCOME AVAILABLE TO
     COMMON STOCKHOLDERS........................................          3,528          55,163          48,082
  Effect of dilutive securities:
     Preferred dividends........................................             --          29,915          13,642
  Excess of the carrying amount over the fair value of the
     consideration transferred to the holders of Class A
     Preferred Stock............................................             --         (29,814)             --
                                                                   ------------    ------------    ------------
  NUMERATOR FOR DILUTED EARNINGS PER SHARE--INCOME AVAILABLE TO
     COMMON STOCKHOLDERS AFTER ASSUMED CONVERSIONS..............   $      3,528    $     55,264    $     61,724
                                                                   ------------    ------------    ------------
                                                                   ------------    ------------    ------------

Denominators:
  DENOMINATOR FOR BASIC EARNINGS PER SHARE--WEIGHTED-AVERAGE
     SHARES.....................................................     32,439,932      74,620,428      83,054,085
  Effect of dilutive securities:
     Dilutive stock options outstanding.........................     10,812,749       8,050,311       6,891,494
     Conversion of Class A Preferred Stock......................             --      43,836,840      52,602,630
                                                                   ------------    ------------    ------------
  Dilutive potential common shares..............................     10,812,749      51,887,151      59,494,124
  DENOMINATOR FOR DILUTIVE EARNINGS PER SHARE--ADJUSTED
     WEIGHTED-AVERAGE SHARES AND ASSUMED CONVERSION.............     43,252,681     126,507,579     142,548,209
                                                                   ------------    ------------    ------------
Basic earnings per share........................................   $        .11    $        .74    $        .58
                                                                   ------------    ------------    ------------
                                                                   ------------    ------------    ------------
Diluted earnings per share......................................   $        .08    $        .43    $        .43
                                                                   ------------    ------------    ------------
                                                                   ------------    ------------    ------------

                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                    QUARTER ENDED
                                                 ---------------------------------------------------
                                                 MARCH 31    JUNE 30     SEPTEMBER 30    DECEMBER 31     FULL YEAR
                                                 --------    --------    ------------    -----------    ------------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
1998
Net sales.....................................   $583,285    $462,913      $364,749       $ 629,631      $2,040,578
Gross profit..................................     61,789      22,255         1,955          70,382         156,381
Net income (loss).............................     16,923      (7,043)      (21,081)         14,729           3,528
Diluted earnings per share....................       0.39       (0.16)        (0.49)           0.34            0.08

1997
Net sales.....................................   $546,859    $538,730      $496,443       $ 565,419      $2,147,451
Gross profit..................................     59,031      62,728        51,051          47,277         220,087
Net income (loss).............................     24,790      26,403        17,890         (13,819)         55,264
Diluted earnings per share....................       0.17        0.19          0.13           (0.18)           0.43

16. SUBSEQUENT EVENTS (UNAUDITED)

     On March 5, 1999, American Axle & Manufacturing, Inc., the Company's wholly-owned subsidiary, issued $300,000,000 of 9 3/4% Senior
Subordinated Notes Due 2009 in a private placement pursuant to Rule 144A and Regulation S of the Securities Act of 1933. The net proceeds from the sale of the notes was approximately $289 million after deduction of discounts to the initial purchasers and other fees and expenses.

     Also in March 1999, the Company resyndicated its revolving receivables facility through its subsidiary, AAM Receivables Corp. In addition, this facility has been expanded from $125 million to $153 million.

     On April 1, 1999, the Company purchased two forging companies, Colfor Manufacturing, Inc. ("Colfor") and MSP Industries Corporation ("MSP"), for an aggregate cash purchase price of approximately $223 million. Colfor specializes in precision cold, warm and hot forgings and operates three manufacturing facilities in Ohio. Giving effect as of January 1, 1998 to Colfor's October 1998 acquisition of Valley Forge, Inc., Colfor's pro forma 1998 sales would have been approximately $126 million. MSP manufactures precision forged powertrain, driveline, chasis and other components using cold and warm forging processes at three manufacturing facilities in Michigan. MSP's 1998 sales were $56 million.

                                                                          [LOGO]

$300,000,000

AMERICAN AXLE & MANUFACTURING, INC.

OFFER TO EXCHANGE ALL OUTSTANDING 9 3/4% SENIOR SUBORDINATED NOTES DUE 2009 FOR 9 3/4% SENIOR SUBORDINATED NOTES DUE 2009 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

     UNTIL               , 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") authorizes the Registrants to indemnify their officers and directors under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of actions, suits and proceedings, civil or criminal, brought against them as such officers and directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrants and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     Reference is hereby made to Article VI of Holding's Certificate of Incorporation, a copy of which is filed as Exhibit 3.01(b), which provides for indemnification of officers and directors of Holdings to the full extent authorized by Section 145 of the Delaware Law. Reference is hereby made to
Article VI of the Issuer's By-laws, a copy of which is filed as
Exhibit 3.02(a), which provides for indemnification of officers and directors in non-derivative and derivative actions and as a matter of right in the circumstances as provided for in such Article VI. Section (c) of Article VI of Holding's Certificate of Incorporation and Section 7 of Article VI of the Issuer's By-Laws each authorizes Holdings and the Issuer respectively to purchase and maintain insurance on behalf of any officer, director, employee, trustee or agent of each of Holdings and the Issuer respectively against any liability asserted against or incurred by them in such capacity or arising out of their status as such, whether or not either of Holdings or the Issuer, as the case may be, would have the power to indemnify such officer, director, employee, trustee or agent against such liability under the provisions of such Article or Delaware law.

     Holdings maintains a directors' and officers' insurance policy which insures the officers and directors of Holdings and its subsidiaries from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors.

     Section 102(b)(7) of the Delaware Law permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty of care as a director. Reference is made to Article Nine of the Issuer's Restated Certificate of Incorporation and to Section 2 of Article VI of Holding's Certificate of Incorporation, copies of which are filed as Exhibits 3.01(a) and 3.01(b), respectively, each of which limits a director's liability in accordance with such Section.

     Reference is made to Section 9 of the Purchase Agreement, a copy of which is filed as Exhibit 1.01, for information concerning indemnification arrangements among the Registrants and the initial purchaser of the outstanding Notes.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

     The following exhibits are filed herewith unless otherwise indicated.

   EXHIBIT
    NUMBER    DESCRIPTION
  ----------  -------------------------------------------------------------------------------------------------------
    1.01      --    Purchase Agreement, dated March 2, 1999, among American Axle & Manufacturing, Inc. ("AAM, Inc."),
                    Chase Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley &
                    Co. Incorporated
    3.01(a)   --    Certificate of Incorporation of the Issuer, as amended
    3.01(b)   --    Certificate of Incorporation of American Axle & Manufacturing Holdings, Inc., as amended
                      (Incorporated by reference to Exhibit 3.01 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
    3.02(a)   --    Bylaws of the Issuer
    3.02(b)   --    Bylaws of American Axle & Manufacturing Holdings, Inc., as Amended

   EXHIBIT
    NUMBER    DESCRIPTION
  ----------  -------------------------------------------------------------------------------------------------------
                      (Incorporated by reference to Exhibit 3.02 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
    4.01      --    Indenture, dated as of March 5, 1999, among AAM, Inc., as issuer, American Axle & Manufacturing
                    Holdings, Inc., as guarantor, and IBJ Whitehall Bank & Trust Company, as trustee
    4.02      --    Form of 9 3/4% Senior Subordinated Note due 2009 (the "Exchange Note") (included as part of
                    Exhibit 4.01 hereto)
    4.03      --    Exchange and Registration Rights Agreement, dated March 5, 1999, among AAM, Inc., Chase
                    Securities Inc., Donaldson Lufkin & Jenrette Securities Corporation and Morgan Stanley & Co.
                    Incorporated
    5.01      --    Opinion of Simpson Thacher & Bartlett as to the legality of the securities being registered
   10.01      --    Asset Purchase Agreement, dated February 18, 1994, between AAM, Inc. and General Motors
                    Corporation ("GM"), and all amendments thereto
                      (Incorporated by reference to Exhibit 10.1 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
  +10.02      --    Component Supply Agreement, dated February 28, 1994, between AAM, Inc. and GM
                      (Incorporated by reference to Exhibit 10.2 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
   10.02(a)   --    Amendment No. 1 to Component Supply Agreement, dated February 28, 1994, between AAM, Inc. and GM
                      (Incorporated by reference to Exhibit 10.2(a) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
  +10.02(b)   --    Amendment No. 2 to Component Supply Agreement, dated February 7, 1996, between AAM, Inc. and GM
                      (Incorporated by reference to Exhibit 10.2(b) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
  +10.02(c)   --    Letter of Intent dated February 21, 1996, by G.M.T.G., GMT-800 PGM Worldwide Purchasing
                    ("G.M.T.G") (re: front & rear axles)
                      (Incorporated by reference to Exhibit 10.2(c) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
  +10.02(d)   --    Letter of Intent dated February 21, 1996, by G.M.T.G. (re: front & rear propeller shafts)
                      (Incorporated by reference to Exhibit 10.02(d) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
  +10.02(e)   --    Letter Agreement dated June 25, 1997, between AAM, Inc. and GM
                      (Incorporated by reference to Exhibit 10.02(e) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
  +10.02(f)   --    Amended and Restated Memorandum of Understanding, dated September 2, 1997, between AAM, Inc. and
                    GM
                      (Incorporated by reference to Exhibit 10.02(f) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
   10.02(g)   --    MOU Extension Agreement, dated September 22, 1997, between AAM, Inc. and GM
                      (Incorporated by reference to Exhibit 10.2(g) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
  +10.03      --    GMCL Purchase Order Agreement dated February 17, 1994, by and between AAM, Inc. and General
                    Motors of Canada Limited ("GMCL")
                      (Incorporated by reference to Exhibit 10.03 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))

   EXHIBIT
    NUMBER    DESCRIPTION
  ----------  -------------------------------------------------------------------------------------------------------
  +10.04      --    AAM/GMCL Supply Agreement, dated February 17, 1994 ("AAM/GMCL Supply Agreement"), by and between
                    AAM, Inc. and GMCL
                      (Incorporated by reference to Exhibit 10.4 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))

   10.04(a)   --    Amending Agreement, dated as of September 5, 1996, between AAM, Inc. and GMCL
                      (Incorporated by reference to Exhibit 10.04(a) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))

   10.04(b)   --    Amending Agreement, dated as of October 7, 1996, between AAM, Inc. and GMCL
                      (Incorporated by reference to Exhibit 10.04(b) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))

   10.04(c)   --    Amendment No. 1 to AAM/GMCL Supply Agreement, dated February 17, 1994, between AAM, Inc. and GMCL
                      (Incorporated by reference to Exhibit 10.04(c) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))

  +10.05      --    Agreement, dated February 17, 1997, between AAM, Inc. and GM
                      (Incorporated by reference to Exhibit 10.5 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))

  +10.05(a)   --    Letter, dated December 13, 1996, by AAM, Inc.
                      (Incorporated by reference to Exhibit 10.05(a) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))

   10.06      --    Lease, dated September 30, 1994, by and between AAM, Inc., as lessee, and First Industrial, L.P., as lessor (Technical Center)
                      (Incorporated by reference to Exhibit 10.06 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))

   10.07      --    1997 American Axle & Manufacturing of Michigan, Inc. Replacement Plan
                      (Incorporated by reference to Exhibit 10.07 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))

   10.08      --    The Amended and Restated American Axle & Manufacturing of Michigan, Inc. Management Stock Option
                    Plan
                      (Incorporated by reference to Exhibit 10.08 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))

   10.09      --    Nonqualified Stock Option Agreement, dated October 30, 1997, between the Company and Dauch
                      (Incorporated by reference to Exhibit 10.09 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))

   10.10      --    Indemnification Agreement, dated February 28, 1994, between AAM, Inc. and GM
                      (Incorporated by reference to Exhibit 10.10 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))

   10.11      --    Employment Agreement, dated October 27, 1997, by and between the Company and Dauch
                      (Incorporated by reference to Exhibit 10.11 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))

   10.11(a)   --    Letter Agreement, dated August 18, 1997, between AAM Acquisition, Inc. and Dauch
                      (Incorporated by reference to Exhibit 10.11(a) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))

   EXHIBIT
    NUMBER    DESCRIPTION
  ----------  -------------------------------------------------------------------------------------------------------
   10.12      --    Recapitalization Agreement, dated as of September 19, 1997, among AAM, Inc., the Company, Jupiter
                    Capital Corporation ("Jupiter"), Richard E. Dauch ("Dauch"), Morton E. Harris ("Harris") and AAM
                    Acquisition, Inc.
                      (Incorporated by reference to Exhibit 10.12 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
   10.13      --    Stockholders' Agreement, dated as October 29, 1997, among Blackstone Capital Partners II Merchant
                    Banking Fund L.P., Blackstone Offshore Capital Partners II L.P., Blackstone Family Investment
                    Partnership II L.P., Jupiter, Dauch, Harris and AAM, Inc.
                      (Incorporated by reference to Exhibit 10.13 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
   10.13(a)   --    Disposition Agreement, dated as of December 10, 1998, between American Axle and Manufacturing of
                    Michigan, Inc. and Douch
                      (Incorporated by reference to Exhibit 10.13(a) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
   10.14      --    Monitoring Agreement, dated as of October 29, 1997, between the Company and Blackstone Management
                    Partners L.P.
                      (Incorporated by reference to Exhibit 10.14 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
   10.15      --    Credit Agreement, dated as of October 27, 1997, (the "Credit Agreement") among the Company, AAM,
                    Inc., the lenders named therein, The Chase Manhattan Bank, as administrative agent and collateral agent, and Chase Manhattan Bank Delaware, as fronting bank
                      (Incorporated by reference to Exhibit 10.15 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
   10.15(a)   --    Amendment No. 1, Waiver and Agreement, dated as of September 30, 1998, to the Credit Agreement
                      (Incorporated by reference to Exhibit 10.15(a) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
   10.15(b)   --    Amendment No. 2, Waiver and Agreement, dated as of January 11, 1999, to the Credit Agreement
                      (Incorporated by reference to Exhibit 10.15(a) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
   10.16      --    AAM Master Trust Pooling Agreement, dated as of October 29, 1997, as Amended and Restated as of
                    March 25, 1999, among AAM Receivables Corp.("AAM Receivables"), the Company, as Servicer, and The
                    Chase Manhattan Bank, as Trustee
   10.16(a)   --    AAM Master Trust Series 1999-A Supplement to Pooling Agreement, dated as of March 25, 1999, among AAM Receivables, the Company, as Servicer, and The Chase Manhattan Bank, as Trustee
   10.17      --    Receivables Sale Agreement, dated as of October 29, 1997, as Amended and Restated as of
                    March 25, 1999, between AAM Receivables, as purchaser, and the Company, as Seller and Servicer
   10.18      --    Servicing Agreement, dated as of October 29, 1997, as Amended and Restated as of March 25, 1999,
                    among AAM Receivables, the Company, as Servicer, and The Chase Manhattan Bank, as Trustee
   10.19      --    Agreement for Information Technology Services, dated March 1, 1998, between AAM, Inc. and
                    Electronic Data Systems Corporation
                      (Incorporated by reference to Exhibit 10.19 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))

   EXHIBIT
    NUMBER    DESCRIPTION
  ----------  -------------------------------------------------------------------------------------------------------
   10.20      --    1998 Stock Incentive Plan
                      (Incorporated by reference to Exhibit 10.20 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
   10.21      --    Nonqualified Stock Option Agreement, dated October 29, 1997, between the Company and Gary J.
                    Witosky
                      (Incorporated by reference to Exhibit 10.21 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
  +10.22(a)   --    Lifetime Program Contract for GMT 325 Products, between GM and AAM, Inc.
                      (Incorporated by reference to Exhibit 10.22(a) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
  +10.22(b)   --    Lifetime Program Contract for GMT 330 Products, between GM and AAM, Inc.
                      (Incorporated by reference to Exhibit 10.22(b) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
  +10.22(c)   --    Lifetime Program Contract for New M-SUV Products, between GM and AAM, Inc.
                      (Incorporated by reference to Exhibit 10.22(c) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
  +10.22(d)   --    Lifetime Program Contract for GMT 400 Products, between GM and AAM, Inc.
                      (Incorporated by reference to Exhibit 10.22(d) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
  +10.22(e)   --    Lifetime Program Contract for GMT 800 Products, between GM and AAM, Inc.; Letter of Intent dated
                    February 21, 1996, by G.M.T.G. (re: front & rear axles); Pricing Schedule Letter dated March 11,
                    1996, by AAM, Inc. (re: propshafts); Acceptance Letter dated April 3, 1997, by G.M.T.G. (re:
                    11.5' axles); Letter dated March 25, 1997, by AAM Inc. (re: GMT 800 increased volume requirements); Letter dated April 7, 1995, by G.M.T.G. (re: GMT 800 steering components); and
                    Letter of Intent dated May 2, 1995, by G.M.T.G. (re: GMT 800 stabilizer bars)
                      (Incorporated by reference to Exhibit 10.22(e) filed with American Axle & Manufacturing
                      Holdings, Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
   10.23      --    Nomination Letter, dated August 8, 1998 between Isuzu/GM Joint Purchasing Team and AAM Inc.
                      (Incorporated by reference to Exhibit 10.24 filed with American Axle & Manufacturing Holdings,
                      Inc. Registration Statement on Form S-1 (Registration No. 333-53491))
   12.01      --    Statement of Computation of Ratio of Earnings to Fixed Charges
      21      --    Subsidiaries of the Registrants
   23.01      --    Consent of Simpson Thacher & Bartlett (contained in Exhibit 5.01)
   23.02      --    Consent of Ernst & Young LLP
   23.03      --    Consent of Deloitte & Touche LLP
   25.01      --    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of IBJ Whitehall Bank &
                    Trust Company, as trustee
   99.01      --    Form of Letter of Transmittal
   99.02      --    Form of Notice of Guaranteed Delivery


------------------
+ Certain portions of the identified Exhibit have been omitted and separately filed with the Commission based upon a request for confidential treatment.

     (b) Financial Statement Schedules

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                        ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                                            ADDITIONS--   DEDUCTIONS--
                                                            BALANCE AT      CHARGED TO    SEE NOTE
                                                            BEGINNING OF    COSTS AND        (1)         BALANCE AT
PERIOD                                                       PERIOD         EXPENSES        BELOW        END OF PERIOD
---------------------------------------------------------   ------------    ----------    -----------    -------------
                                                                                  (IN THOUSANDS)
Year Ended December 31, 1996.............................      $1,000         $1,600        $     0         $ 2,600
Year Ended December 31, 1997.............................      $2,600         $1,000        $   353(1)      $ 3,247
Year Ended December 31, 1998.............................      $3,247         $3,497        $ 3,758(1)      $ 2,986

------------------
(1) Uncollectible accounts charged off net of recoveries.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (c) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT ISSUER HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DETROIT, STATE OF MICHIGAN, ON APRIL 19, 1999.


                                           AMERICAN AXLE & MANUFACTURING, INC.
                                                  Registrant


                                          By: /s/ PATRICK S. LANCASTER
                                              --------------------------
                                              Name: Patrick S. Lancaster
                                              Title:  Secretary


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being an officer or director, or both, of AMERICAN AXLE & MANUFACTURING, INC. (the "Issuer"), in his capacity as set forth below, hereby constitutes and appoints, Patrick S. Lancaster and Michael K. Simonte and each of them, his true and lawful attorney and agent, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the Issuer to comply with the Securities Act of 1933, as amended (the "Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Act of the exchange Notes (the "Securities"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission with respect to such Securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462 under the Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON APRIL 19, 1999 BY OR BEHALF OF THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED WITH THE REGISTRANT.



                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------

         By: /s/ Richard E. Dauch           Chairman of the Board of Directors,                April 19, 1999
  -------------------------------------     President and Chief Executive Officer
               Richard E. Dauch

         By: /s/ Gary J. Witosky            Vice President--Finance and Chief Financial        April 19, 1999
  -------------------------------------     Officer
               Gary J. Witosky

         By: /s/ Robert A. Krause           Treasurer                                          April 19, 1999
  -------------------------------------
               Robert A. Krause

           By: /s/ B. G. Mathis             Director, Executive Vice President--               April 19, 1999
  -------------------------------------     Administration and Chief Administrative
                 B. G. Mathis               Officer

        By: /s/ Glenn H. Hutchins           Director                                           April 19, 1999
  -------------------------------------
              Glenn H. Hutchins

         By: /s/ Bret D. Pearlman           Director                                           April 19, 1999
  -------------------------------------
               Bret D. Pearlman

        By: /s/ David A. Stockman           Director                                           April 19, 1999
  -------------------------------------
              David A. Stockman

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT GUARANTOR HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DETROIT, STATE OF MICHIGAN, ON APRIL 19, 1999.


                                         AMERICAN AXLE & MANUFACTURING HOLDINGS,
                                                           INC.
                                                     Registrant


                                          By: /s/ PATRICK S. LANCASTER
                                              --------------------------
                                              Name: Patrick S. Lancaster
                                              Title:  Secretary


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being an officer or director, or both, of AMERICAN AXLE & MANUFACTURING HOLDINGS, INC. (the "Guarantor"), in his capacity as set forth below, hereby constitutes and appoints, Patrick S. Lancaster and Michael K. Simonte and each of them, his true and lawful attorney and agent, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the Guarantor to comply with the Securities Act of 1933, as amended (the "Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Act of the exchange Notes (the "Securities"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission with respect to such Securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462 under the Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON APRIL 19, 1999 BY OR BEHALF OF THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED WITH THE REGISTRANT.



                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------

         By: /s/ Richard E. Dauch           Chairman of the Board of Directors,                April 19, 1999
  -------------------------------------     President and Chief Executive Officer
               Richard E. Dauch

         By: /s/ Gary J. Witosky            Vice President--Finance and Chief Financial        April 19, 1999
  -------------------------------------     Officer
               Gary J. Witosky

         By: /s/ Robert A. Krause           Treasurer                                          April 19, 1999
  -------------------------------------
               Robert A. Krause

           By: /s/ B. G. Mathis             Director, Executive Vice President--               April 19, 1999
  -------------------------------------     Administration and Chief Administrative
                 B. G. Mathis               Officer

        By: /s/ Glenn H. Hutchins           Director                                           April 19, 1999
  -------------------------------------
              Glenn H. Hutchins

         By: /s/ Bret D. Pearlman           Director                                           April 19, 1999
  -------------------------------------
               Bret D. Pearlman

        By: /s/ David A. Stockman           Director                                           April 19, 1999
  -------------------------------------
              David A. Stockman